    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998


                                                      REGISTRATION NO. 333-38109
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  VYSIS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2835                  36-3803405
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

              3100 WOODCREEK DRIVE, DOWNERS GROVE, ILLINOIS 60515

                                 (630) 271-7000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN L. BISHOP
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  VYSIS, INC.
              3100 WOODCREEK DRIVE, DOWNERS GROVE, ILLINOIS 60515

                                 (630) 271-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          DAVID A. SCHUETTE                       WILLIAM J. GRANT, JR.
         Mayer, Brown & Platt                    Willkie Farr & Gallagher
        190 S. LaSalle Street                      One Citicorp Center
       Chicago, Illinois 60603                     153 East 53rd Street
            (312) 782-0600                       New York, New York 10022
                                                      (212) 821-8000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.001 par value..............      4,025,000             $15.00           $60,375,000          $18,296(3)

(1) Includes 525,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3) Previously Paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 30, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                3,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    All of the shares of Common Stock offered hereby are being sold by Vysis, Inc., a Delaware corporation ("Vysis" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq Stock Market under the symbol "VYSI."


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                                       DISCOUNTS AND           PROCEEDS TO
                                               PRICE TO PUBLIC        COMMISSIONS(1)           COMPANY(2)
Per Share.................................  $                      $                      $
Total(3)..................................  $                      $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses payable by the Company, estimated at $1,200,000.


(3) The Company has granted to the several Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
    will be $          , $          and $          , respectively. See
    "Underwriting."

                            ------------------------


    The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of share certificates will be made against payment therefor at the offices of Furman Selz LLC in New York, New York on or about
           , 1998.


FURMAN SELZ

          DEUTSCHE MORGAN GRENFELL

                                                         EVEREN SECURITIES, INC.
                                ---------------


               The date of this Prospectus is            , 1998.

INSIDE FRONT COVER

                                   (GRAPHICS)


    A two-color collage of four photographs arranged within a box and entitled "Genomic Disease Management Products." Overlaid in the center of the box is the term "Genetic Assessment." The picture in the upper left-hand corner of the box is a young girl being examined by a physician with a stethoscope. The picture in the upper right-hand corner of the box is that of an unborn fetus in utero. The picture in the lower left-hand corner of the box is an elderly man dressed in a hospital robe. The picture in the lower right-hand corner of the box is a woman performing a self breast exam to screen for breast cancer. At the bottom of the page is the Company's logo and the words "Managing Disease With Molecular Techniques."


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

GATEFOLD, 2 PAGE SPREAD

                                   (GRAPHICS)


    A color spread of seven photographs entitled "Product Platforms for Genomic Disease Management." The photographs are grouped into three categories. The first category has the heading entitled "FISH System" and is placed on the top two-thirds of the left-hand page and contains three photographs. One of the three photographs is a computer workstation with a woman looking at the computer screen and has the caption "Quips-TM- FISH Workstation." The second photograph is a cell with multiple colored spots (signals) and has the caption "MultiVysion-TM- PGT 5-color FISH probe panel for preimplantation genetic testing for chromosomes 13, 18, 21, X and Y (Marketed on a Research Use Only basis)." The third and last photograph in this group shows multiple chromosomes each represented in a different color with the caption "Quips mFISH System for multi-color fluorescence probe imaging and analysis (Quips FISH Workstation and mFISH software are marketed on a Research Use Only basis)."



    The second category of photographs positioned on the bottom third of the left-hand page contains two photographs and is entitled "gCGH-TM- Array*." One of the photographs has the caption "gCGH Array for simultaneous assessment of multiple genes" and is a drawing of the gCGH disposable device, a blow-up of an example array and a mock report showing which genes in the example array are amplified or deleted. The second photograph in this group is a color image of an actual hybridized array and has the caption "Hybridized gCGH Array."



    The third category of photographs positioned on the right-hand page is entitled "Molecular Lawn-TM-*" and contains two photographs. One of the photographs is a drawing of the Molecular Lawn amplification reaction and has the caption "Molecular Lawn Amplification Reaction." The second photograph is a drawing of a prototype Molecular Lawn device with the caption "Molecular Lawn Disposable Test Device."


    A DNA double helix weaves throughout the three categories of platforms. The Company's logo and the words "Managing Disease With Molecular Techniques" are placed at the bottom of the right-hand page.

------------------------


*Product platform in Research and Development. No products utilizing this platform are currently marketed by the Company and no assurances can be given that the necessary FDA or other applicable regulatory approvals for diagnostic use of such products will be obtained.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) REFLECTS A 1-FOR-1.37 REVERSE STOCK SPLIT EFFECTED ON NOVEMBER 21, 1997, (II) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO COMMON STOCK UPON COMPLETION OF THIS OFFERING AND (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" AND "VYSIS" SHALL MEAN VYSIS, INC., A DELAWARE CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES, AND ALL REFERENCES TO "AMOCO" SHALL MEAN AMOCO CORPORATION, AN INDIANA CORPORATION, AND ITS WHOLLY OWNED SUBSIDIARY, AMOCO TECHNOLOGY COMPANY, A DELAWARE CORPORATION. A GLOSSARY OF TECHNICAL TERMS USED IN THIS PROSPECTUS IS ANNEXED HERETO.


                           GENOMIC DISEASE MANAGEMENT



    Genetic abnormalities are a fundamental source of human disease. Genetic based diseases and disorders include cancer, birth defects, mental retardation, coronary artery disease, autoimmune diseases and diabetes. Genomic Disease Management is an emerging field that seeks to develop new genetic tests based on correlations between genetic abnormalities and disease. Genomic Disease Management products, by providing new information not currently available through existing methods, enable physicians to diagnose disease more quickly and accurately, to determine the most appropriate treatment and to monitor disease progression and recurrence during therapy. Genomic Disease Management products also enable the detection of disease at the very early or developing stages when treatment is likely to be most effective. In addition, Genomic Disease Management products allow physicians to identify genetic predisposition to disease well before the disease is manifested, thus enabling early intervention either through lifestyle changes or preventive therapy.


                                  THE COMPANY


    Vysis is a leading Genomic Disease Management company that develops, commercializes and markets clinical products that provide information critical to the evaluation and management of cancer, prenatal disorders and other genetic diseases. The Company has assembled a management team experienced in developing, commercializing and marketing DNA based diagnostic products and associated genetic workstations. The Company was the first to obtain Food and Drug Administration ("FDA") clearance for a genomic product using fluorescence IN SITU hybridization ("FISH"). Vysis currently markets five FDA cleared clinical products in addition to distributing over 240 research products through its direct sales operations in the United States and Europe and a worldwide distribution network covering 28 countries. It has an installed base of over 320 proprietary genetic workstations at 224 laboratories in 18 countries. The Company has a pipeline of nine clinical products under development and an expanding list of clinical product leads based upon its collaborations with leading medical research institutions which include the University of California, San Francisco, the Mayo Clinic, St. Jude Children's Research Hospital, the University of Chicago and the Reproductive Genetics Institute. The Company's revenues have grown from $5.4 million in 1994 to $13.2 million in 1996. The Company's revenues for the first nine months of 1997 were $12.2 million compared to $9.0 million for the first nine months of 1996. The Company had net losses of $18.7 million, $17.7 million, and $18.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. The net loss for the first nine months of 1996 as compared to 1997 has declined from $13.8 million to $11.5 million.

    The Company's business represents the consolidation of multiple research units and programs of Amoco. Over the past ten years, Amoco has invested over $80 million to fund Vysis' research and development in nucleic acid technologies and related business operations. As a result of this investment, Vysis has compiled a broad portfolio of intellectual property and expertise, which forms the basis of its core technologies. Vysis owns or has an exclusive license to 92 issued United States patents or allowed United States patent applications and 69 pending United States patent applications that protect its core technologies, diagnostic platforms and genetic targets. Upon completion of this offering, Amoco will beneficially own approximately 63% of the Company's outstanding Common Stock.


    The Company is currently focusing its cancer product development efforts on leukemia, breast, bladder, prostate and cervical cancers. The American Cancer Society estimates that approximately 1.4 million people in the United States were diagnosed with some form of cancer in 1997. Approximately 27,600 patients developed some form of leukemia in 1996. Breast cancer is the second leading cause of death from cancer among women aged 35 to 54, and prostate cancer is the second leading cause of death from cancer in men. The American Cancer Society estimates that in 1996 there were approximately 52,900 new cases of bladder cancer. Approximately 62 million Papanicolaou ("PAP") tests are performed annually in the United States to screen for cervical cancer.



    Studies indicate that early detection and the selection of appropriate therapies can improve the survival rates of certain types of cancer. Vysis' initial clinical cancer products are expected to improve patient survival rates and quality of life by providing information that will enable selection of the best possible therapy. Three of the Company's products for leukemia and other myeloid disorders are currently FDA cleared for clinical use in the United States. The Company's first breast cancer product, currently in late stage clinical trials, is for the detection of HER-2/neu gene amplification, an important predictive marker for the response to various therapeutic agents.


    The Company's prenatal testing products provide information on genetic abnormalities involved in mental retardation and other birth defects. The Company estimates that in the United States and Western Europe more than 600,000 amniocentesis procedures were performed in 1996. Using traditional technology, 7 to 10 days are required to complete chromosomal testing from amniocentesis specimens. In contrast, Vysis' clinical products provide accurate test results within 24 hours. The French regulatory agency, Agence du Medicament, has registered the Company's TriGen-TM- prenatal panel for the diagnosis of Down syndrome and sex chromosome abnormalities. Marketing of this product was initiated in France in June 1997. In the United States, the Company's AneuVysion-TM- prenatal panel for the diagnosis of Down syndrome, sex chromosome abnormalities and two additional chromosomal abnormalities, which together account for 85% to 90% of chromosomal causes of mental retardation and other birth defects, has been cleared by the FDA and its marketing was begun in October 1997.

                       TECHNOLOGY PLATFORMS AND PRODUCTS


    Genomic Disease Management testing requires the ability to assess abnormalities of chromosomes, individual genes within chromosomes and specific DNA sequences within genes. No single technology is capable of assessing all of these different types of abnormalities. To address this issue, the Company has developed three complementary technology platforms that detect the full range of genetic abnormalities from large chromosomal aberrations to smaller abnormalities associated with abnormal numbers of the same gene and the smallest mutations within specific gene sequences. The Company believes these complementary technologies will enable the clinician to provide a comprehensive approach to genomic assessment in the management of disease.


    Vysis' three technology platforms include: the FISH SYSTEM, which detects chromosomal copy number and rearrangement (large genetic structures), the GCGH-TM- ARRAY SYSTEM, which detects gene copy number and expression (smaller genetic structures), and the MOLECULAR LAWN-TM- SYSTEM, which detects specific gene sequences and their mutations (smallest genetic structures). Each platform provides the advantage of being able to simultaneously detect multiple genetic abnormalities in the same specimen. Vysis expects to introduce a broad range of products based on each of these platforms. This product development strategy is expected to reduce the time to market and associated development costs for each product.

    - FISH SYSTEM: This platform uses FISH technology, which provides the ability to simultaneously assess multiple chromosomal and gene abnormalities in a single intact cell. FISH also provides the ability to perform cell by cell quantitative assessment of genetic changes in tissue specimens routinely used by pathologists for diagnosis. The Company's FISH System consists of instruments and image analysis workstations used with the Company's patented direct label FISH probes. Vysis believes that its direct label FISH probes are superior because the result produced is easier to obtain and interpret. Three of the Company's FISH System products for leukemia and other myeloid disorders are currently cleared for clinical diagnostic use in the United States. Additionally, a FISH based clinical diagnostic product for prenatal testing is registered and marketed in France, and a similar product has been cleared by the FDA for marketing in the United States. Clinical trials are underway for a breast cancer product (HER-2/neu), which is intended to allow physicians to choose the most effective and appropriate patient therapy.

    - GCGH ARRAY SYSTEM: This platform uses the Company's patented comparative genomic hybridization technology to survey the entire genome for chromosomal changes in a single test, when a suspected genetic aberration is unknown. Vysis is developing a ready-to-use array of DNA probes on a miniaturized chip ("gCGH Array"). A camera based array reader and customized software will be used to analyze each target on the array. This system is intended to enable simultaneous assessment of a large number of genes in a patient's specimen for abnormalities in the specific gene count. The Company is currently developing products that are intended to detect in a single specimen substantially all genes known to be amplified in certain cancers. The Company is also developing a prenatal product that is intended to simultaneously detect in a single test essentially all chromosomal abnormalities known to be associated with common mental retardation and other birth defects.

    - MOLECULAR LAWN SYSTEM: This platform uses the Company's patented Q-beta replicase ("QBR") amplification technology to detect specific gene sequences. QBR provides a quantitative measure of a specific gene sequence in either human, viral or bacterial DNA. Because the Molecular Lawn is a self contained system and is being specifically designed for clinical use, this QBR based system is intended to provide a more accurate, simple and cost-effective alternative to other amplification technologies such as polymerase chain reaction. This technology platform enables the detection of small genetic targets associated with disease predisposition and early detection of disease. The system includes a disposable test device and an automated reader that will provide both qualitative and quantitative results. The Company's initial product will be designed for the detection of Human Papilloma Virus, which causes cervical cancer.

    An integral part of the Company's technology platforms is its Image Analysis Software, which is comprised of proprietary algorithms that enable the automated display and analysis of FISH, gCGH Array and Molecular Lawn tests. The Company believes that this technology will be essential to the development of its future automated diagnostic systems.

                                COMPANY STRATEGY


    The Company's goal is to strengthen its position as a leading Genomic Disease Management company providing products for the clinical assessment and management of cancer, prenatal disorders and other genetic diseases. The key elements of the Company's strategy are to:


    - Focus on clinical disease management by developing rapid, accurate, reliable, cost-effective and easy-to-use products that assess the genome at all levels.


    - Leverage the existing FISH System to develop products providing the highest near-term medical value and significant revenue potential while continuing to develop the next generation of Genomic Disease Management products utilizing the gCGH Array and Molecular Lawn platforms.


    - Capitalize on the Company's existing international sales and marketing infrastructure to expand access to market opportunities worldwide.

    - Obtain additional product leads through collaborations with leading medical research institutions, incorporation of research results from the Human Genome Project and continued expansion of the research product line to help establish new clinical correlations.

    - Continue to expand and strengthen the Company's intellectual property position.

                                  THE OFFERING


Common Stock offered by the Company..........  3,500,000 shares
Common Stock to be outstanding after the
 offering (1)................................  9,501,260 shares
Use of Proceeds..............................  To accelerate product development, expand sales and marketing capability, acquire
                                               complementary technologies and intellectual
                                               property rights as opportunities arise and
                                               repay indebtedness. See "Use of Proceeds."
Nasdaq Stock Market symbol...................  VYSI


------------------------


(1) Includes 4,525,547 shares issuable upon the conversion of the Company's outstanding Series A Preferred Stock and 403,741 shares issuable upon the conversion of the Company's outstanding Series B Preferred Stock, all of which preferred stock is owned by Amoco Technology Company ("ATC"). See "Description of Capital Stock." Excludes, as of December 31, 1997, 953,468 shares issuable upon exercise of outstanding stock options under the Company's Stock Incentive Plan. See "Management-- Stock Incentive Plan."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                        ----------------------------------  ----------------------
                                                           1994        1995        1996        1996        1997
                                                        ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales.......................................  $    5,373  $    6,296  $   11,022  $    7,324  $   10,558
  Grant and other revenue.............................          30         921       2,216       1,647       1,667
                                                        ----------  ----------  ----------  ----------  ----------
    Total revenue.....................................       5,403       7,217      13,238       8,971      12,225
Cost of goods sold....................................       3,486       4,022       5,529       3,742       4,773
                                                        ----------  ----------  ----------  ----------  ----------
Gross profit..........................................       1,917       3,195       7,709       5,229       7,452
                                                        ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Research and development............................      11,639       8,871       9,456       6,536       7,762
  Selling, general and administrative.................       8,937      12,025      16,286      12,500      10,785
                                                        ----------  ----------  ----------  ----------  ----------
    Total operating expense...........................      20,576      20,896      25,742      19,036      18,547
                                                        ----------  ----------  ----------  ----------  ----------
Loss from operations..................................     (18,659)    (17,701)    (18,033)    (13,807)    (11,095)
                                                        ----------  ----------  ----------  ----------  ----------
Interest income--Amoco................................      --          --             107         107      --
Interest expense--Amoco...............................      --          --            (255)        (88)       (367)
                                                        ----------  ----------  ----------  ----------  ----------
Net loss..............................................  $  (18,659) $  (17,701) $  (18,181) $  (13,788) $  (11,462)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Pro forma net loss per share(1).......................                          $    (2.98) $    (2.26) $    (1.88)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Shares used in computing pro forma net loss per
  share(1)............................................                               6,107       6,107       6,107


                                                                                             SEPTEMBER 30, 1997
                                                                                           -----------------------
                                                                                                           AS
                                                                                             ACTUAL    ADJUSTED(2)
                                                                                           ----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $      294   $  37,283
Working capital (deficit)................................................................      (7,762)     36,608
Total assets.............................................................................      15,093      52,082
Notes payable--Amoco.....................................................................       7,381      --
Accumulated deficit......................................................................     (26,457)    (26,457)
Total stockholders' equity...............................................................          56      44,426


------------------------

(1) See Note 1 to the Consolidated Financial Statements for information
    concerning the           number of shares used in computing pro forma net
    loss per share.

(2) As adjusted to give effect to the sale of 3,500,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $14.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Description of Capital Stock."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS:

UNCERTAIN CLINICAL MARKET ACCEPTANCE OF COMPANY PRODUCTS


    Most of the Company's genetic testing products are currently being distributed for research use only ("RUO"). If the Company's clinical diagnostic products receive regulatory approval, Vysis will seek to introduce them into the larger clinical diagnostic market. Acceptance of such products by geneticists, clinicians, pathologists, oncologists, physicians and their patients for use in clinical markets and the rate of such acceptance, if any, is uncertain and will depend upon, among other things, the Company's ability to (i) increase the level of awareness of its FISH, CGH, QBR and other technologies among the clinical laboratories and physicians who are expected to order such tests, (ii) educate the medical community regarding the benefits of managing disease with genomic testing products, (iii) provide data demonstrating clinical correlations to disease outcomes of the gene targets or genetic abnormalities detected by the Company's products and (iv) obtain third party payers' approval of the Company's products. There can be no assurance that the clinical market will accept the Company's products to the extent necessary to make them commercially viable. Failure of the Company to gain acceptance of its diagnostic products in the clinical market or any significant delay in such acceptance may have a material adverse effect on the Company's business, financial condition and results of operations.


GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the Food and Drug Administration ("FDA") or comparable foreign regulatory bodies including, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, refusal to grant premarket clearances or approvals, withdrawal of marketing clearances or approvals and criminal prosecution. Any such enforcement action could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company generally is prohibited from marketing its diagnostic products in the United States unless it obtains either 510(k) clearance or premarket application ("PMA") approval from the FDA. The Company believes that it usually takes from four to 12 months from submission to obtain 510(k) clearance, but it can take longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. In any event, there can be no assurance that 510(k) clearance or PMA approval will be obtained in a timely fashion or at all. Such clearance or approval may also have limitations on how the device may be marketed that will limit its sales potential.

    Distribution of the Company's products outside the United States is also subject to regulation, which varies widely from country to country. The time required to obtain needed regulatory clearance by particular foreign governments may be longer or shorter than that required for FDA clearance or approval. In addition, the export by the Company of certain of its products that have not yet been cleared for domestic distribution may be subject to FDA export restrictions. There can be no assurance that the Company will receive on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of its products.


    The Company's AKS-Registered Trademark- II Karyotype Imaging System (now named Quips-TM-) received 510(k) clearance in 1990. The Company has made modifications to this device that the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

    The Company believes that its FISH, gCGH Array and Molecular Lawn tests will be placed in the "high complexity" category under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") regulations, which will likely limit their use to larger hospitals and clinical reference laboratories. There can be no assurance that the CLIA regulations or future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's FISH tests and other products.

    Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, the Quality System Regulation ("QSR"), the Medical Device Reporting regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. Unanticipated changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or foreign governments, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

    The Company has incurred operating losses in each year since its inception. The Company's losses have resulted principally from costs incurred in research and development and from selling, general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues which, to date, have principally been due to genetic testing product sales to the clinical research market, food testing product sales, funding from government research grants and payments from collaborators. The Company may incur additional operating losses as a result of increases in its expenses for research and product development, litigation, clinical trials/regulatory approvals and expansion of sales and marketing capability.

    The amount of future operating losses and time required by the Company to reach profitability, if ever, are highly uncertain. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to successfully commercialize products for delivery to the clinical market. Delays in receipt of any necessary regulatory approvals by the Company, or receipt of approvals by competitors, could adversely affect the successful commercialization of the Company's products. There can be no assurance that the Company will successfully commercialize any of the clinical products that it is currently developing.

INTENSE COMPETITION


    Competition in clinical diagnostics and genomics is intense and is expected to increase as the market for Genomic Disease Management products develops. Competition is and will continue to be based on quality, reliability, accuracy, ease of use, price and product line offering. Oncor, Inc. ("Oncor") is a major competitor in the supply of FISH products to the clinical research market and is seeking to enter the clinical market with FISH products. Applied Imaging Corp. and Perceptive Scientific Instruments, Inc. compete with Vysis in the marketing of genetic imaging workstations. The Company is aware of other entities that currently market RUO nucleic acid products, which may have the ability to compete with the Company in the clinical market. In addition, many reference laboratories and research institutions produce their own FISH probes for internal use.

    Other companies are developing genomic assessment products, including "DNA Chip" products for assessment of gene expression or gene sequence with potential use for clinical diagnostics. Other diagnostic companies may enter the genetic disease diagnostic market with nucleic acid based technologies. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company or may have substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, ability to obtain necessary intellectual property licenses, sales and marketing expertise and distribution channels. There can be no assurance that the Company will be able to compete successfully against current or future competitors. See "Business--Competition."

DEPENDENCE UPON THE GENE DISCOVERY AND DISEASE CORRELATION EFFORTS OF OTHERS;
  NEED TO OBTAIN DIAGNOSTIC APPLICATIONS OF DISCOVERIES

    The Company's future prospects are dependent upon the rate at which particular genes or genetic abnormalities are discovered and are correlated with disease and upon the Company's ability to obtain the necessary rights to develop and sell genetic tests based on these discoveries. There are a number of other companies, institutions and government-financed entities engaged in the discovery of the structure and function of the human genome, many of which have greater financial, technical and human resources than the Company and its collaborators. In addition, there are a finite number of genes in the human genome, and companies and institutions performing gene discovery may seek to identify, sequence and determine in the shortest time possible the biological function of a large number of genes in order to obtain proprietary positions. The Company's ability to obtain such rights also depends in part upon its research collaborations and its ability to maintain and expand such collaborations. No assurance can be given that the Company will be able to obtain, on commercially reasonable terms, the rights to genes or correlations of genetic abnormalities to disease necessary for marketing the Company's clinical products. Failure to obtain such rights may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Collaborations" and "Business--Ability to Practice Technology."

UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES

    There can be no assurance that the Company will be able to overcome technical challenges that may arise in connection with the development of its clinical diagnostic products or, if resolved, the ultimate products will be suitable for successful clinical commercialization. The development of such products will require additional investment by the Company of its financial, technical and other resources. Products incorporating the Company's technology will also need to compete against well-established techniques and enhancements to such techniques for analyzing genes and for diagnostics. There can be no assurance that the Company's technology will compete successfully against existing or future diagnostic techniques and products. In addition, the development and commercialization of the Company's planned clinical products will be subject to the risks of failure inherent in the development and commercialization of any new technology. These risks include the possibilities that any products based on these technologies will be found to be ineffective or otherwise fail to receive the necessary regulatory clearances; that proprietary rights of third parties will preclude the Company from marketing the products; or that government and private third party payers will increasingly attempt to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic products and services.

    The Company's development of its genetic imaging software products is subject to all of the risks of the software development industry. There can be no assurance that the Company's software development will not be adversely impacted or delayed due to changes in its suppliers' products or software, unforeseen programming needs, delay or failure to receive software development services from third parties, or the Company's inability to obtain necessary computer products, software and components on a timely basis. Any inability of the Company to develop its genetic imaging software products on a timely basis may have a material adverse effect on the Company.

DEPENDENCE UPON COLLABORATIVE PARTNERS

    The Company relies on its relationships with collaborators at academic and other institutions that conduct research in areas of interest to the Company. These collaborators are not employees of the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The Company's collaborations with third parties are an important element of the Company's strategy to obtain rights to gene discoveries. There can be no assurance that the Company will be able to negotiate additional collaboration arrangements with others or that its existing or future collaborations will be successful. See "Business--Collaborations" and "Business--Ability to Practice Technology."

UNCERTAIN ABILITY TO PRACTICE TECHNOLOGY


    The Company's success will depend to a substantial degree upon its ability to operate its business and to develop, manufacture, market and sell its products without infringing the proprietary rights of third parties. However, numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the general fields of nucleic acid technology and clinical diagnostic technology. The Company expects that additional United States and foreign patents owned by third parties will issue and additional United States and foreign patent applications owned by third parties will be filed in these fields. The Company further believes that the level of patent competition in these fields is sufficiently high that patent litigation in these fields is likely to occur.


    Consequently, the Company believes that its management of the business risks presented by the intense patent competition in these fields is critical to its ability to operate its business and to develop, manufacture, market and sell its products. There can be no assurance that the Company will be able to successfully manage these patent business risks to avoid infringing the proprietary rights of others nor can there be any assurance that patent infringement suits will not be brought against the Company. Any failure in its management of these patent business risks may have a material adverse impact on the Company's business, financial condition and results of operations.

    The Company's success will also depend to a substantial degree upon its ability to obtain and maintain patent protection, both in the United States and in foreign countries, for its diagnostic products and methods and other inventions that the Company believes patentable, as well as upon the Company's ability to preserve its trade secrets and to protect its copyrights in software. The Company's success will also depend to a substantial degree upon its collaborators' and future licensors' ability to obtain and maintain patent protection, both in the United States and in foreign countries, on gene discoveries, the correlations of disease to genomic abnormalities and other inventions relevant to the Company's business, as well as upon the Company's collaborators' and future licensors' ability to preserve trade secrets and to protect copyrights in software.


    The patent position of a company utilizing biotechnology generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that any patents owned by or licensed to the Company will not be challenged and subsequently invalidated or circumvented, or that such patents will be sufficiently broad to afford protection against third parties who develop or use similar technology, or that any of such patents will be successfully asserted against any infringing activity, or that any of the Company's patent rights will be successfully cross-licensed to third parties in exchange for a license under their patent rights. In addition, there can be no assurance that any pending United States or foreign patent applications owned or licensed by the Company or those acquired or licensed by the Company in the future will result in issued patents, or that such applications will not be subject to foreign opposition seeking the revocation of a Company patent or to United States patent interference seeking a determination that the Company or its collaborators were not the first inventor of a particular patent or patent application, or that the Company or its collaborators will develop additional technologies that are patentable, or that any patents owned or licensed to the Company will provide a basis for commercially viable products or services.

    The Company is also aware of issued United States and foreign patents and pending patent applications owned or controlled by third parties, which are related to the Company's current or anticipated technologies. Specifically, the Company is aware of issued United States and foreign patents and pending patent applications owned or controlled by third parties, which are related to significant elements of the Company's FISH, CGH and direct labeling technologies, or to significant elements of the Company's anticipated use of its QBR technologies, or to reagents useful in the performance of CGH or gCGH assays. Although the Company believes that certain of these issued patents are not infringed by the Company's current and planned operations, there can be no assurance that the Company would be able to successfully assert such a position in the courts, nor that such a position could be asserted without the Company's incurring substantial or prohibitive costs. Furthermore, because United States patent applications are maintained under conditions of confidentiality while the applications are pending in the United States Patent and Trademark Office, there may be pending patent applications filed by third parties of which the Company is unaware and which relate to the Company's current or planned technologies. In addition, third parties may in the future file patent applications having claims that relate to the Company's services, processes or products. Persons holding or licensing patent rights could bring legal actions against the Company claiming that any of the Company's marketing, services, processes or products, of the Company's collaborators' or its suppliers' services or products or of the Company's customers' use of the Company's services or products infringe one or more of their patents, and seek damages or injunctive relief. Patent litigation is costly, and there can be no assurance that the Company would prevail in any patent litigation brought against it. Further, the Company could be subject to significant liabilities to such persons, may be required to obtain licenses from such persons, or may be required to cease certain activities, and any of these could have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, or at all.

    The Company also relies upon copyrights, copyright licenses and trade secrets to protect its software and upon trade secrets to protect certain of its unpatented proprietary technology. There can be no assurance that the Company will be able to adequately protect its rights in such software and such unpatented proprietary technology or that others will not independently develop substantially equivalent technology or information, or that others will not otherwise gain access to the Company's software and unpatented proprietary technology or disclose the Company's software and unpatented proprietary technology to third parties in a non-confidential manner.

    The Company operates its business under various license and license option agreements with other parties which provide rights to use technologies fundamental to the Company's business. In addition, the Company's use of technology licensed to it or developed by it with United States government grants is also subject to the United States government's ability to exercise rights to use such technology under the applicable license or grant. The Company's failure to maintain in force any or all of these agreements or the exercise of such government rights may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's collaborators are also subject to risks which could limit or prevent their practice of technology necessary for the success of their collaborations with the Company. See "Business--Ability to Practice Technology."

LITIGATION

    The Regents of the University of California (the "Regents") and the Company, as exclusive licensee, are plaintiffs in a patent infringement suit against Oncor in the United States District Court in San Francisco, California. The suit asserts that Oncor's marketing of various DNA probe products infringes the Regents' U.S. Patent No. 5,447,841. Oncor's answer to the complaint asserts that the patent is invalid based on prior art and the failure to disclose the best mode of practicing the invention and that it is unenforceable due to inequitable conduct that occurred during prosecution of the patent. In a pre-trial order dated August 19, 1997, the court granted the Company summary judgment that the patent's claims are valid over the prior art and that use of certain of Oncor's probes infringe the claims. The trial of the remaining issues is scheduled to begin in April 1998. If Oncor were to succeed in invalidating the patent or having it declared unenforceable, this may have a material adverse effect on the Company's market position and future business prospects.


    The Company and Amoco are defendants in a suit pending in the United States District Court in San Diego, California brought by Gen-Probe, Inc. ("Gen-Probe"). The suit alleges infringement of U.S. Patent Nos. 4,851,330 and 5,288,611 (the "Kohne Patents"). The Kohne Patents are alleged to apply generally to the detection, identification and quantification of non-viral organisms using DNA probes selected to target sequences of ribosomal RNA. The allegedly infringing activities are the manufacture, use and sale of reagents and kits for detecting certain food and environmental pathogens. The suit also alleges various claims that the Company competed unfairly with Gen-Probe. This suit has been stayed pending the outcome of a separate suit brought against Gen-Probe by the Center for Neurologic Study ("CNS") challenging Gen-Probe's claim to sole ownership of the Kohne Patents. CNS asserts that the invention of the Kohne Patents were made by David Kohne while he was affiliated with CNS and supported by a grant from the National Institutes of Health naming CNS as the grantee institution. CNS seeks damages and title in the Kohne Patents. The Company has contingent rights to acquire an exclusive license with the right to grant sub-licenses under such rights as CNS may obtain in the Kohne Patents. Further, the Company has contractually agreed with CNS to grant sub-licenses at commercially fair and reasonable terms under the Kohne patents should it acquire the exclusive license. On December 16, 1997, the jury in the CNS suit determined that its claims were barred as untimely. The Company understands that CNS is evaluating its available options. There can be no assurance that the Company will obtain rights under such Kohne Patents.



    Counterpart applications to the Kohne Patents were filed in Europe, Japan and elsewhere. Patents were granted and the Company has opposed these patents in Europe and Japan. In Europe the opposition has resulted in the withdrawal of the patent. However, the opposition proceeding is not yet complete and the withdrawal may be appealed. In Japan, the Company's opposition has been rejected and the patent maintained.


    There can be no assurance that Gen-Probe will not assert additional counts of infringement based on any additional patents issued from the applications underlying the Kohne Patents or will not assert additional causes of action against the Company. Although the Company believes that it has meritorious defenses to the suit by Gen-Probe against the Company, there can be no assurance that the Company will ultimately prevail. An adverse determination could include an award of treble damages and/or attorneys' fees, which could have a material adverse effect on the financial condition and results of operations of the Company. Furthermore, an adverse determination in such suit may limit future business opportunities that the Company might otherwise be able to exploit in the area of infectious disease detection.


    The Company and Amoco have entered into a Cooperation Agreement that provides that Amoco and the Company will cooperate in the defense of the suit brought by Gen-Probe and includes an agreement relating to the allocation of any resulting liability between the Company and Amoco. See "Business-- Litigation."



SOCIAL AND LEGAL IMPLICATIONS OF GENETIC TESTING



    The use of genetic tests raises a number of social issues and concerns and is the subject of considerable controversy. These controversies may lead to efforts (including legislative efforts) to prohibit or otherwise limit the use of such products. These efforts could result in a reduction in the size of the potential market for the Company's products. The Company is unable to predict how concerns regarding the social and legal implications of genetic testing will affect the market for genetic testing products.



    The prospect of broadly available genomic testing products which evaluate genetic predisposition to disease has also raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that insurers or employers could discriminate against persons with a genetic predisposition for disease. Such discrimination could cause governmental authorities, for social or other purposes, to limit the use of genetic testing or prohibit testing for genetic predispositions to certain conditions. If efforts by the Company and others to mitigate potential discrimination are not successful, the Company could experience a delay or reduction in test acceptance, which could have a material adverse effect on the Company's ability to commercialize its potential testing products for genetic predisposition.


FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

    The Company has funded its operations to date primarily through capital contributions and loans from Amoco. Amoco has advised the Company that it does not intend to continue such funding following this offering. The Company's future capital requirements will depend on many factors, including progress of the Company's research and development programs, the results and cost of clinical correlation testing of the Company's genetic products, the cost of filing, prosecuting, enforcing and defending patent claims, the cost and timing associated with obtaining regulatory approval for proposed clinical products, competing technological and market developments, payments received or disbursed under collaborative agreements, changes in collaborative research relationships, payments under government research grants, the costs and license revenue associated with potential commercialization of its gene discovery opportunities and other administrative and legal expenses. Because of the Company's potential long-term capital requirements, it may need to access the public or private equity or debt markets from time to time. There can be no assurance that any such additional funding will be available to the Company, or if available, that it will be on reasonable terms. If adequate funds are not available, the Company may be required to scale down research and development programs, curtail capital expenditures, and reduce marketing and other operating expenses. There can be no assurance that the Company will be successful in conducting its operations on an independent basis. See "Certain Transactions."


BROAD DISCRETION IN ALLOCATION AND USE OF PROCEEDS



    Although the Company intends to use the net proceeds of this offering to accelerate product development, expand sales and marketing capability, acquire complementary technologies and intellectual property rights as opportunities arise and repay indebtedness owed to Amoco, the Company has not yet identified the specific amounts to be allocated to any of the foregoing uses other than repayment of indebtedness owed to Amoco (approximately $11.2 million as of January 30, 1998). The Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. See "Use of Proceeds."


DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

    The future success of the Company's diagnostic products in the clinical market will depend, in part, on the availability of adequate reimbursement from third-party payers such as United States or foreign government entities, managed care organizations and private insurance plans. Significant uncertainty exists concerning third-party reimbursement for the use of medical tests incorporating new technology. Reimbursement by a third-party payer generally depends on factors such as the payer's determination that the product is clinically useful and cost-effective, is not experimental or investigational, and is medically necessary and appropriate for the specific patient. Since reimbursement approval is required from each individual payer, seeking such approvals is a time consuming and costly process which requires the Company to provide scientific and clinical support for the use of its products for their approved indications to each payer separately. There can be no assurance that third-party reimbursement will be consistently available for the Company's products or that such third-party reimbursement will be adequate. In addition, health care reimbursement systems vary from country to country and, accordingly, there can be no assurance that third-party reimbursement will be available for the Company's products in any particular country in which the Company markets its products.

LIMITED SALES AND MARKETING EXPERIENCE

    To date the Company has sold almost all of its genetic testing products for RUO purposes and has only limited experience in selling to the clinical market. There can be no assurance that the Company will be able to establish a sales force sufficient to meet the demands of the clinical market, educate the market as to the utility of the Company's products or otherwise successfully distribute its products. Failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

LIMITED MANUFACTURING EXPERIENCE

    The Company has limited commercial scale manufacturing experience and capabilities. The Company anticipates it will need to expand substantially its manufacturing capabilities in order to commercialize effectively its clinical products. There can be no assurance that the Company will be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity or manufacture the Company's products in a timely manner, at a cost or in quantities necessary to make them commercially viable, in conformance with ISO 9001 requirements or the FDA's QSR, or in a manner that otherwise ensures product quality. See "Business--Manufacturing."

UNCERTAINTIES RELATED TO GOVERNMENT FUNDING

    A substantial portion of the Company's current genetic testing products are sold to reference laboratories and academic institutions for research purposes. Certain of these entities rely on United States or foreign government grants to fund their research efforts. In addition, government funding supports many of the gene discovery efforts and disease correlation studies currently conducted by academic research institutions and others. A significant reduction in government funding of these entities may have a material adverse effect on the Company by reducing sales of the Company's RUO products or by slowing the rate of gene discoveries or of correlations of abnormalities to disease on which new diagnostic products will be based.

PRODUCT LIABILITY

    The Company's business is subject to product liability risks inherent in the design, development, testing, manufacturing and marketing of the Company's products, including its clinical diagnostics and its food testing products, for their particular applications. There can be no assurance that product liability claims will not be asserted against the Company nor any assurance that product liability claims or defense of such claims will not have a material adverse effect on the Company's financial results. There is also a significant difference in the applicable federal law governing preemption of state law based product liability claims concerning medical devices that are certified by the FDA under the 510(k) process, compared to those approved by the FDA under a PMA. The United States Supreme Court recently held that there is no federal preemption of such state law claims where the medical device is certified under the 510(k) process. Thus a federal preemption defense may not be available in product liability claims against medical devices approved via the 510(k) process, whereas the defense may be available for PMA approved devices. The Company currently maintains product liability insurance coverage of $1.0 million per occurrence, and $10 million in the aggregate. There can be no assurance that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that the Company will be able to avoid significant adverse publicity resulting from any future product liability claims.

ENVIRONMENTAL REGULATION

    The Company is subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products and in the Company's research. The failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production or research, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities may have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SINGLE SOURCE SUPPLIERS

    Certain key components of the Company's products are currently provided to the Company by single sources. The Company does not have long-term supply contracts with any of such suppliers, and the Company has not arranged alternative supply sources. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis.

DEPENDENCE ON KEY PERSONNEL

    Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and executive personnel. There can be no assurance that the Company will be successful in attracting and retaining these skilled persons who generally are in high demand by pharmaceutical and biotechnology companies and by universities and other research institutions. The loss of, or the inability to attract, key scientific and executive personnel may have a material adverse effect on the Company. The Company does not have employment agreements with any of its employees and does not maintain any "key-man" life insurance policies. See "Business-- Employees."

INTERNATIONAL BUSINESS UNCERTAINTIES

    Approximately 35% of the Company's revenues in 1996 was generated from sources outside of the United States and significant future growth potential for the Company's products is located outside of the United States. In the near term, product revenue from sources outside the United States may increase as a percentage of total product revenue due to the introduction of clinical diagnostic products in the European market prior to their introduction in the United States. As a result of this significant foreign source revenue, the Company's business is subject to the risks of doing business abroad, including exchange rate fluctuations, import and export regulations, possible restrictions on the transfer of funds and greater difficulty in collecting accounts receivable. In addition, products made available in the United States and internationally may be subject to regulation by various foreign countries pursuant to laws which may vary widely from those in the United States. The Company may incur substantial expense in complying with such laws. Finally, legal and non-legal entry barriers may prevent the Company from entering certain foreign markets or limit its market penetration.

CONTINUED CONTROL BY PRINCIPAL STOCKHOLDER

    Following completion of this offering, Amoco will beneficially own approximately 63% of the Company's outstanding shares of Common Stock (or approximately 60% if the Underwriters' over-allotment option is exercised in full). As a result, Amoco will control the Company and will be able to elect all of the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. Amoco also will be able to prevent a change of control of the Company. The Company anticipates that immediately following this offering three of the Company's seven directors will be employees of Amoco.

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many biotechnology companies. These fluctuations, as well as factors such as announcements of technological developments or new products by the Company or its competitors, litigation involving the Company or its licensors, developments concerning intellectual property rights, regulatory changes, or variations in the Company's quarterly results of operations, as well as announcements relating to the Company's industry generally, may materially and adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation allows the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or establish one or more series of preferred stock with such preferences and rights as the Board of Directors may determine. This provision may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation law which restricts the ability of certain stockholders of the Company to enter into a merger or other business combination with the Company. The foregoing could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

FUTURE SALES OF COMMON STOCK

    Upon completion of this offering, there will be 9,501,260 shares of Common Stock outstanding. The 3,500,000 shares of Common Stock sold pursuant to this offering (plus any shares sold pursuant to the Underwriters' over-allotment option) will be tradeable without restrictions by persons other than "affiliates" of the Company. Amoco may also sell shares into the market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to a registration rights agreement with the Company, Amoco, the Company's principal stockholder, may demand that the Company register its shares of Common Stock under the Securities Act at any time following 180 days after the date of this Prospectus. (However, Amoco has agreed with the Underwriters that it will not sell any shares of Common Stock for a period of one year following the date of this Prospectus without the consent of Furman Selz LLC. See "Underwriting.") The Company intends to file, shortly after completion of this offering, a registration statement covering all 985,402 shares of Common Stock reserved for issuance in connection with the Company's Stock Incentive Plan. Sales of any of the foregoing shares into the public market could adversely affect the then prevailing market price of the Common Stock. See "Shares Eligible for Future Sale."
DILUTION


    Based upon an assumed initial public offering price per share of $14.00 (and assuming no exercise of the Underwriters' over-allotment option), the Company's pro forma net tangible book value per share of Common Stock as of September 30, 1997, after giving effect to the transactions set forth in "Capitalization," would be $4.38. Accordingly, purchasers of Common Stock offered hereby would suffer immediate and substantial dilution in book value per share of $9.62. See "Dilution."

                                  THE COMPANY

    The Company was incorporated in Delaware on April 18, 1991. The Company's business represents the consolidation of multiple research units and programs of Amoco. In 1994, Amoco began consolidation of all of its medical diagnostic businesses and related research under the Company. In March 1994, Amoco contributed to the Company all of its genetic disease related assets, including the stock of Imagenetics Incorporated (an Illinois corporation). Also in March 1994, Amoco contributed all of its infectious disease related assets and the stock of Gene-Trak, Inc. to the Company. Gene-Trak, Inc. had previously acquired certain infectious disease related assets from Genzyme Corporation and Amoco, including all of the interest in Gene-Trak Systems, a joint venture partnership for infectious disease diagnostics established by Amoco and Integrated Genetics in 1986. The Company's wholly owned subsidiary, Gene-Trak Systems Industrial Diagnostics Corporation, manufactures and markets food testing kits based on DNA probes.

    The Company's executive offices are located at 3100 Woodcreek Drive, Downers Grove, Illinois 60515 and its telephone number is (630) 271-7000.

                                USE OF PROCEEDS


    The Company will receive approximately $44,370,000 from the sale of the 3,500,000 shares of Common Stock in this offering based on an assumed price to the public of $14.00 per share (after deducting underwriting discounts and commissions and estimated expenses payable by the Company). The Company intends to use the net proceeds of this offering to: (i) accelerate product development, including the gCGH Array and Molecular Lawn platforms and related automated instrumentation, (ii) expand direct sales and marketing capability in the United States and Europe in anticipation of further clinical product introductions,
(iii) acquire complementary technologies and intellectual property rights as opportunities arise and (iv) repay outstanding principal and accrued interest (approximately $11.2 million as of January 30, 1998) on a note held by Amoco, which bears interest at 7.5% per annum, and which is due and payable upon completion of this offering. Such indebtedness was used to finance the Company's operating losses, which are primarily the result of the Company's continuing research and development activities and the expansion of its sales and marketing capability. The remainder of the net proceeds will be used for working capital and general corporate purposes.


    Other than repayment of indebtedness owed to Amoco, the Company has not determined the portion of the net proceeds to be allocated to any of the uses decribed above. Actual expenditures by the Company for any of these purposes may vary significantly depending upon a number of factors, including progress of the Company's product development programs, the cost and timing associated with obtaining regulatory approvals for clinical products and whether or not appropriate acquisition opportunities become available. Pending use of the net proceeds as set forth above, they will be invested in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

    The Company currently intends to retain its earnings to finance future growth and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any determination as to the payment of dividends will depend upon the future results of operations, capital requirements and financial condition of the Company and its subsidiaries and such other facts as the Board of Directors of the Company may consider, including any contractual or statutory restrictions on the Company's ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth, as of September 30, 1997, (i) the actual capitalization of the Company, (ii) pro forma to give effect to the conversion of all of the outstanding shares of Series A and Series B Convertible Preferred Stock into 4,525,547 and 403,741 shares, respectively, of Common Stock upon completion of this offering (the "Conversion") and (iii) pro forma as adjusted to give effect to the Conversion and to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Company and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein.


                                                                                        SEPTEMBER 30, 1997
                                                                               ------------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ----------  -----------  -----------
                                                                                          (IN THOUSANDS)
Notes payable - Amoco(1).....................................................  $    7,381   $   7,381    $  --
                                                                               ----------  -----------  -----------
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par value; 6,200,000 shares designated, issued and outstanding actual; none issued and outstanding
    pro forma and pro forma as adjusted......................................           6      --           --
  Series B convertible preferred stock, $0.001 par value; 553,126 shares designated, issued and outstanding actual; none issued and outstanding
    pro forma and pro forma as adjusted......................................           1      --           --
  Common stock, $0.001 par value; 35,000,000 shares authorized; 1,071,972 shares issued and outstanding actual; 6,001,260 shares issued and outstanding pro forma and 9,501,260 shares issued and outstanding pro
    forma as adjusted(2).....................................................           1           6           10
  Additional paid-in capital.................................................      27,012      27,014       71,380
  Deferred compensation......................................................        (259)       (259)        (259)
  Cumulative translation adjustment..........................................        (248)       (248)        (248)
  Accumulated deficit........................................................     (26,457)    (26,457)     (26,457)
                                                                               ----------  -----------  -----------
    Total stockholders' equity...............................................          56          56       44,426
                                                                               ----------  -----------  -----------
    Total capitalization.....................................................  $    7,437   $   7,437    $  44,426
                                                                               ----------  -----------  -----------
                                                                               ----------  -----------  -----------


------------------------


(1) The balance of the note payable to Amoco as of January 30, 1998 was approximately $11.2 million. See "Use of Proceeds."



(2) Excludes as of December 31, 1997 (i) 953,468 shares of Common Stock issuable upon exercise of outstanding options and (ii) 18,356 shares of Common Stock available for future option grants or stock issuances under the Company's Stock Incentive Plan. See "Management--Stock Incentive Plan," and Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The pro forma net tangible book value of the Company at September 30, 1997 was approximately $(2,708,000), or $(0.45) per share. "Pro forma net tangible book value" per share is determined by dividing net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding (after giving effect to the conversion of all outstanding shares of Series A and Series B Preferred Stock of the Company). Without taking into account any other changes in the net tangible book value at September 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of 3,500,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses, the Company's pro forma net tangible book value as of September 30, 1997 would have been $41,662,000, or $4.38 per share. This represents an immediate increase in pro forma net tangible book value of $4.83 per share to existing stockholders and an immediate dilution of $9.62 per share to new investors purchasing Common Stock in this offering. The following table illustrates this dilution:



    Assumed initial public offering price....................................................             $   14.00
    Pro forma net tangible book value per share at September 30, 1997........................  $   (0.45)
    Increase per share attributable to new investors in this offering........................       4.83
                                                                                               ---------
    Pro forma net tangible book value per share after offering...............................                  4.38
                                                                                                          ---------
    Dilution per share to new investors......................................................             $    9.62
                                                                                                          ---------
                                                                                                          ---------


    The following table summarizes, on a pro forma basis at September 30, 1997, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share:

                                                     SHARES PURCHASED        TOTAL CONSIDERATION        AVERAGE
                                                 ------------------------  ------------------------    PRICE PER
                                                    NUMBER       PERCENT      AMOUNT       PERCENT       SHARE
                                                 -------------  ---------  -------------  ---------  --------------
  Existing stockholders (1)....................      6,001,260       63.2% $  26,530,000       35.1%   $     4.42
  New investors in this offering (2)...........      3,500,000       36.8     49,000,000       64.9         14.00
                                                 -------------  ---------  -------------  ---------
                                                     9,501,260      100.0% $  75,530,000      100.0%         7.95
                                                 -------------  ---------  -------------  ---------
                                                 -------------  ---------  -------------  ---------

------------------------

(1) Includes 4,525,547 and 403,741 shares issuable upon the conversion of the Company's outstanding Series A and Series B Preferred Stock, respectively, all of which preferred stock is owned by Amoco. See "Description of Capital Stock."

(2) If the Underwriters' over-allotment option is exercised in full, the shares purchased from the Company will increase to 4,025,000 (40.1% of the shares outstanding after this offering) and the total consideration paid to the Company by new investors will increase to $56,350,000 (68.0% of the consideration paid to the Company by all shareholders).

    The foregoing tables assume no exercise of options to purchase an aggregate of 957,969 shares of Common Stock outstanding at September 30, 1997. To the extent outstanding options are exercised, there will be further dilution to new investors. See Note 8 of Notes to Consolidated Financial Statements.

                         SELECTED FINANCIAL INFORMATION

    The statement of operations data presented below for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, and the balance sheet data at December 31, 1995 and 1996 and September 30, 1997 have been derived from the financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. The statement of operations data for the years ended December 31, 1992 and 1993, the balance sheet data at December 31, 1992, 1993 and 1994, the statement of operations data for the nine months ended September 30, 1996 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation thereof. The data for the nine months ended September 30, 1997 are not necessarily indicative of the results for an entire year. The data presented below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                              NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                      -----------------------------------------------------  --------------------
                                        1992       1993       1994       1995       1996       1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales.....................  $   4,541  $   3,513  $   5,373  $   6,296  $  11,022  $   7,324  $  10,558
  Grant and other revenue...........     --             67         30        921      2,216      1,647      1,667
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue...................      4,541      3,580      5,403      7,217     13,238      8,971     12,225
Cost of goods sold..................      2,383      2,831      3,486      4,022      5,529      3,742      4,773
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit........................      2,158        749      1,917      3,195      7,709      5,229      7,452
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development..........     11,601     10,550     11,639      8,871      9,456      6,536      7,762
  Selling, general and
    administrative..................      2,920      4,541      8,937     12,025     16,286     12,500     10,785
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses........     14,521     15,091     20,576     20,896     25,742     19,036     18,547
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations................    (12,363)   (14,342)   (18,659)   (17,701)   (18,033)   (13,807)   (11,095)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income--Amoco..............     --         --         --         --            107        107     --
Interest expense--Amoco.............     --         --         --         --           (255)       (88)      (367)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss............................  $ (12,363) $ (14,342) $ (18,659) $ (17,701) $ (18,181) $ (13,788) $ (11,462)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per
  share(1)(2).......................                                              $   (2.98) $   (2.26) $   (1.88)
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Shares used in computing pro forma
  net loss per share(1)(2)..........                                                  6,107      6,107      6,107

                                                                DECEMBER 31,                         SEPTEMBER 30,
                                          ---------------------------------------------------------  -------------
                                            1992        1993        1994        1995        1996         1997
                                          ---------  ----------  ----------  ----------  ----------  -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash....................................  $  --      $   --      $       10  $      247  $       48   $       294
Working capital (deficit)...............      1,179       1,045         758      (2,625)     (6,622)       (7,762)
Total assets............................      5,414      12,718      17,574      19,167      15,115        15,093
Notes payable--Amoco....................     --          --          --          --           5,106         7,381
Accumulated deficit.....................     --          --          --          --         (14,995)      (26,457)
Total stockholders' equity..............      4,340      11,720      15,510      13,185       2,493            56


------------------------

(1) See Note 1 to Consolidated Financial Statements for information concerning the number of shares used in computing pro forma net loss per share.


(2) Pro forma supplementary net loss per share for the nine months ended September 30, 1997 amounts to $(1.66) based upon an assumed 6,690,000 weighted average common shares outstanding and a net loss of $(11,095,000). Pro forma supplementary net loss per share is calculated as if the Company sold on January 1, 1997, 582,557 shares of Common Stock, representing the number of shares of Common Stock required to be sold at the initial public offering price of $14.00 per share, net of underwriting discounts commissions and estimated expenses, in order for the Company to repay the note payable to Amoco.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Vysis is a leading Genomic Disease Management company that develops, commercializes and markets clinical products that provide information critical to the evaluation and management of cancer, prenatal disorders and other genetic diseases. Vysis currently markets five FDA cleared clinical products in addition to distributing over 240 research products through its direct sales operations in the United States and Europe and a worldwide distribution network covering 28 countries. It also markets proprietary genetic imaging workstations for clinical and research use, with an installed base of over 320 proprietary genetic workstations at 224 laboratories in 18 countries. The Company also develops, manufactures and commercializes products used by food processors and quality control laboratories for the detection and identification of food-borne pathogens. See Note 9 of Notes to Consolidated Financial Statements for financial information of the Company by geographic area.


RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

    Total revenue increased to $12.2 million for the nine months ended September 30, 1997 from $9.0 million for the nine months ended September 30, 1996, an increase of $3.2 million or 36%. Product sales accounted for the increase, primarily as a result of increased product shipments in the United States and the incorporation of nine full months of operations in France and the United Kingdom. Grant and other revenue in 1997 of $1.7 million included $1.1 million earned under two United States Department of Commerce research grants awarded to Vysis in 1995. Both grants are administered through the Advanced Technology Program of the National Institute of Standards and Technology. Grant and other revenue in 1997 also included revenue of $450,000 from Fujisawa Pharmaceutical Co., Ltd. ("Fujisawa") pursuant to a distribution agreement signed in July 1995. Grant and other revenue for the nine months ended September 30, 1996 of $1.6 million consisted primarily of $1.4 million earned under the Company's two above mentioned research grants and the Fujisawa agreement.

    Cost of goods sold increased to $4.8 million for the nine months ended September 30, 1997 from $3.7 million for the nine months ended September 30, 1996. The increase in cost of goods sold resulted from an increase in the volume of product sold. As a percentage of total revenue, gross profit increased from 58.3% for the nine months ended September 30, 1996 to 61.0% for the nine months ended September 30, 1997, primarily as a result of a change in product sales mix toward higher margin products.

    Research and development expense increased to $7.8 million for the nine months ended September 30, 1997 from $6.5 million for the nine months ended September 30, 1996. The $1.3 million increase reflects the hiring of additional scientists to support the development of the Company's three technology platforms and expense of $900,000 for the nine months ended September 30, 1997 relating to an agreement with a collaborative partner.

    Selling, general and administrative expense decreased to $10.8 million for the nine months ended September 30, 1997 from $12.5 million for the nine months ended September 30, 1996. This decrease was due to reduced general and administrative expenses of $2.8 million primarily attributable to lower litigation costs, partially offset by a $1.1 million increase in selling expense primarily due to the hiring of additional sales and marketing personnel and other expenses incurred in line with the overall expansion of operations.

    The Company sold two buildings in Framingham, Massachusetts in January 1996 for $6.7 million in cash. The Company earned interest income from Amoco of $107,000 during the nine months ended September 30, 1996 as a result of Amoco's investment of the Company's real estate sale proceeds. The

Company incurred interest expense of $367,000 during the nine months ended September 30, 1997 and $88,000 during the nine months ended September 30, 1996 related to the note payable to Amoco.

TWELVE MONTHS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    Total revenue increased to $13.2 million for the twelve months ended December 31, 1996 from $7.2 million for the twelve months ended December 31, 1995, an increase of $6.0 million or 83%. Product sales, primarily DNA probe products and genetic imaging workstations, increased by $4.7 million primarily as a result of increased product shipments in the United States and Germany and the incorporation of approximately nine months of operations in France and the United Kingdom. Grant and other revenue in 1996 of $2.2 million consisted primarily of $1.4 million earned in connection with the two United States Department of Commerce grants and approximately $600,000 recognized pursuant to the Fujisawa agreement. Grant and other revenue in 1995 of $900,000 included $559,000 earned in connection with the two United States Department of Commerce grants and approximately $300,000 recognized pursuant to the Fujisawa agreement.

    Cost of goods sold increased to $5.5 million for the twelve months ended December 31, 1996 from $4.0 million for the twelve months ended December 31, 1995. The increase in cost of goods sold resulted from an increase in the volume of product sold. As a percentage of total revenue, gross profit increased from 44.3% during 1995 to 58.2% for 1996, primarily as a result of an increase in grant and other revenue and as a result of a change in product sales mix toward higher margin products.

    Research and development expense increased to $9.5 million for the twelve months ended December 31, 1996 from $8.9 million for the twelve months ended December 31, 1995. The hiring of additional scientists in 1996 to support development of the Company's three technology platforms and DNA probe products accounted for a majority of the $600,000 increase.

    Selling, general and administrative expense increased to $16.3 million for the twelve months ended December 31, 1996 from $12.0 million for the twelve months ended December 31, 1995. This increase was due to incremental general and administrative expenses of $2.2 million primarily attributable to the hiring of additional administrative personnel and other expenses incurred to support the Company's growth and incremental selling expense of $2.1 million primarily due to the hiring of additional sales and marketing personnel and other expenses incurred in line with the overall expansion of operations.

    Interest income in 1996 totaled $107,000 from Amoco based on the proceeds from the sale of two facilities in Framingham, Massachusetts. Interest expense in 1996 of $255,000 related to the note payable to Amoco.

TWELVE MONTHS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    Total revenue increased to $7.2 million for the twelve months ended December 31, 1995 from $5.4 million for the twelve months ended December 31, 1994, an increase of $1.8 million or 33%. Product sales increased by $923,000, primarily as a result of increased product shipments. Grant and other revenue in 1995 included $559,000 earned in connection with the two United States Department of Commerce grants and approximately $300,000 recognized pursuant to the Fujisawa agreement.

    Cost of goods sold increased to $4.0 million for the twelve months ended December 31, 1995 from $3.5 million for the twelve months ended December 31, 1994. The increase in cost of goods sold resulted from an increase in the volume of product sales. As a percentage of total revenue, gross profit increased from 35.5% during 1994 to 44.3% for 1995, primarily as a result of an increase in grant and other revenue and as a result of a change in product sales mix toward higher margin products.

    Research and development expense decreased to $8.9 million for the twelve months ended December 31, 1995 from $11.6 million for the twelve months ended December 31, 1994. The $2.7 million decrease reflected a more clearly defined research and development effort and the consolidation of the Company's two research and development locations into one facility.

    Selling, general and administrative expense increased to $12.0 million for the twelve months ended December 31, 1995 from $8.9 million for the twelve months ended December 31, 1994. This increase was due to $2.8 million of incremental general and administrative expenses primarily attributable to additional litigation costs and $300,000 of additional selling expenses. See "Business--Litigation."

INCOME TAXES

    During the years ended December 31, 1994, 1995 and 1996, and during the nine months ended September 30, 1997, the Company's results of operations were included in the consolidated income tax returns of Amoco, accordingly, the Company's domestic net operating losses have been utilized by Amoco in its consolidated income tax returns and are not available to offset the Company's future taxable income.

    A full valuation allowance has been provided for all deferred tax assets (net of liabilities) at September 30, 1997, as management does not consider realization of such amounts more likely than not. On an unaudited pro forma separate income tax return basis, assuming the Company was not included in the consolidated income tax returns of Amoco, no tax provision or benefit would have been recorded in the consolidated financial statements due to the ongoing losses of the Company.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, the Company has financed its operations primarily through capital contributions and loans from Amoco. Capital contributions totaled $22.4 million, $15.4 million and $2.3 million for the years ended December 31, 1994, 1995 and 1996, respectively. Loans from Amoco totaled $10.1 million during the year ended December 31, 1996 and $11.4 million during the nine months ended September 30, 1997. The amounts due to Amoco under these loans have been reduced by $5.0 million and $4.1 million, respectively, for the tax benefits recorded by Amoco resulting from the inclusion of the Company's domestic net operating losses in Amoco's consolidated income tax returns. Additional working capital was provided as a result of the Company having sold, in January 1996, its two facilities in Framingham, Massachusetts. Net sale proceeds totaled $6.7 million and were sufficient to fund the Company's operations for the first five months of 1996. The net amount due under the note payable to Amoco of $5.1 million at December 31, 1996 was converted into 553,126 shares of Series B Preferred Stock during September 1997. Amounts received under research grants and a distribution agreement have provided cumulative funding of approximately $4.7 million through September 30, 1997.



    Net cash used in operating activities was $10.3 million for the nine months ended September 30, 1997; $17.4 million, $11.3 million and $16.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. Cash used in operating activities relates primarily to ongoing operating losses associated with research and development of the Company's products and the development of a sales and administrative infrastructure to support the Company's business plan.



    Net cash used in investing activities was $0.9 million for the nine months ended September 30, 1997; $3.4 million and $4.8 million for the years ended December 31, 1995 and 1994, respectively, primarily relating to the purchase of property and equipment. Net cash provided by investing activities was $4.7 million for the year ended December 31, 1996, primarily resulting from the sales of two properties in Framingham, Massachusetts. The Company does not have any current material commitments for capital expenditures.


    Net cash provided by financing activities was $11.4 million for the nine months ended September 30, 1997; $12.4 million, $14.9 million and $21.0 million for the years ended December 31, 1996, 1995 and 1994, respectively, resulting from capital contributions and loans received from Amoco.

    The Company has entered into various license agreements pursuant to which it has been granted exclusive use of certain patented technologies. The agreements require the Company to pay royalties ranging from 0.5% to 8.0% on net sales of specified products, with certain minimum royalties due each year. As additional consideration for certain of the licenses, the Company is obligated to fund certain research of the licensors. Future minimum amounts due under all such agreements range from $300,000 to $1.8 million per year for 1998 through 2002. See Note 6 of Notes to Consolidated Financial Statements.

    At September 30, 1997, the Company had cash of $294,000 and an accumulated deficit of $26.5 million (post-recapitalization). Amoco intends to provide financial support to the Company through the earlier of the completion of this offering or December 31, 1998, which will result in an increase in the note payable to Amoco. Amoco has advised the Company, however, that it does not intend to continue such funding following the completion of the offering. The Company has experienced negative cash flows from operations for the three years ended December 31, 1996 and the nine months ended September 30, 1997. The Company believes that the net proceeds from the offering, and the interest to be earned thereon, will be sufficient to fund the Company's operations well into 1999. The Company's estimate of the time period for which cash funds will be adequate to fund its operations is a forward looking estimate subject to risks and uncertainty, and actual results may differ materially.

    The Company's requirements for additional capital will depend on many factors, including payments received under existing and potential collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the costs of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and the development of manufacturing, sales and marketing capabilities. To the extent capital resources, including payments from existing and possible future collaborative agreements and grants, together with the net proceeds of this offering are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue the development of its technologies. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaborative agreements on unattractive terms. The Company's inability to raise capital as and when needed would have a material adverse effect on the Company's business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share," which establishes new standards for computing and presenting earnings per share information. SFAS No. 128 will be effective for the Company's 1997 annual financial statements. Reported pro forma net loss per share data for 1996 and the nine months ended September 30, 1997 are the same as that computed under the new standard.

    In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in interim and annual financial statements. SFAS No. 131 will be effective for the Company in 1998. The Company is currently evaluating the impact, if any, this statement will have on disclosures in the consolidated financial statements.

                                    BUSINESS

INTRODUCTION


    Vysis is a leading Genomic Disease Management company that develops, commercializes and markets clinical products that provide information critical to the evaluation and management of cancer, prenatal disorders and other genetic diseases. The Company has assembled a management team experienced in developing, commercializing and marketing DNA based diagnostic products and associated genetic workstations. The Company was the first to obtain Food and Drug Administration ("FDA") clearance for a genomic product using fluorescence IN SITU hybridization ("FISH"). Vysis currently markets four FDA cleared clinical products in addition to distributing over 240 research products through its direct sales operations in the United States and Europe and a worldwide distribution network covering 28 countries. It has an installed base of over 320 proprietary genetic workstations at 224 laboratories in 18 countries. The Company has a pipeline of nine clinical products under development and an expanding list of clinical product leads based upon its collaborations with leading medical research institutions, which include the University of California, San Francisco, the Mayo Clinic, St. Jude Children's Research Hospital, the University of Chicago and the Reproductive Genetics Institute. The Company's revenues have grown from $5.4 million in 1994 to $13.2 million in 1996. The Company's revenues for the first nine months of 1997 were $12.2 million compared to $9.0 million for the first nine months of 1996.


    The Company's business represents the consolidation of multiple research units and programs of Amoco. Over the past ten years, Amoco has invested over $80 million to fund Vysis' research and development in nucleic acid technologies and related business operations. As a result of this investment, Vysis has compiled a broad portfolio of intellectual property and expertise, which forms the basis of its core technologies. Vysis owns or has an exclusive license to 92 issued United States patents or allowed United States patent applications, and 69 pending United States patent applications that protect its core technologies, diagnostic platforms and genetic targets. Upon completion of this offering, Amoco will beneficially own approximately 63% of the Company's outstanding Common Stock.


    The Company is currently focusing its cancer product development efforts on leukemia, breast, bladder, prostate and cervical cancers. The American Cancer Society estimates that approximately 1.4 million people in the United States were diagnosed with some form of cancer in 1997. Approximately 27,600 patients developed some form of leukemia in 1996. Breast cancer is the second leading cause of death from cancer among women aged 35 to 54, and prostate cancer is the second leading cause of death from cancer in men. The American Cancer Society estimates that in 1996 there were approximately 52,900 new cases of bladder cancer. Approximately 62 million Papanicolaou ("PAP") tests are performed annually in the United States to screen for cervical cancer.



    Studies indicate that early detection and the selection of appropriate therapies can improve the survival rates of certain types of cancer. Vysis' initial clinical cancer products are expected to improve patient survival rates and quality of life by providing information that will enable selection of the best possible therapy. Three of the Company's products for leukemia and other myeloid disorders are currently FDA cleared for clinical use in the United States. The Company's first breast cancer product, currently in late stage clinical trials, is for the detection of HER-2/neu gene amplification, an important predictive marker for the response to various therapeutic agents.


    The Company's prenatal testing products provide information on genetic abnormalities involved in mental retardation and other birth defects. The Company estimates that in the United States and Western Europe more than 600,000 amniocentesis procedures were performed in 1996. Using traditional technology, 7 to 10 days are required to complete chromosomal testing from amniocentesis specimens. In contrast, Vysis' clinical products provide accurate test results within 24 hours. The French regulatory agency, Agence du Medicament, has registered the Company's TriGen-TM- prenatal panel for the diagnosis of Down syndrome and sex chromosome abnormalities. Marketing of this product was initiated in France in June 1997. In the United States, the Company's AneuVysion-TM- prenatal panel for the diagnosis of Down syndrome, sex chromosome abnormalities and two additional chromosomal abnormalities, which together account for 85% to 90% of chromosomal causes of mental retardation and other birth defects, was cleared by the FDA as a 510(k) in October 1997 and its marketing has begun.

SCIENTIFIC OVERVIEW


    Genetic abnormalities are a fundamental source of human disease. Genetic based diseases and disorders include cancer, birth defects, mental retardation, coronary artery disease, autoimmune diseases and diabetes. Genomic Disease Management is an emerging field that uses new genetic tests based on correlations between genetic abnormalities and disease. Genomic Disease Management products, by providing new information not currently available through existing methods, enable physicians to diagnose disease more quickly and accurately, to determine the most appropriate treatment and to monitor disease progression and recurrence during therapy. Genomic Disease Management products also enable the detection of disease at the very early or developing stages when treatment is likely to be most effective. In addition, Genomic Disease Management products allow physicians to identify genetic predisposition to disease well before the disease is manifested, thus enabling early intervention either through lifestyle changes or preventive therapy.


    The genetic code, consisting of DNA, contains all the information necessary for any organism to develop and function. The information is encoded in the specific sequence of DNA's four nucleotide bases: Adenine, Thymine, Cytosine and Guanine. These units, or "bases," are strung together like beads on a string. DNA is a double-stranded molecule composed of two single strands entwined around the other in the form of a double helix. The bases of one strand always bind to the bases of the other in a specific fashion: A pairs with T, and C with G. This pairing of bases is referred to as base pairs.

                     STRUCTURE OF HUMAN GENETIC INFORMATION


                               [GRAPHIC]

HUMAN DNA IS CONTAINED IN 46 CHROMOSOMES AND EACH CHROMOSOME HAS, ON AVERAGE, 5,400 GENES. AN AVERAGE GENE IS BUILT FROM A SEQUENCE OF 24,000 NUCLEOTIDE BASES (A, T, G, C), THE MOST FUNDAMENTAL PART OF A GENE. GENETIC DISEASE CAN BE ASSOCIATED WITH A LARGE CHROMOSOMAL ABNORMALITY, SUCH AS A MISSING OR EXTRA CHROMOSOME; WITH A GENE ABNORMALITY, SUCH AS GENE DELETION OR AMPLIFICATION OR WITH A SINGLE NUCLEOTIDE ABNORMALITY, SUCH AS A BASE PAIR MUTATION.

    Cells carry out their normal biological functions through the genetic instructions encoded in their DNA. This process, known as gene expression, involves several steps. In the first step, bases in a gene are copied into a related nucleic acid molecule called messenger ribonucleic acid ("mRNA"). In the second step, mRNA instructs the cells to produce proteins. Proteins are molecules that regulate or perform most of the physiological functions of the body. Because the order of bases in each gene is different, each gene directs the production of a different protein. Each organism's characteristics are, therefore, ultimately determined by proteins encoded by its DNA.

    Aberrations in the genetic code, that is, changes in the arrangement of the nucleic acid bases, can cause a wide range of diseases and defects. Some genetic diseases are manifested by "gross changes" at the chromosomal level such as an extra copy (a "trisomy") of an entire chromosome, e.g., Down syndrome; a missing ("deleted") or extra ("duplicated") part of a chromosome, e.g., Cri-du-chat syndrome; or different chromosomes exchanging parts or combining (a "translocation"), e.g., the bcr/abl translocation causing chronic myelogenous leukemia ("CML"). Some diseases are associated with an abnormal number of a particular gene ("gene amplification") such as the HER-2/neu gene amplification exhibited in some forms of breast cancer. Other genetic-related diseases or defects are caused by changes at a more minute level, such as a change in the sequence of only a few base pairs, e.g., the change at location 508 in the cystic fibrosis ("CF") gene as evidenced in certain cases of CF, or a change in only one base pair, known as a point mutation, e.g., sickle cell disease.

    A principal method of detecting genomic abnormalities in medical research is through the use of DNA probes. DNA probes are designed to identify the presence, absence or location of a particular target sequence by hybridization or the failure to hybridize to the particular target sequence. A DNA probe is a particular single stranded piece of DNA or RNA, which is configured to have the specific sequence of bases, which is complementary to, and thus will bind to a specific target sequence. This binding of two complementary nucleic acid strands is called "hybridization." The DNA probe and the sample DNA or RNA extracted from or in a cell are mixed under conditions which permit the probe to hybridize to its target. The DNA probes are generally labeled with markers, such as fluorescent molecules, to permit their detection upon hybridization. The unreacted probe is washed away and the mixture is then examined to detect the presence of the label on the hybridized probe.

TECHNOLOGY PLATFORMS


    Genomic Disease Management requires the ability to assess abnormalities of chromosomes, individual genes within chromosomes and specific DNA sequences within genes. No single technology is capable of assessing all of these different types of abnormalities. To address this issue, the Company has developed three complementary technology platforms that detect the full range of genetic abnormalities from large chromosomal aberrations to smaller abnormalities associated with abnormal numbers of the same gene and the smallest mutations within specific gene sequences. The Company believes these complementary technologies will enable the clinician to provide a comprehensive approach to genomic assessment in the management of disease.


    Vysis' three technology platforms include: the FISH SYSTEM, which detects chromosomal copy number and rearrangement (large genetic structures), the GCGH-TM- ARRAY SYSTEM, which detects gene copy number and expression (smaller genetic structures), and the MOLECULAR LAWN-TM- SYSTEM, which detects specific gene sequences and their mutations (smallest genetic structures). Each platform provides the advantage of being able to simultaneously detect multiple genetic abnormalities in the same specimen. Vysis expects to introduce a broad range of products based on each of these platforms. This product development strategy is expected to reduce time to market and associated development costs for each product. Each of these three technology platforms also relies upon the Company's image analysis software, which is comprised of proprietary algorithms that enable the automated display and analysis of FISH, gCGH Array and Molecular Lawn tests.

FISH SYSTEM

    The FISH System provides the ability to simultaneously assess multiple chromosomal and gene abnormalities in a single intact cell. FISH also provides the ability to perform cell by cell quantitative assessment of genetic changes in tissue specimens routinely used by pathologists for diagnosis. The Company's FISH System consists of instruments and image analysis workstations used with the Company's patented direct label FISH probes.

    FISH, illustrated in the figure below, is generally faster, easier-to-use and more cost-effective than alternate technologies. FISH assays test the DNA of a sample while in its native setting in the cell ("IN SITU") and thus provide genomic assessment on intact cells. Alternate technologies destroy surrounding tissue and cells resulting in the loss of valuable diagnostic information. FISH probes can be used to detect chromosomal abnormalities present in "interphase cells" commonly found in tissues processed in pathology laboratories. This eliminates the time-consuming culture of tissue to obtain metaphase cells, which in the case of many solid tumor cancers is difficult, if not impossible. FISH technology provides clinical information on certain genetic abnormalities in interphase cells not obtainable with any other techniques known to the Company.

                          DIRECT LABEL FISH TECHNOLOGY

                                   [GRAPHIC]

FISH: SLIDES WITH TISSUE SPECIMENS ON THEM, SIMILAR TO THOSE USED IN ROUTINE PATHOLOGY LABORATORIES FOR CLINICAL DIAGNOSIS, ARE HYBRIDIZED WITH FLUORESCENTLY LABELED FISH PROBES. WITH THE USE OF A FLUORESCENCE MICROSCOPE, A GENETICIST OR PATHOLOGIST IS ABLE TO SEE CHROMOSOMAL AND GENE ABNORMALITIES IN THE NUCLEUS OF INDIVIDUAL CELLS ON THE SLIDE. (FLUORESCENT LABEL ATTACHMENT POINT NOT SHOWN)

    FISH uses DNA probes that are large, typically at least 30,000 base pairs in length. Consequently, FISH is useful primarily to detect gross or large chromosomal changes, such as extra chromosomes, missing chromosomes, chromosomal translocations, and gene amplifications and deletions.

    Vysis' FISH technology uses its patented direct label DNA probes. The Company has pioneered the use of direct label FISH probes and the high-quality, reproducible manufacture of these probes. Vysis believes that its direct label FISH probes are superior to other probes because they produce sharper and brighter fluorescent signals and decrease assay time by eliminating procedural steps and reagents which are required with indirect label probes. All of these benefits produce results that are easier to obtain and interpret.

    FISH provides the unique ability to simultaneously assess multiple chromosomal and gene abnormalities in a single intact cell. Currently as many as seven different FISH probes can be identified in a single interphase cell with the Company's multi-color direct label technology. This provides physicians with the ability to detect multiple genetic aberrations in the same cell, which is important for certain cancers and prenatal birth defects. The Company is not aware of any other molecular diagnostic technology that has this capability.

    Vysis has developed and is continuing to refine instruments and image analysis workstations used in conjunction with the Company's direct label FISH probes. The Company's HYBrite-TM- instrument automates the hybridization process in a temperature controlled environment. The Company's Quips Genetic Workstations provide integrated solutions to enhance and automate the visualization, analysis, and storage of FISH images. The Company is currently undertaking development of a high throughput instrument that will automate both specimen preparation and the hybridization process. This development program and subsequent manufacturing is expected to be completed in conjunction with an outside engineering firm.

GCGH-TM- ARRAY SYSTEM

    The gCGH Array System uses the Company's patented comparative genomic hybridization ("CGH") technology to survey the entire genome for chromosomal changes in a single test. The fundamental principle of CGH is to compare an abnormal or test DNA (or RNA) specimen to a reference DNA (or RNA) in order to detect genetic aberrations. This method, like the FISH System, does not require culturing of "metaphase cells" for a metaphase spread preparation from the sample. For this reason, CGH enables genetic testing of tissues that are not amenable to culture such as tumor tissues. In contrast to traditional FISH technology that typically involves use of a specific probe to a known chromosomal abnormality, CGH can be used to investigate an entire genome even when a suspected genetic aberration is unknown.

    Vysis is developing a ready-to-use array of DNA probes on a miniaturized chip ("gCGH array") which incorporates its patented CGH technology. Each element of the array will contain DNA from a defined location on a normal human chromosome and, in total, the collection of elements may represent the entire genome. This system is intended to enable simultaneous assessment of a large number of genes in a patient's specimen for abnormalities in the specific gene count. An example of a gCGH array is shown below.

                               GCGH ARRAY SYSTEM

                               [GRAPHIC]

GCGH ARRAY: PATIENT DNA, LABELED WITH A GREEN (BLACK IN THE PICTURE), FLUORESCENT MOLECULE, IS MIXED WITH NORMAL REFERENCE DNA, LABELED WITH A RED FLUORESCENT MOLECULE (WHITE IN THE PICTURE), AND APPLIED TO A GCGH ARRAY CONTAINING 10'S TO 1,000'S OF INDIVIDUAL GENE TARGETS. UPON COMPLETION OF THE REACTION, THE GCGH ARRAY IS READ BY MEASUREMENT OF THE RATIO OF GREEN TO RED FLUORESCENT LIGHT AND THE RESULTS REPORTED, INDICATING WHETHER THE PATIENT DNA HAS TOO MANY OR TOO FEW COPIES OF A PARTICULAR GENE.

    By allowing the simultaneous assessment of abnormalities in multiple genes associated with cancer, the Company believes that the use of gCGH arrays will allow the clinician to more reliably select the most effective treatment for cancer patients and will also provide important prognostic information. The Company also believes that gCGH arrays will simplify determination of prenatal abnormalities by the simultaneous detection of chromosome aneusomies, microdeletions and unbalanced chromosome translocations. These abnormalities may account for essentially all of the causes of common mental retardation and other birth defects detectable with conventional amniocentesis and karyotyping. The Company expects that the automation possible with arrays will improve the reliability and accuracy of diagnosis, reduce the time to obtain the result and reduce the cost for prenatal testing. The Company further believes that gCGH arrays will be applicable to the determination of gene expression which may provide an indication of early disease manifestation.

    The gCGH Array System, consisting of individual arrays, a high speed camera based reader and specimen processing reagents is currently at the prototype stage of development. The Company currently has the capability of manufacturing research quantities of gCGH Arrays and is developing a high throughput robotic system for production of commercial quantities of arrays.

MOLECULAR LAWN SYSTEM

    The Molecular Lawn System uses the Company's patented Q-beta replicase ("QBR") amplification technology to detect specific gene sequences. QBR provides a quantitative measure of a specific gene sequence in either human, viral or bacterial DNA. Because the Molecular Lawn is a self contained system and is being specifically designed for clinical use, this QBR based product is intended to provide a more accurate, simple and cost-effective alternative to other amplification technologies such as polymerase chain reaction ("PCR"). This technology platform enables the detection of small genetic targets associated with disease predisposition and early detection of disease. The system includes a disposable test device and an automated reader that will provide both qualitative and quantitative results. The Company's initial product will be designed for the detection of Human Papilloma Virus ("HPV"), which causes cervical cancer.

    A Molecular Lawn consists of individual or multiple probe sequences attached to the surface of a miniaturized solid support, similar to the blades of grass on a lawn (see figure below).

                             MOLECULAR LAWN SYSTEM

                               [GRAPHIC]

MOLECULAR LAWN: PATIENT SPECIMEN IS PLACED ON THE MOLECULAR LAWN, CONTAINING HALF PROBE MOLECULES. THE SECOND HALF OF THE PROBE MOLECULES ARE THEN PLACED ON THE SURFACE OF THE MOLECULAR LAWN CONTAINING THE CAPTURED DNA IN THE PATIENT SPECIMEN. IF A PARTICULAR HUMAN, VIRAL OR BACTERIAL DNA EXISTS IN THE PATIENT SPECIMEN, A SIGNAL WILL BE GENERATED BY QBR. IF THE PARTICULAR HUMAN, VIRAL OR BACTERIAL DNA BEING TESTED FOR DOES NOT EXIST, A SIGNAL WILL NOT BE PRESENT.

PRODUCTS

CLINICAL DIAGNOSTIC PRODUCTS


    Vysis is developing, commercializing and marketing clinical products that provide information critical to the evaluation and management of cancer, prenatal disorders and other genetic diseases. Having already received four FDA approvals for its reagent products via the 510(k) process, the Company has established a track record of successfully obtaining required regulatory clearances for its products. As advances in molecular biology lead to the discovery of additional correlations between genetic mutations and disease, the Company believes that it is well positioned to take advantage of these developments and the resulting increase in market demand for Genomic Disease Management products. The Company's clinical diagnostic product commercialization process involves four distinct stages prior to marketing which include, in order, research, development, clinical trials and regulatory review.


                               CLINICAL PRODUCTS

     PRODUCT        TECHNOLOGY PLATFORM   DISEASE/PROCEDURE  INTENDED UTILITY      STAGE
-----------------  ---------------------  -----------------  -----------------  ------------

CANCER
CEP-Registered Trademark- FISH System     Chronic            Disease            MARKETING
 8                                        Myelogenous        monitoring         (FDA 510(k)
                                          Leukemia, myeloid                     cleared
                                          disorders                             November
                                                                                1996)

CEP-Registered Trademark- FISH System     Chronic            Disease            MARKETING
 12                                       Lymphocytic        progression and    (FDA 510(k)
                                          Leukemia           disease            cleared
                                                             monitoring         January
                                                                                1997)

CEP-Registered Trademark- FISH System     Bone marrow        Disease            MARKETING
 X/Y                                      transplantation    monitoring         (FDA 510(k)
                                                                                cleared
                                                                                January
                                                                                1997)

HER-2/neu          FISH System            Breast cancer      Selection of       CLINICAL
                                                             therapy and        TRIALS
                                                             prognosis

bcr/abl ES         FISH System            Chronic            Diagnosis and      DEVELOPMENT
                                          Myelogenous        disease
                                          Leukemia           monitoring

Breast Panel       gCGH Array System      Breast cancer      Selection of       RESEARCH
                                                             therapy and
                                                             prognosis

Bladder Panel      FISH System            Bladder cancer     Disease            RESEARCH
                                                             recurrence
                                                             monitoring

Prostate Panel     gCGH Array System      Prostate cancer    Disease            RESEARCH
                                                             progression

Human Papilloma    Molecular Lawn System  Cervical cancer    Early disease      RESEARCH
 Virus Panel                                                 detection

     PRODUCT        TECHNOLOGY PLATFORM   DISEASE/PROCEDURE  INTENDED UTILITY      STAGE
-----------------  ---------------------  -----------------  -----------------  ------------

PRENATAL
TriGen-TM- Panel   FISH System            Down syndrome,     Detection of       MARKETING
                                          sex chromosome     mental             (ADM
                                          disorders          retardation and    registered
                                                             other birth        in France
                                                             defects            June 1997)

AneuVysion-TM-     FISH System            Down syndrome,     Detection of       MARKETING
                                          and other          mental             (FDA 510(k)
                                          chromosomal        retardation and    cleared
                                          disorders          other birth        October
                                                             defects            1997)

Aneu-Del-Tel-TM-   gCGH Array System      Down syndrome,     Detection of       RESEARCH
 Chip                                     and other          essentially all
                                          chromosomal        chromosomal
                                          disorders          abnormalities
                                                             causing common
                                                             mental
                                                             retardation and
                                                             other birth
                                                             defects

Fetal Screen       FISH System            Down syndrome,     Detection of       RESEARCH
                                          and other          mental
                                          chromosomal        retardation and
                                          disorders          other birth
                                                             defects from
                                                             fetal cells in
                                                             maternal blood
                                                             circulation

CANCER PRODUCTS


    The American Cancer Society estimates that approximately 1.4 million people in the United States were diagnosed with some form of cancer in 1997. Approximately $35 billion is spent annually in the United States alone on direct medical costs in managing cancer patients. For most cancers, five year survival rates increase by a factor of up to 100% if diagnosed and treated in a localized state; however, only 54% of breast cancers, 57% of prostate cancers and 51% of cervical cancers are detected in a localized state.



    In the management of patients with cancer, there is an unmet clinical need for tests that will diagnose disease at an earlier stage, predict therapeutic response to chemotherapy and monitor patients for disease recurrence at an earlier stage. Vysis' initial Genomic Disease Management cancer products are expected to enable selection of the best possible therapy and thereby improve patient survival rates and quality of life. The Company is directing its product development and commercialization efforts toward various cancers including leukemia, breast, bladder, prostate and cervical.


    LEUKEMIA. There are four primary forms of leukemia with an estimated aggregate of 27,600 new cases in 1996, approximately evenly divided between acute leukemia and chronic leukemia. CML accounts for approximately one-fourth of all leukemia cases, with an incidence of approximately 1 case per 100,000 persons. In the United States, there are about 6,000 newly diagnosed patients each year. The disease has two major phases: the initial chronic phase and the terminal blast crisis phase. The transition from chronic to blast phase is often associated with abnormal occurrence of three copies of chromosome 8 (trisomy 8) which is present in approximately 20% to 50% of those patients entering the blast phase. This abnormality often precedes the clinical blast phase by 2 to 6 months. The success rate of long term survival following bone marrow transplantation is less than 20% for patients in blast crisis as compared to a 40% to 70% success rate for patients treated before the onset of blast crisis. The detection of trisomy 8 in conjunction with other tests may serve as an early indication to initiate bone marrow transplantation when the patient has a better chance for survival.

    The Company's first clinical product, CEP 8 Probe Kit, which is based on the FISH System, was cleared by the FDA in November 1996 by a 510(k) premarket notification. The CEP 8 Probe Kit is used for the detection of trisomy 8. Used in conjunction with other tests, this product is used to monitor disease activity during treatment to assess therapeutic effectiveness and during remission for disease recurrence. This information provides the physician with an indication of early blast crisis which is important when considering bone marrow transplantation therapy.


    The Company's second clinical product, CEP 12 Probe Kit, which is based on the FISH System, was cleared by the FDA in January 1997 by a 510(k) premarket notification. The CEP 12 Probe Kit is used for the detection of trisomy 12, one of the more common genetic abnormalities in chronic lymphocytic leukemia ("CLL"). The incidence of CLL in the United States is approximately 7,200 new cases per year with about 60,000 individuals currently afflicted with this disease. These patients have a widely variable clinical course and many do not require therapy at the time of diagnosis. The detection of trisomy 12 provides the physician the ability to distinguish patients whose disease will rapidly progress. These patients may require immediate treatment while others may be monitored for disease progression without therapeutic intervention.


    The Company's third clinical product, CEP X/Y Probe Kit, which is based on the FISH System, was cleared by the FDA in January 1997 by a 510(k) premarket notification. The CEP X/Y Probe Kit is used to assess how well donor cells are accepted by the recipient in sex-mismatched bone marrow transplantation and to determine the recurrence of malignant cells. In the management of many leukemias and other myeloid disorders, bone marrow transplantation is a critical therapeutic strategy. Approximately 4,200 sex-mismatched transplantations were performed in the United States in 1996. Having an estimate of the proportions of donor and recipient cells following a transplanation can be useful in assessing the success of the procedure and to diagnose recurrence. The improved sensitivity and precision of the CEP X/Y product, as compared to standard cytogenetic analysis, permits a more reliable detection of therapeutic efficacy or failure at a stage when modification of therapy will still be possible.

    A fourth product, a bcr/abl translocation probe currently under development, is expected to be submitted for regulatory review in the United States and Europe. The bcr/abl ES product, which is based on the FISH System, is intended to be used to confirm the diagnosis of CML and to monitor the presence of residual disease.

    BREAST CANCER. Breast cancer is the second leading cause of cancer-related deaths among women age 35 to 54. In 1996 there were approximately 184,300 new cases of breast cancer diagnosed in the United States. Over 900,000 biopsies to determine the presence of breast cancer are performed in the United States each year. According to the American Cancer Society, the annual direct medical cost of breast cancer management in the United States alone is approximately $6 billion.


    The management of breast cancer is difficult because there has been no reliable method to determine the response of individual women to different therapeutic options, each of which have different toxicities and side-effects. These toxicities and side-effects impact the quality of life and long term survival of individual patients. It is clearly beneficial to identify which women have progressive disease and to restrict aggressive treatment to that group. The specific genetic abnormalities of a tumor are associated with progressive disease and therapeutic response. A genomic test that adds to the physician's ability to select the most appropriate therapy during clinical decision-making and that results in a more favorable outcome for the patient would be highly valued.

    The Company's first breast cancer product, currently in late stage clinical trials, is HER-2/neu. Results from the HER-2/neu test are intended to rapidly assess the amplification of HER-2/neu gene for use as a predictive marker for response to chemotherapy and/or hormone therapy. Results will also be used as a prognostic marker for risk assessment.

    HER-2/neu is an oncogene whose normal function is to serve as a growth factor receptor. Amplification of this gene is associated with rapid growth of the tumor cells and resistance to less toxic chemotherapy and/or hormone therapy. Approximately 25% to 30% of breast cancers have amplification of this gene. A study of 442 breast cancer patients, published in the NEW ENGLAND JOURNAL OF MEDICINE in May 1994, supports the use of HER-2/neu gene amplification as a predictive marker for response to chemotherapy. This study demonstrated that lymph node positive women with HER-2/neu amplification in their tumor cells respond to higher doses of adriamycin chemotherapy substantially better than those without amplification. Further, patients without amplification do not appear to benefit from the more aggressive adriamycin treatment. The ability to identify amplification in breast cancer patients will allow such patients to be more effectively treated with aggressive chemotherapy, which in turn should produce better patient outcomes. Additionally, those patients who are not amplified do not require the more aggressive chemotherapy and may benefit from an improved quality of life by avoiding the side effects inherent with the more aggressive therapeutic approach. Another study at Georgetown University's Lombardi Cancer Center on 94 breast cancer patients indicates that women with HER-2/neu amplified tumors respond more poorly to hormone therapy than women without amplification.

    The Company's HER-2/neu product, which is based on the FISH System, is a locus specific, direct label DNA probe for the HER-2/neu gene. This assay is designed for the detection and quantification of the HER-2/neu gene and chromosome 17 in cells. Occasionally, extra copies of the chromosome 17 will result in a false positive HER-2/neu result. The Company's product includes a second DNA probe specific for chromosome 17, which is intended to serve as a built in control for false positive results due to extra copies of chromosome
17. The Company, in collaboration with independent laboratories, conducted performance studies of the Company's HER-2/neu gene product which indicate that the product may be able to detect HER-2/neu amplification in 50 percent more women with breast cancer than detected by antibody based immunohistochemistry in standard paraffin tissue sections.

    Vysis expects that this product will provide reliable and accurate determination of HER-2/neu gene amplification to physicians to assist them in selection of the most appropriate therapeutic alternatives for the patient. The product's initial claim will be for prediction of response to low or high dose adriamycin therapy. Adriamycin and its equivalents are among the most commonly used cancer therapeutics.

    The Company's strategy is to maximize value to the medical community by expanding the utility of the HER-2/neu product through supplemental clinical trials. These trials include studies to determine selection of therapy between methotrexate and adriamycin based on HER-2 amplification, to determine whether the patient will benefit from hormone therapy and to predict the risk that benign breast lesions will progress to cancer.

    Because cancer is considered a multi-gene event, the Company believes that appropriate patient management may require simultaneous testing for multiple genetic abnormalities, such as amplification of the c-myc gene, the Cyclin D1 gene and the q13.2 region on chromosome 20 in addition to HER-2/neu. The Company is developing products based on the Company's gCGH Array System which are intended to provide the ability to simultaneously detect both gene amplification abnormalities and gene deletion abnormalities, such as deletion of the p53 tumor suppressor gene.

    BLADDER CANCER. The American Cancer Society estimates there were approximately 52,900 new cases of bladder cancer in 1996. The most common symptom of this cancer is blood in the urine, which occurs in approximately 80% of diagnosed patients. The diagnosis of a tumor often is confirmed by performing urine cytology, which has a false negative rate of about 25%. Due to poor sensitivity of cytology and other existing tests, examination of the bladder wall with a cystoscope, a slender tube fitted with a lens and light that is inserted through the urethra, is required to confirm the presence of bladder cancer.

    Bladder cancer can be divided into superficial and invasive tumors. Superficial tumors have not grown through the wall of the bladder to its muscular lining. While the majority of tumors are superficial and are associated with a high five-year survival rate (75% overall), approximately 80% of the superficial tumors will recur. The most successful treatments are performed early in the course of the diagnosis and include regular monitoring for disease recurrence through the frequent use of cystoscopy. While cystoscopy will provide definitive results, it is an invasive procedure requiring that the patient be under anesthesia and is therefore expensive, costing over $500 per procedure. Tests are currently on the market which will provide a result from a urine specimen. However, these tests are relatively insensitive, detecting only 40% to 70% of positive specimens. For this reason, patients continue to have cystoscopy procedures 1 to 4 times per year. The Company believes that a non-invasive genomic test with high sensitivity and specificity that enables physicians to easily monitor patients on a quarterly basis for disease recurrence would be highly valued.


    The Company is developing a highly sensitive product based on the FISH System technology platform intended to provide simultaneous analysis of multiple genetic markers for bladder cancer from a routine urine specimen. A number of published studies have demonstrated that these genetic markers are correlated to bladder cancer.


    PROSTATE CANCER. Prostate cancer is the second leading cause of death from cancer in men in the United States with an estimated 317,100 new cases in 1996. Between 1989 and 1993, prostate cancer incidence rates increased 50%. Further increased incidence detection is expected with continuing widespread use of prostate serum screening tests. The incidence of prostate cancer increases with age; over 80% of all prostate cancers are diagnosed in men over age 65. The American Cancer Society recommends that men age 50 and over have an annual PSA (prostate specific antigen) blood test and a digital rectal exam. If either result is suspicious, further evaluation is recommended. This has resulted in over 725,000 prostate biopsies being performed in the United States in 1996. According to the American Cancer Society, the annual direct medical cost of prostate cancer management in the United States alone is approximately $5 billion. The management of prostate cancer is difficult because its course is extremely variable. Some prostate cancers grow rapidly, quickly leading to death, while others grow so slowly as not to compromise expected life duration. It is estimated that approximately 30% of men who die over the age of 45 from various causes also have concurrent asymptomatic prostate cancer. Because there is no reliable method to determine which cancers will progress, patients are currently receiving unnecessary radical prostatectomies which have significant side effects, which may negatively impact the quality of life. Side effects of radical prostatectomy include impotence in about 30% of cases, bladder incontinence in 10% to 20% of cases and difficulty with urination in about 10% of cases. It is clearly beneficial to identify which men have progressive disease and to restrict aggressive treatment to that group. A genomic test that adds to the physician's ability to determine which patients to treat versus which patients to monitor has been identified as highly desirable by the medical community.


    The Company believes that information regarding the genetic composition of prostate cancer tumors could distinguish between men who should be monitored without surgical intervention and those whose prostates should be removed. The Company is developing a product that includes a panel of genetic markers designed to provide information indicating which patients should receive more aggressive therapeutic intervention. Because prostate cancer is also considered a multi-gene event, the Company believes that appropriate patient management will require simultaneous testing for multiple genetic abnormalities. Products based on the Company's gCGH Array System are intended to provide the ability to simultaneously detect both gene amplification abnormalities and gene deletion abnormalities, each of which have been associated with disease progression. In conjunction with the Mayo Clinic, the Company is evaluating several potential leads for its initial gCGH Array product panel.

    CERVICAL CANCER. An estimated 15,700 cases of invasive cervical cancer were diagnosed in the United States in 1996 with an estimated 4,900 cervical cancer deaths. Eighty-eight percent of patients survive one year after diagnosis, and the five-year relative survival rate is 68%. However, for women diagnosed in the early stages of the disease, the five-year survival rate is 91%; but only 51% are diagnosed in the early stages of the disease.

    The American Cancer Society recommends that women who are, or have been, sexually active or who have reached age 18, have an annual pelvic exam and a PAP test. Approximately 62 million PAP tests are performed annually in the United States at an estimated patient cost of $7 to $15 per test. Although PAP testing has been useful in reducing deaths due to cervical cancer, the PAP test has significant limitations. PAP testing has a false negative rate of 10% to 50% and a false positive rate of 1% to 10%. A false-negative test means that a true carcinoma has escaped detection and may advance to potentially irreversible disease before an accurate test is performed. A false-positive result can lead to unwarranted patient anxiety as well as unnecessary inconvenience, discomfort, and expense for follow-up diagnostic procedures. Given the frequency of false positive and false negative tests, the Company estimates that each year there are about 5 million inaccurate test results. Positive PAP test results are typically confirmed by a second PAP test, a colposcopy costing the patient approximately $150, or cryosurgery costing approximately $500.

    According to the American Cancer Society and the National Institutes of Health ("NIH"), cervical cancer risk is closely linked to certain types of HPV, a common sexually transmitted infection. Studies have shown that several types of HPV have been directly implicated as a cause of cervical cancer. Furthermore, there is a delay between HPV infection and the earliest manifestation of cancer. The Company believes that a test specific for HPV performed in conjunction with PAP testing would significantly improve the rate of early detection of cervical cancer.

    Vysis is developing a product for the simultaneous detection of specific high and low risk types of HPV based on the Company's Molecular Lawn System technology platform. The initial product application will be to test patient specimens classified as atypical with PAP testing. The Company expects that this product would be introduced as a patient screening test performed in conjunction with a PAP test. The Company believes this product will be easier to use and more cost effective than currently available technologies.

    Additionally, the Company believes that assessing changes in the genetic composition of cervical cells will also be important for the early identification of cells in a pre-cancerous state. Combined with HPV testing, genetic screening has a high potential for accurately predicting malignant transformation not currently possible. The Company is assessing potential genetic targets to be combined with its HPV tests.

PRENATAL PRODUCTS
    Each year there are approximately 4 million live births in the United States and a similar number in Western Europe. Chromosomal disorders are relatively common affecting approximately 1 in 200 births. This has led to efforts to perform screening to identify pregnancies at risk for fetal mental retardation or other birth defects. In an attempt to diagnose fetal abnormalities, indirect tests have been employed such as the immunoassay based blood tests known as the "Triple Screen." Indirect testing has a high rate of false positive and false negative results. Because of the inadequacies of indirect testing, a more definitive genetic test is required to confirm the presence of fetal abnormalities. To perform direct genetic testing, it is necessary to obtain fetal cells. These cells may be obtained either through sampling the fluid surrounding the fetus (amniocentesis), chorionic villus sampling, or potentially through isolation of fetal cells that have crossed the placenta and are circulating in the mother's blood. Pregnancies at high risk for chromosomal abnormalities include women over age 35, a family history of chromosome abnormalities, an abnormal Triple Screen result or abnormal ultrasound results.


    AMNIOCENTESIS TESTING. Amniocentesis is an invasive procedure required to obtain the fetal cells for diagnosis of chromosomal abnormalities. In amniocentesis, amniotic fluid containing fetal cells is removed from the uterus with an ultrasound-guided needle passed through the abdominal wall. Traditional testing of the fetal cells is accomplished by direct visualization of stained chromosomes. This analysis, which is known as karyotyping, is a standard cytogenetic method which requires 7 to 10 days for completion at an estimated patient cost of $400 to $800 per analysis. The Company believes that a genomic test which provides rapid test results for chromosomal abnormalities enabling timely decisions regarding patient treatment and care would be highly valued by expecting parents and physicians.

    The Company's first prenatal diagnostic product, based on the FISH System, is the TriGen Assay for the direct diagnosis of Down syndrome (three copies of chromosome 21) and sex chromosome abnormalities (aneuploidies of chromosomes X and Y). The product is designed to diagnose these abnormalities on a single slide within 24 hours from cells obtained by amniocentesis. Clinical trials conducted by the Company at 18 laboratories involving 558 patients demonstrated 100% correlation of TriGen results to standard karyotyping results. The French regulatory agency, Agence du Medicament ("ADM"), registered the product in May 1997, as a stand alone diagnostic test.

    In December 1996, France became the first country to provide reimbursement for testing of chromosome 21 disorders for all pregnancies regardless of age. The French Cytogenetics Society has recommended to the French government a reimbursement rate specifically for a FISH based prenatal test of approximately $425 per test.

    The Company's AneuVysion-TM- product is a FISH System for the direct diagnosis of Down syndrome, sex chromosome abnormalities and two additional chromosomal abnormalities. The Company's 510(k) submission on its AneuVysion prenatal product was cleared by the FDA in October 1997 and a submission was made to the French ADM in October 1997. Clinical trials conducted by the Company at 31 laboratories involving 1,516 patients demonstrated 99.9% correlation of AneuVysion results to standard karyotyping for those chromosomal abnormalities that represent 85% to 90% of the chromosomal abnormalities associated with mental retardation and other birth defects. In the United States, the AneuVysion product is cleared as an adjunct to standard cytogenetic testing of amniocentesis specimens while in Europe the Company expects the product to be registered as a stand alone diagnostic test.

    The Company is developing a gCGH Array prenatal product that is intended to simultaneously detect multiple chromosome aneusomies, microdeletions and unbalanced chromosome translocations. These abnormalities may account for essentially all of the causes of common mental retardation and other birth defects detectable with conventional amniocentesis and karyotyping.

    MATERNAL BLOOD TESTING. Due to the invasive nature of the amniocentesis procedure, current prenatal genetic testing is indicated only in high risk pregnancies. Although the risk of having a child with Down syndrome increases with maternal age, most pregnancies occur in younger women and, hence, most births of children with Down syndrome occur to younger women for whom amniocentesis is not indicated. The ability to detect and analyze fetal cells in maternal blood would permit women to be routinely screened for genetic abnormalities associated with mental retardation and birth defects by direct genetic analysis of fetal cells.

    Maternal blood has been shown to contain cells derived from the fetus, although these cells are exceedingly rare. The feasibility of genetic analysis of fetal cells isolated from maternal blood has been demonstrated, but obtaining a sufficient number of fetal blood cells for analysis has been difficult and generally not suitable to routine clinical application. Vysis is currently researching a system to identify fetal cells in maternal blood specimens and detect chromosomal abnormalities in those cells. Such a system is expected to include reagents to identify fetal cells, the Company's currently developed FISH probe products (for chromosomes 13, 18, 21, X and Y) and a rapid imaging system.

    Several other companies are also developing approaches to fetal cell detection and identification. However, the Company believes that chromosomal abnormalities in fetal cells derived from maternal blood specimens will be more effectively analyzed with FISH probes. Based upon its patented technology, the Company expects to participate in this market either through strategic partnering with other companies who will use the Company's FISH probes to complete the genetic analysis, or through the introduction of its own fetal cell detection and identification system.

RESEARCH PRODUCTS

    Vysis currently markets over 240 research use only ("RUO") DNA probes and related reagent products. The Company's principal customers are genetics testing laboratories and research centers around the world. The Company introduced 41 new RUO products in 1997. The research reagent product line represented approximately $600,000 of the Company's $5.4 million of product revenues in 1994, approximately $1.5 million of the Company's $6.3 million of product revenue in 1995, and approximately $2.8 million of the Company's $11.0 million product revenue in 1996. In addition to providing the Company with significant revenues, research reagent products provide the Company with the ability to participate in clinical research programs to establish correlations of various genes and genetic markers to disease occurrence and outcome. Once correlations to disease have been established, the Company believes that certain of its RUO products may become candidates for high volume clinical use. Because RUO products are not used for routine clinical diagnosis, these products are not subject to regulatory review. Although not required to do so, the Company manufactures all of these RUO products according to the FDA's QSR guidelines. See "Business--Government Regulation."


    The Company's research product commercialization process involves three distinct stages prior to marketing which include, in order, research, development and trials.

                               RESEARCH PRODUCTS

     PRODUCT        TECHNOLOGY PLATFORM   DISEASE/PROCEDURE  POSSIBLE UTILITY      STAGE
-----------------  ---------------------  -----------------  -----------------  ------------

WCP-Registered Trademark- FISH system     Prenatal,          Analysis of        MARKETING
 Probes (103                              postnatal and      metaphase
 products)                                cancer             chromosomes,
                                                             additions,
                                                             deletions and
                                                             translocations

CEP-Registered Trademark- FISH System     Prenatal,          Determination of   MARKETING
 Probes (45                               postnatal and      chromosome copy
 products)                                cancer             number

LSI-Registered Trademark- FISH System     Prenatal,          Determination of   MARKETING
 Probes (41                               postnatal and      gene copy number,
 products)                                cancer             chromosomal
                                                             translocations,
                                                             and presence of
                                                             microdeletions

CGH Probes and     FISH System            Prenatal,          Determination of   MARKETING
 solutions (10                            postnatal and      chromosome region
 products)                                cancer             of amplification
                                                             and deletion

     PRODUCT        TECHNOLOGY PLATFORM   DISEASE/PROCEDURE  POSSIBLE UTILITY      STAGE
-----------------  ---------------------  -----------------  -----------------  ------------

MultiVysion-TM-    FISH System            Preimplantation    Improved success   MARKETING
 PGT                                      genetic testing    rate of IN VITRO
                                                             fertilization
                                                             implantation and
                                                             successful birth

Telomere Probes    FISH System            Mental             Detects hidden     DEVELOPMENT
 (42 products                             retardation        chromosomal
 planned)                                 analysis           deletions and/or
                                                             translocations
                                                             not possible with
                                                             traditional
                                                             karyotyping

Spectral           FISH System            Cancer and         Detects hidden     DEVELOPMENT
 Karyotyping                              prenatal           chromosomal
 Reagent                                  karyotyping        rearrangements
                                          analysis in 24     not possible with
                                          colors             traditional
                                                             karyotyping

Ampli-Onc-TM-      gCGH Array System      All cancers        Detects            RESEARCH
 Chip                                                        substantially all
                                                             genes amplified
                                                             in cancer

Onc-Express-TM-    gCGH Array System      All cancers        Detects genes      RESEARCH
 Chip                                                        expressed in
                                                             cancer

    The Company markets three FISH probe product lines, respectively marketed as WCP-Registered Trademark-, CEP-Registered Trademark- and
LSI-Registered Trademark- probes and various reagents. These products are used in a wide range of genetic research.

    WCP WHOLE CHROMOSOME PAINT FISH PROBES. WCP probes fluorescently label or "paint" the unique sequences of an entire chromosome allowing analysis of the chromosome number as well as indicating chromosome additions and simple and complex translocations in human metaphase cells.

    CEP CHROMOSOME ENUMERATION FISH PROBES. CEP probes hybridize to repeat sequence targets on specific chromosomes. This allows for rapid counting of chromosomes to determine if there are too few or too many chromosomes within interphase or metaphase cells.

    LSI LOCUS SPECIFIC IDENTIFIER FISH PROBES. LSI probes hybridize to specific locations on individual chromosomes and identify specific sequences of DNA, which are typically gene or disease specific. By highlighting specific regions of the chromosome, these probes quickly identify if specific genes are present as expected or whether certain gross chromosomal changes exist.

    COMPARATIVE GENOMIC HYBRIDIZATION (CGH) REAGENTS. CGH reagents are a line of products for performing comparative genomic hybridization, a tool for determining previously unidentified gene amplifications and deletions in genetic diseases and cancers.


    PREIMPLANTATION GENETIC TESTING ("PGT"). It is estimated that each year some two million couples in the United States are treated for infertility resulting in approximately 59,000 IN VITRO fertilization ("IVF") cycles. It is not unusual for patients to undergo two or three cycles before they successfully conceive. The direct cost for a single fertilization cycle is approximately $7,800. Overall, approximately $2 billion is spent in the United States annually on infertility treatments. An important contributing factor for a failed attempt at IN VITRO fertilization is the presence of a chromosomal abnormality in the implanted embryo. Therefore, the IVF success rate may be improved by using embryos that do not have chromosomal abnormalities. With only a single cell available for this analysis, it is necessary to use a chromosomal assessment technology capable of detecting a large number of abnormalities in a single cell. FISH is currently the only diagnostic technology known to the Company that has this capability.

    The Company's first PGT product, based on the FISH System, is MultiVysion PGT, which simultaneously detects abnormalities of chromosomes 13, 18, 21, X and Y in a single cell within 4 hours. The Company believes that completing a PGT analysis using Vysis' patented multi-color probes will increase the probability of a successful implantation and birth at a substantially lower cost for patients undergoing this procedure.

    TELOMERE PROBES. Telomeres are unique sequences of DNA at the end of chromosomes that contain a large number of genes. Telomeres play an integral role in chromosome biology, structure, and function. Changes in telomeres, such as deletions or translocations frequently missed by traditional karyotyping, have been implicated as causes of mental retardation and cancer. There are approximately 60,000 peripheral blood lymphocyte specimens tested each year to evaluate patients for chromosomal causes of mental retardation. The Company is developing a line of individual locus specific FISH probes and a multi-color telomere panel for research in chromosomal causes of mental retardation and cancer.

    SPECTRAL KARYOTYPING REAGENT. Traditional karyotypes employ black and white images of chromosomes and interpretation of these karyotypes requires sophisticated training in recognition of chromosome patterns and changes in the chromosomes. Frequently subtle translocations are missed utilizing traditional black and white karyotyping. The Company's Spectral Karyotyping Reagent is intended to simplify and improve the accuracy of karyotyping by providing a unique color to each chromosome, thus allowing the detection of chromosomal rearrangements not possible with traditional karyotyping. The Company is developing a spectral karyotyping system comprised of a 24 color probe reagent set and a genetic workstation that incorporates proprietary software for image analysis of the multi-color karyotype provided by the reagent.


    AMPLI-ONC AND ONC-EXPRESS CHIPS. The Company is developing an Ampli-Onc Chip based on its gCGH Array System that will detect substantially all currently known genes amplified in cancer. This ready-to-use array of DNA probes on a miniaturized chip is intended to enable simultaneous assessment of a large number of genes in patient specimens for abnormalities in specific gene counts. The Company is also developing Onc-Express Chip, an array of DNA probes for the simultaneous assessment of a large number of expressed genes in patient specimens. The Company believes that simultaneous testing for multiple genetic abnormalities is likely to accelerate research and provide clinical correlations between chromosomal abnormalities and disease. Both of these products may enable researchers to discover new correlations that may yield genomic products for improved diagnosis, prognosis and predictive outcome.


INSTRUMENT PRODUCTS


    Vysis currently markets a line of instrument products which includes genetic imaging workstations and other processing instruments. Because instrument products are developed for use in connection with both clinical and research products, the commercialization process for instrument products mirrors the previously described commercialization process for clinical or research reagent products. See "--Products: Clinical Diagnostic Products" and "--Products:
Research Products." These workstations provide an integrated solution to enhance and automate the visualization, analysis, and storage of FISH, mFISH (simultaneous imaging of multiple FISH probes), CGH, and karyotype images. These workstations integrate proprietary software, and readily available hardware, such as high-resolution cameras, microscopes and desktop computer systems. The Company's principal customers for these workstations are genetic testing laboratories and research centers around the world. The Company has an installed base of over 320 proprietary genetic workstations at 224 laboratories in 18 countries. The Company introduced three new instrument products in 1997. The instrument product line represented approximately $2.2 million of the Company's $5.4 million of product revenue in 1994, approximately $2.2 million of the

Company's $6.3 million of product revenues in 1995, and approximately $4.3 million of the Company's $11.0 million of product revenues in 1996.

                              INSTRUMENT PRODUCTS

      PRODUCT          TECHNOLOGY PLATFORM     DISEASE/PROCEDURE         UTILITY            STAGE
-------------------  -----------------------  -------------------  -------------------  -------------
Karyotyping          Image Analysis Software  Cancer and prenatal  Clinical and         MARKETING
 Software                                     testing              research automated   (FDA 510(k)
                                                                   classification of    cleared
                                                                   chromosomes          February
                                                                                        1990)
FISH Software        FISH System              Cancer and prenatal  Clinical and         MARKETING
                                              testing              research imaging of
                                                                   FISH probes
CGH Software         FISH System              All cancers          Research for         MARKETING
                                                                   chromosomal
                                                                   amplifications and
                                                                   deletions
Lab Manager-TM-      Database Software        Cancer and prenatal  Patient data         MARKETING
 Software                                     testing              management
                                                                   incorporated in
                                                                   karyotyping, CGH
                                                                   and FISH software
HYBrite-TM- System   FISH System              Cancer and prenatal  Clinical and         MARKETING
                                              testing              research semi-
                                                                   automated
                                                                   hybridization of
                                                                   FISH probes
Quips mFISH          FISH System              Cancer and prenatal  Clinical and         MARKETING
 Software                                     testing              research
                                                                   simultaneous
                                                                   imaging of multiple
                                                                   FISH probes
Spectral             FISH System              Cancer and prenatal  Clinical and         DEVELOPMENT
 Karyotyping                                  testing              research automated
 Software                                                          classification and
                                                                   imaging of
                                                                   chromosomes in
                                                                   24-colors
Automated Specimen   FISH System, gCGH        Cancer, prenatal     Automates steps of   RESEARCH
 Processor and Test  Arrays System,           and viral testing    FISH, gCGH Array
 Instrument          Molecular Lawn System                         and Molecular Lawn
                                                                   assays
gCGH Array Reader    gCGH Array System        Cancer and prenatal  Reads gCGH Arrays    RESEARCH
                                              testing
Molecular Lawn       Molecular Lawn System    Cancer, prenatal     Reads Molecular      RESEARCH
 Reader                                       and viral testing    Lawn tests

    QUIPS-TM- GENETIC WORKSTATIONS AND IMAGING SOFTWARE. Genetic workstations consist of computer hardware, imaging cameras, microscopes purchased from third party vendors and proprietary software designed to capture, analyze, document and store data required for cytogenetic analyses. The genetic workstation product line includes various combinations of hardware and software for karyotyping, FISH, mFISH (multi-target FISH) and CGH.

    HYBRITE-TM-. HYBrite is a semi-automated instrument for denaturation and hybridization of FISH probes. The HYBrite system eliminates the need for denaturation reagents and other temperature devices. The HYBrite shortens assay time, eliminates steps and reduces user variability.

FOOD TESTING PRODUCTS

    The Company develops, manufactures and commercializes products for the detection and identification of food-borne pathogens to food processors and quality control laboratories. These products, marketed under the Gene-Trak-Registered Trademark- name, include both DNA probe products and antibody kits for the detection of organisms found to contaminate food such as Salmonella, E. coli, Listeria and Listeria monocytogenes. The Company's food testing product sales were approximately $2.5 million in 1994, 1995 and 1996, respectively.

SALES AND MARKETING

MARKETS AND CUSTOMERS

    There are approximately 350 cytogenetics laboratories in the United States that include hospital-based laboratories and non-hospital-based reference laboratories. In addition, there are approximately 5,200 hospital-based pathology laboratories and approximately 200 cancer research laboratories in the United States. The combination of these laboratories creates more than 5,750 potential customers for the Company's products in the United States alone. The Company estimates the international market for its products to be approximately two times the size of the United States market.

MARKETING STRATEGY


    The Company currently markets its products to cytogenetic laboratories, hospitals, reference laboratories, academic and commercial research institutions and managed care organizations. Vysis expects that the principal customers for its clinical diagnostic products will include cytogeneticists, pathologists, oncologists and other physicians. In order to accelerate clinical market acceptance of its Genomic Disease Management products, the Company is developing programs designed to (i) increase the level of awareness of FISH System products among the clinical laboratories and the physicians who are expected to order these tests, (ii) educate the medical community regarding the benefits of managing disease with genomic testing products, and (iii) provide data demonstrating clinical correlation of the disease target to disease outcome, progression and predisposition. The Company will pursue these programs through the use of collaborations with external laboratories and scientists who are influential opinion leaders, the use of third-party published articles and the publication of data obtained in product clinical trials.


SALES STRATEGY

    Sales in the United States are conducted by a direct sales force, currently consisting of a national sales manager and eight technical sales representatives. Four representatives are dedicated to clinical and research reagent sales. The remaining four representatives are dedicated to sales of genetic workstations.

    European sales are managed by country specific managers supported by a nine person direct sales organization for Germany, France and the United Kingdom. This organization is further supported by independent distributors in Austria, Czech Republic, Egypt, Finland, Greece, Holland/Belgium, Hungary, India, Israel, Italy, Poland, Saudi Arabia, Spain, Sweden, Switzerland, Turkey and the United Arab Emirates.

    Sales and marketing in Japan is conducted through a marketing partnership with Fujisawa Pharmaceutical Co., Ltd. ("Fujisawa"). The partnership, entered into in July 1995, provides Fujisawa with a ten-year exclusive distribution right to market Vysis FISH probes and genetic workstations in Japan. Fujisawa is responsible for funding all clinical regulatory compliance for the Japanese market. Vysis will supply all of its United States and European clinical trial data for its FISH products to assist Fujisawa in its regulatory approval efforts. The agreement provides that Fujisawa will pay the Company $600,000 per year through July 1999. Fujisawa introduced the Company's clinical research reagent product line in December 1995 and released the Company's genetic workstations in 1996.

    Sales in the other world markets are conducted through the use of local distributors. To date, additional Far East distribution channels have been established in Australia, China, Korea, Philippines, Singapore, Taiwan and Thailand. Other distributors have also been established for Canada and Argentina. These distributors are supported through the Company's United States headquarters. See Note 9 of Notes to Consolidated Financial Statements for financial information of the Company organized by geographic area.

MANUFACTURING

    The Company's manufacturing operations encompass the production and packaging of DNA probes and reagents, as well as the integration of the Company's imaging software with off-the-shelf electronic cameras, computer systems and other computer peripheral equipment. The Company's manufacturing operations utilize a complete material requirements planning system fully integrated with the Company's finance department for operational control. The Company believes that current manufacturing processes are readily scaleable to meet expected growth.

    The reagent and instrument manufacturing processes are performed according to the FDA's Quality System Regulation ("QSR"), which replaced the FDA's Good Manufacturing Practices ("GMP") criteria. The Company trains employees for compliance with current QSR requirements as specified by the FDA. See "Business--Government Regulation." The Company is ISO 9001 certified. ISO 9001 is the most comprehensive of all the International Organization for Standardization quality standards and is an important element of the Company's strategy to commercialize its products globally.

COLLABORATIONS

    The Company has established a series of collaborations designed to accelerate gene discovery efforts and correlation studies to link genetic abnormalities to disease outcomes, from which it will obtain diagnostic and therapeutic rights. The Company also monitors on-going worldwide medical research in this area, such as the Human Genome Project. It is anticipated that the Human Genome Project will complete the sequencing of the entire human genome by 2005, which the Company believes will give rise to additional clinical product leads. In addition, the Company has collaborations for the further development of its technology platforms.

UNIVERSITY OF CALIFORNIA, SAN FRANCISCO


    The Company funds research at the Department of Laboratory Medicine, University of California, San Francisco ("UCSF") Cancer Center at the UCSF Medical School, directed by Dr. Joe Gray, in the field of molecular cytometry. This research examines correlations of chromosome abnormalities to disease and discovery of genes related to regions of abnormalities identified by CGH. This research has resulted in CGH studies of samples of all major solid tumor cancers to identify common regions of chromosome abnormality. These studies will be used as leads for gene discovery efforts. This work has resulted in the discovery of gene sequences in the chromosome region 20q13.2 related to an aggressive form of breast cancer. The Company has an exclusive license to patent rights covering inventions made from this research which relate to FISH or CGH. The Company has an option to obtain an exclusive license for both diagnostic and therapeutic use to patent rights covering gCGH and any gene discoveries made from this research. The research collaboration with UCSF also involves work on imaging software with the Company holding an exclusive license to any software improvements.


THE MAYO CLINIC

    The Company funds research by Dr. Robert Jenkins at the Mayo Clinic's Department of Cytology in the area of correlation of chromosomal abnormalities to aggressive forms of prostate cancer and genes associated with metastatic potential. As part of the collaboration, Dr. Jenkins has developed correlations of chromosomal aneuploidies to prostate cancers. These correlations are under investigation as potential targets for clinical products relating to prostate cancer. The Company has an option to obtain an exclusive license to any correlations discovered during this collaboration.

DIGITAL SCIENTIFIC

    In January 1996, the Company and Digital Scientific Ltd. ("Digital") entered into an exclusive marketing and software co-development agreement to market Digital's SmartCapture-TM- FISH imaging software under which the Company also acquired a worldwide exclusive license to market all of Digital's imaging software products. In addition, the Company and Digital agreed to co-develop imaging software to be marketed by the Company as part of its Quips Genetic Workstations. The Company and Digital will co-own the software products developed under the agreement. The Company has an option to acquire an exclusive license from Digital on certain of these co-owned products.

PUBLIC HEALTH RESEARCH INSTITUTE OF NEW YORK

    The Company funds a research and development collaboration and supports broad based QBR research activities in the laboratory of Dr. Fred Kramer at the Public Health Research Institute ("PHRI") of New York in New York City. Dr. Kramer is one of the principal inventors of QBR amplification technology and has been actively involved in QBR research since 1985. The Company has an exclusive license to pending United States and foreign patent applications claiming QBR-based binary probe ligation assay, as well as to any inventions made at PHRI in this collaboration.

INCYTE PHARMACEUTICALS

    In July 1996, the Company entered into a collaboration with Incyte Pharmaceuticals, Inc. ("Incyte"), a leading genomic database company, and with Genome Systems, Inc., a subsidiary of Incyte providing positional cloning and library screening services, to produce a "bottoms-up" genomic map which will map expressed human gene sequences to their human chromosome locations. The Company expects that use of the map and its associated BAC library will reduce the time to generate a BAC based "contig" by one to two years. As part of the collaboration, the Company will have access to Incyte's LifeSeq-TM- database for sequence data on expressed human gene sequences, use of the developed genomic map and the associated BAC contigs.

    The Company believes that the BAC contigs will be used to develop additional FISH RUO probes and may provide a source of targets to be placed on the gCGH Arrays. The Company believes that access to the LifeSeq database and the map will accelerate the discovery of genes located in regions of chromosomes identified as important in cancer by CGH technology.

PRODUCT LEAD COLLABORATIONS

    The Company has also established additional research collaborations aimed at generating clinical product opportunities, although there can be no assurances of successful development of clinical reagent products based upon any of these research efforts. A collaboration with the University of Chicago is aimed at producing a set of telomere probes for each human chromosome and establishing clinical use of these probes for the diagnosis of mental retardation. The Company is developing a RUO FISH probe for detection of a chromosomal translocation in pediatric leukemia under an exclusive license from St. Jude Children's Research Hospital. The Company's collaboration with the Reproductive Genetics Institute is directed at establishing the utility of the Company's FISH probes in pre-implantation genetic testing.

NATIONAL INSTITUTE OF STANDARDS AND TECHNOLOGY GRANTS

    The Company has been awarded two United States Department of Commerce grants totaling $4 million for research related to the Company's technologies. These grants are administered through the Advanced Technology Program ("ATP") of the National Institute of Standards and Technology ("NIST") within the United States Department of Commerce. The first grant, for research related to the gCGH technology platform, was initiated in March 1995 and runs through March 1998. The second grant, for research related to the development of the Company's Molecular Lawn technology platform and other research, was initiated in August 1995 and will run through August 1998.

PATENTS AND LICENSE RIGHTS AND PROPRIETARY INFORMATION

    The Company currently holds or has exclusive licenses to 92 issued United States patents or allowed United States patent applications, to 69 pending United States patent applications, and to additional foreign patents and pending patent applications in various areas of genetic and infectious disease testing. The exclusive licenses held by the Company relating to these patents and patent applications also grant the Company the exclusive right to grant sublicenses. The Company believes that its patent portfolio covering FISH, CGH, gCGH and QBR contains several patents of commercial significance to its activities in the clinical market. The Company also believes that its FISH, CGH and gCGH patent portfolio will provide opportunities to obtain an exclusive position in the clinical market on certain general assay formats as well as particular targets and to seek licenses and cross-licenses. The Company further believes that, in the absence of any licensing or cross-licensing to third parties by the Company, its QBR patent portfolio will provide an exclusive opportunity to use QBR amplification methods. The following describes significant patent assets of the Company.

FISH TECHNOLOGY

    U.S. Patent 5,447,841, issued September 5, 1995, licensed exclusively from the University of California covers methods of IN SITU hybridization using unique sequence probes and unlabeled blocking DNA. These methods permit the use as DNA probes of DNA sequences which are produced by standard cloning procedures without removal of any repeat DNA sequences which are present. The Company believes that the alternative manufacturing technologies to produce labeled FISH probes which do not contain the repeat DNA sequences are difficult to implement and are not proven commercially. The Company is also licensed exclusively under three pending United States divisional patent applications stemming from the '841 patent. Each of these applications claims priority of the '841 patent applications filed on January 16, 1986 and December 1, 1986. The divisional applications cover other embodiments of IN SITU hybridization using unique sequence probes, including detection of abnormalities on chromosome 21 and detection of gene amplification or gene deletion.

DIRECT LABELING TECHNOLOGY

    U.S. Patent 5,491,224, issued February 13, 1996, and its pending foreign counterpart applications, claim the Company's direct label FISH DNA probes and their manufacture. U.S. Patent 5,663,319, issued September 2, 1997 covers multiple direct label FISH probe compositions. The Company has received a counterpart European patent on its direct label FISH DNA probes and on methods of IN SITU hybridization using multiple direct label FISH DNA probes. The Company has a pending United States divisional patent application of the '224 patent claiming use of direct label FISH DNA probes.

CGH AND GCGH TECHNOLOGY

    The Company is exclusively licensed by the University of California under U.S. Patent 5,665,549, issued September 9, 1997, and other pending United States and foreign patent applications claiming basic CGH methods to detect changes in copy number of DNA sequences at a particular chromosome location. The Company also holds an option from the University of California to obtain an exclusive license to pending U.S. and foreign patent applications claiming gCGH assays.

Q-BETA REPLICASE TECHNOLOGY

    The Company holds exclusive licenses from Columbia University/Salk Institute and from PHRI on United States and foreign patents and pending patent applications relating to the use of QBR as an amplification technology to detect nucleic acid targets. These include U.S. Patent 4,786,600 issued November 22, 1988, claiming "substrate" molecules having inserted probe sequences which are replicatable by QBR and U.S. Patent 4,957,858, issued September 18, 1990, claiming nucleic acid detection assays using QBR. The Company also has a number of United States and foreign patents and pending patent applications covering QBR and the Molecular Lawn technology.

CORRELATIONS OF CHROMOSOMAL ABNORMALITIES TO DISEASE

    The Company is pursuing a strategy to acquire rights to methods correlating particular genetic aberrations to disease. These rights will potentially provide opportunities for exclusive positions on clinical assays. For example, U.S. Patent 5,472,842 and its pending foreign counterpart applications, licensed exclusively from the University of California, cover methods of detection of a chromosomal abnormality on chromosome 20 at locus 20q13 which has been correlated to certain forms of breast cancer. The Company holds an option from the University of California for an exclusive license for therapeutic and diagnostic uses to United States and foreign patent applications claiming gene sequences in the chromosome 20q13 locus. The Company is also exclusively licensed under United States and foreign patent applications from the University of California, St. Jude Children's Research Hospital and Canji, Inc. claiming methods to diagnose disease based upon correlations of particular chromosomal abnormalities for colon cancer, breast cancer, lung cancer, bladder cancer, ovarian cancer, prostate cancer, gliomas and leukemias.

ABILITY TO PRACTICE TECHNOLOGY

    The Company's success will depend to a substantial degree upon its ability to operate its business and to develop, manufacture, market and sell its products without infringing the proprietary rights of third parties. However, numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the general fields of nucleic acid technology and clinical diagnostic technology. A partial list of more specific technologies in these general fields includes patents and patent applications relevant to nucleic acid probe manufacturing, labels for nucleic acid probes, nucleic acid probe compositions, nucleic acid probe hybridization assays, nucleic acid amplification methods, full length gene sequences, full length expressed gene sequences, partial gene and expressed gene sequences, gene expression assays, correlations of chromosome or gene abnormalities to disease, gene point mutation detection assays, oligonucleotide array hybridization methods, patient sample processing, fetal cell identification and separation, imaging apparatus and methods, infectious disease detection assays, food testing assays and apparatus related to these technologies. The Company expects that additional United States and foreign patents owned by third parties will issue and additional United States and foreign patent applications owned by third parties will be filed in these fields. The Company further believes that the level of patent competition in these fields is sufficiently high that patent litigation in these fields is likely to occur.

    Consequently, the Company believes that its management of the business risks presented by the intense patent competition in these fields is critical to its ability to operate its business and to develop, manufacture, market and sell its products. There can be no assurance that the Company will be able to successfully manage these patent business risks to avoid infringing the proprietary rights of others nor can there be any assurance that patent infringent suits will not be brought against the Company. Any failure in its management of these patent business risks may have a material adverse impact on the Company's business, financial condition and results of operations.


    The Company's success will also depend to a substantial degree upon its ability to obtain and maintain patent protection, both in the United States and in foreign countries, for its products and methods and other inventions, which the Company believes patentable, as well as upon the Company's ability to preserve its trade secrets and to protect its software copyrights. The Company's success will also depend to a substantial degree upon its collaborators' and future licensors' ability to obtain and maintain patent protection, both in the United States and in foreign countries, on gene discoveries, the correlations of disease to genomic abnormalities and other inventions relevant to the Company's business, as well as upon the Company's collaborators' and future licensors' ability to preserve trade secrets and to protect their software copyrights.

    The patent position of a company utilizing biotechnology generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that any patents owned by or licensed to the Company will not be challenged and subsequently invalidated or circumvented, or that such patents will be sufficiently broad to afford protection against third parties who develop or use similar technology, or that any of such patents will be successfully asserted against any infringing activity, or that any of the Company's patent rights will be successfully cross-licensed to third parties in exchange for a license under their patent rights. In addition, there can be no assurance that any pending United States or foreign patent applications owned or licensed by the Company or those acquired or licensed by the Company in the future will result in issued patents, or that such applications will not be subject to foreign opposition seeking the revocation of a Company patent or to United States patent interference seeking a determination that the Company or its collaborators were not the first inventor of a particular patent or patent application, or that the Company or its collaborators will develop additional technologies that are patentable, or that any patents owned or licensed to the Company will provide a basis for commercially viable products or services.

    The Company is also aware of issued United States and foreign patents and pending patent applications owned or controlled by third parties, which are related to the Company's current or anticipated technologies. Specifically, the Company is aware of issued United States and foreign patents and pending patent applications owned or controlled by third parties, which are related to significant elements of the Company's FISH, CGH and direct labeling technologies, or to significant elements of the Company anticipated use of its QBR technologies, or to reagents useful in the performance of CGH or gCGH assays. Although the Company believes that certain of these issued patents are not infringed by the Company's current and planned operations, there can be no assurance that the Company would be able to successfully assert such a position in the courts, nor that such a position could be asserted without the Company incurring substantial or prohibitive costs. Furthermore, because United States patent applications are maintained under conditions of confidentiality while the applications are pending in the United States Patent and Trademark Office, there may be pending patent applications filed by third parties of which the Company is unaware and which relate to the Company's current or planned technologies. In addition, third parties may in the future file patent applications having claims that relate to the Company's services, processes or products. Persons holding or licensing patent rights could bring legal actions against the Company claiming that any of the Company's marketing, services, processes or products, or the Company's collaborators' or its suppliers' services or products or of the Company's customers' use of the Company's services or products infringe one or more of their patents, and seek damages or injunctive relief. Patent litigation is costly, and there can be no assurance that the Company would prevail in any patent litigation brought against it. Further, the Company could be subject to significant liabilities to such persons, may be required to obtain licenses from such persons, or may be required to cease certain activities, and any of these could have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, or at all.

    The Company is party to various license and license option agreements (including but not limited to agreements with the University of California, Ciba Corning Diagnostics, PHRI, Columbia University and the Salk Institute), which give the Company rights to use certain technologies fundamental to the Company's business. Although the Company believes it is currently in compliance with all performance criteria contained in such license and option agreements, failure of the Company to meet such criteria in the future could cause the loss of such licenses or options, or a change in license status from exclusive to nonexclusive. Furthermore, any contractual relationship with a third party may involve complications and the potential for disputes. Licensors of the Company may disagree with the Company as to the interpretation of the terms and conditions of the Company's licenses, as to whether the Company or licensor have properly fulfilled the provisions of such license contracts, and may challenge the Company's activities under such licenses in the courts or in arbitration proceedings. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

    Certain of the Company's licensed patent rights claim inventions, which were developed in whole or in part using grants or funding from United States Government agencies, such as the National Institutes of Health and the Department of Energy. The Company is also developing technology funded in part by two ATP grants from the NIST. The Company expects that patentable inventions and patent rights covering such inventions could result from the activities funded by these two ATP grants. The terms of the United States Government's funding of the Company's licensors and of the Company provide that the United States Government is provided certain rights to use the technology developed by the grants or funding and to practice or license under the applicable patent rights for the United States Government's benefit. The applicable United States statute governing the United States government's rights (the "Dole-Bayh Act") also provides that third parties may petition the government for a grant of a non-exclusive license upon reasonable terms under these patent rights owned or exclusively licensed to the Company if the Company is found to not be diligently developing the technology or market covered by the patent(s) in question. There can be no assurance that the United States Government will not exercise such rights, or that the exercise of such rights would not have a material adverse effect on the Company.

    The Company also relies upon copyrights, copyright licenses and trade secrets to protect all of its software and upon trade secrets to protect certain of its unpatented proprietary technology. There can be no assurance that the Company will be able to adequately protect its rights in such software and such unpatented proprietary technology or that others will not independently develop substantially equivalent technology or information, or that others will not otherwise gain access to the Company's software and unpatented proprietary technology or disclose the Company's software and unpatented proprietary technology to third parties in a non-confidential manner.

    The Company's development of its imaging software products is subject to all of the risks of the software development industry. There can be no assurance that the Company's software development will not be adversely impacted or delayed due to changes in its suppliers' products or software, unforeseen programming needs, delay or failure to receive software development services from third parties, or the Company's inability to obtain necessary computer products, software and components on a timely basis. Any inability of the Company to develop its imaging software products or its disease modeling software on a timely basis may have a material adverse impact on the Company.

    The Company does not presently attempt to obtain patent rights covering its software developments. However, third parties may have pending patent applications or obtain patents covering imaging software or disease modeling software technologies. There can be no assurance that the Company would not be forced to begin additional patenting efforts in the imaging software and disease modeling software fields, nor that the Company's attempts to obtain such patents on its software developments would be successful, nor that the Company would not be adversely affected by third parties obtaining patents on such software.

    Any of the risks and uncertainties concerning the ability to practice technology which are described herein apply to the Company's collaborators just as they apply to the Company itself. As a licensee or strategic partner of such collaborators, the Company could be materially adversely affected by any event adversely affecting one or more of the Company's collaborators.

COMPETITION


    Competition in clinical diagnostics and genomics is intense and is expected to increase as the market for Genomic Disease Management products develops. Competition is and will continue to be based on quality, reliability, accuracy, ease of use, price and product line offering. Oncor, Inc. ("Oncor") is a major competitor in the supply of FISH products to the research market and is seeking to enter the clinical market with FISH products. Applied Imaging Corp. and Perceptive Scientific Instruments, Inc. compete with Vysis in the marketing of genetic imaging workstations. The Company is aware of other entities that currently market RUO nucleic acid products, which may have the ability to compete with the Company in the clinical market. In addition, many reference laboratories and research institutions produce their own FISH probes for internal use.

    Other companies are developing genomic assessment products including "DNA Chip" products for assessment of gene expression or gene sequence with potential use for clinical diagnostics. Other diagnostic companies may enter the genetic disease diagnostic market with nucleic acid based technologies. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company or may have substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, ability to obtain necessary intellectual property licenses, sales and marketing expertise and distribution channels. There can be no assurance that the Company will be able to compete successfully against current or future competitors.

LITIGATION


    The Regents of the University of California (the "Regents") and the Company as exclusive licensee, are plaintiffs in a patent infringement suit filed September 5, 1995, against Oncor. The suit was filed in the United States District Court in San Francisco, California and asserts that Oncor's marketing of various DNA probe products infringes the Regents' U.S. Patent No. 5,447,841. The Company and the Regents share equally the legal costs of this suit. Oncor's answer to the complaint asserts that the patent is invalid based on prior art and the failure to disclose the best mode of practicing the invention and that it is unenforceable due to inequitable conduct which occurred during prosecution of the patent. On August 19, 1997, the court issued an order which (i) granted the Regents' and Vysis' motion for claim construction and denied Oncor's competing motion for claim construction, (ii) granted the Regents' and Vysis' motion for summary judgment that the claims were novel and denied Oncor's motion for summary judgment that the claims were invalid as anticipated, (iii) granted the Regents' and Vysis' motion for summary judgment that the claims were unobvious and denied Oncor's motion for summary judgment that the claims were invalid as obvious, (iv) granted in part and denied in part the Regents' and Vysis' motion for summary judgment that Oncor's use and marketing of its challenged FISH probes infringed the claims and denied Oncor's motion for summary judgment that none of its FISH probes infringed, (v) granted in part and denied in part the Regents' and Vysis' motion for summary judgment regarding the best mode of practicing the invention, (vi) denied Oncor's motion for summary judgment that the claims were unenforceable because of material misrepresentations made to the U.S. Patent & Trademark Office by the Regents during prosecution of the patent, and (vii) struck Oncor's motion for summary judgment that the claims were unenforceable because the Regents failed to submit material prior art to the U.S. Patent & Trademark Office. Oncor resubmitted its motion requesting summary judgment that the patent was unenforceable because of the failure to submit material prior art to the U.S. Patent & Trademark Office, but the court denied this motion in an order dated December 22, 1997. The trial of the remaining issues is scheduled to begin in April 1998. If Oncor were to succeed in invalidating the patent or having it declared unenforceable, this may have a material adverse effect on the Company's market position and future business prospects.


    The Company and Amoco are defendants in a suit pending in the United States District Court in San Diego, California brought by Gen-Probe, Inc. ("Gen-Probe") in June 1995. The suit alleges infringement of U.S. Patent Nos. 4,851,330 and 5,288,611 (the "Kohne Patents"). The Kohne Patents are alleged to apply generally to the detection, identification and quantification of non-viral organisms using DNA probes selected to target sequences of ribosomal RNA. The allegedly infringing activities are the manufacture, use and sale of reagents and kits for detecting certain food and environmental pathogens currently used in the Company's food testing business. The suit also alleges various claims that the Company competed unfairly with Gen-Probe. This suit has been stayed pending the outcome of a separate suit brought in California Superior Court in San Diego, California against Gen-Probe by the Center for

Neurologic Study ("CNS") challenging Gen-Probe's claim to sole ownership of the Kohne Patents. CNS asserts that the invention of the Kohne Patents were made by David Kohne while he was affiliated with CNS and supported by a grant from the National Institutes of Health naming CNS as the grantee institution. CNS seeks damages and title in the Kohne Patents. Pursuant to separate agreements between Amoco and CNS, which has been assigned to the Company by Amoco, the Company reimburses CNS for legal costs incurred in the suits. In return, the Company receives contingent rights to acquire an exclusive license with the right to grant sub-licenses under such rights as CNS may obtain in the Kohne Patents. Further, the Company has contractually agreed with CNS to grant sub-licenses at commercially fair and reasonable terms under the Kohne Patents should it acquire the exclusive license. CNS' suit against Gen-Probe was bifurcated into two phases. The first phase would be tried by a jury in December 1997 and would decide whether certain claims were barred as untimely. If the claims were not found to be untimely, the second phase would be tried separately in March 1998 and would decide the remaining issues raised by CNS. On December 16, 1997, upon completion of the first phase of the trial, the jury determined that the claims before it were barred as untimely. The Company believes that CNS is evaluating its available options including its ability to pursue its remaining claims, whether to request a new trial and whether to appeal the Court's rulings relating to the first phase. There can be no assurance that the Company will obtain rights under the Kohne Patents.



    Counterpart applications to the Kohne Patents were filed in Europe, Japan and elsewhere. Patents were granted and the Company has opposed these patents in Europe and Japan. In Europe the opposition has resulted in the withdrawal of the patent. However, the opposition proceeding is not yet complete and the withdrawal may be appealed. In Japan, the Company's opposition has been rejected and the patent maintained. There can be no assurance that Gen-Probe will not assert additional counts of infringement based on any additional patents issued from the applications underlying the Kohne Patents or will not assert additional causes of action against the Company. Although the Company believes that it has meritorious defenses to the suit by Gen-Probe against the Company, there can be no assurance that the Company will ultimately prevail. An adverse determination could include an award of treble damages and/ or attorneys' fees, which could have a material adverse effect on the financial condition and results of operations of the Company. Furthermore, an adverse determination in such suit may limit future business opportunities that the Company might otherwise be able to exploit in the area of infectious disease detection.



    The Company and Amoco have entered into a Cooperation Agreement relating to the establishment of the Company as a stand-alone entity. The Cooperation Agreement provides that Amoco and the Company will cooperate in the defense of the suit brought by Gen-Probe and includes an allocation of any liability arising from the Gen-Probe suit or the suit brought by CNS. Under this allocation, Amoco has agreed to indemnify the Company against any loss or damage based upon Gen-Probe's allegations of unfair competition and related claims in the suit. The Company has agreed to indemnify Amoco against any loss or damage based upon the patent infringement count in the suit or any other cause of action not yet asserted by Gen-Probe. Under this indemnity the Company will also be responsible for the attorney's fees and costs associated with the defense of the patent infringement count. There can be no assurance that the indemnity of the Company by Amoco will prevent an adverse determination from having a material adverse impact upon the Company.


GOVERNMENT REGULATION

    The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the Food and Drug Administration ("FDA") or comparable foreign regulatory bodies including, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, refusal to grant premarket clearances or approvals, withdrawal of marketing approvals and criminal prosecution.

    Unless specifically exempted, a medical device may be marketed in the United States only with the FDA's prior authorization. Devices classified by FDA as posing less risk are placed either in class I or II and require the manufacturer to seek 510(k) clearance from the FDA. Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and safety and effectiveness to a "predicate device," which is either a class I or II device already legally on the market or a "preamendment" class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for PMA applications. Obtaining a 510(k) clearance usually takes from four to twelve months or more from the date of submission. There can be no assurance that 510(k) clearance will ever be obtained. During this process, the FDA may determine that it needs additional information or that a proposed device is precluded from receiving clearance because it is not substantially equivalent to a predicate device. After a device receives clearance, any modification that could significantly affect its safety or effectiveness, or would constitute a major change in the intended use of the device, will require a new 510(k) submission.

    A device that does not qualify for 510(k) clearance is placed in class III, which is reserved for devices classified by the FDA as posing the greatest risk (E.G., life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a predicate device). A class III device generally must obtain PMA approval, which requires the manufacturer to establish the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, manufacturing, labeling and promotion. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with the Quality System Regulation ("QSR"), which mandates elaborate testing, control, documentation and other quality assurance procedures.

    Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years or more. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process.

    If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to specific conditions (E.G., changes in labeling) or specific additional information (E.G., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include postapproval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution.

    Failure to comply with the conditions of approval can result in material adverse enforcement actions, including the loss or withdrawal of the approval. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

    The Company is conducting clinical trials for the FISH detection of HER-2/neu amplification in breast cancer. The clinical trial protocols were reviewed by the FDA for adequate design to meet the intended use and clinical utility claims. The Company obtained verbal permission in March 1997 to conduct these trials. Clinical trials are scheduled to be completed in early 1998 with a PMA submission expected to be made to the FDA in the first half of 1998. There can be no assurance, however, that the FDA's PMA Advisory Panel will agree with the adequacy of the study design. There can be no assurance that this product will be approved by the FDA.



    Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of IN VITRO diagnostic ("IVD") tests are exempt from the IDE requirements, including FDA approval of investigations, provided that the testing meets certain exemption criteria. IVD manufacturers must also establish distribution controls to assure that IVDs distributed for the purpose of conducting research use or clinical investigations are used only for that purpose and are not commercialized. Pursuant to current FDA policy, manufacturers of IVDs labeled for research use only ("RUO") or investigational use only ("IUO") are strongly encouraged by the FDA to establish a certification program under which investigational IVDs are distributed to or utilized only by individuals, laboratories or health care facilities that have provided the manufacturer with a written certification of compliance indicating that the RUO or IUO product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements. The FDA recently issued a Compliance Policy Guide setting forth, among other things, the FDA's intent to undertake a heightened enforcement effort with respect to RUO and IUO devices improperly commercialized prior to receipt of FDA clearance or approval.


    The Company has developed tests, software and instrument systems that it distributes in the United States on a RUO or IUO basis. Failure of the Company or recipients of the Company's RUO and IUO devices to comply with the regulatory limitations on the distribution and use of such devices could result in enforcement action by the FDA that would adversely affect the Company's ability to distribute the tests prior to obtaining FDA clearance or approval. Such restrictions could have a material adverse effect on the Company's business, financial condition and results of operations.

    Purchasers of the Company's clinical diagnostic products in the United States may be regulated under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") and related federal and state regulations. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA established three levels of diagnostic tests ("waived", "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. The Company believes that its FISH, gCGH Array and Molecular Lawn tests will be placed in the "high complexity" category under CLIA regulations, which will likely limit their use to larger hospitals and clinical reference laboratories. CLIA requirements may prevent some clinical laboratories from using any or all of the Company's diagnostic products. There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's FISH and other products.

    Some clinical laboratories prepare their own finished diagnostic tests using purchased reagents. The FDA has generally not exercised regulatory authority over these individual reagents or such finished tests. In November 1997, the FDA issued new rules for these reagents, individually termed an analyte specific reagent ("ASR"), that would apply a regulatory framework to them, including restrictions on sales or promotional claims that could be made about these products and the restriction of sales to clinical laboratories certified under CLIA as high complexity testing laboratories. The Company sells on an RUO basis a number of individual reagents that likely fall within the ASR regulatory framework, which may therefore require changes in the Company's marketing and labeling of such products. The Company is currently evaluating the new ASR regulatory framework in order to assess the possible impact upon the Company's ongoing operations and the marketing of its products as ASRs.

    The Company anticipates marketing a panel of FISH probes for use in connection with IN VITRO fertilization ("IVF") procedures for preimplantation genetic testing ("PGT"). Current FDA policy permits the distribution of certain IN VITRO assays on an RUO basis, provided that the assays are not commercialized on an unrestricted basis. The Company believes that it can distribute its MultiVysion PGT panel, as well as its Quips Genetic Workstations, to IVF centers on an RUO basis. In addition, the Company believes that FDA policy regarding its IVF panel and similar products may evolve over time in a manner which would permit such products to be commercially distributed on an unrestricted basis with only specified labeling and QSR requirements being imposed. The FDA has to date not developed a definitive policy in this area, and there can be no assurance that FDA will not issue guidelines or take other regulatory actions which might adversely impact the Company's anticipated revenues from its RUO sales or subsequent unrestricted commercial sales of its MultiVysion PGT panel to IVF centers.

    Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, the QSR, the Medical Device Reporting regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. Unanticipated changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or foreign governments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the device provisions of the Food, Drug and Cosmetic Act and other provisions in the Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off-label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products. There can be no assurance that the new legislation will not impose additional costs or lengthen review times for the Company's products.

    Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

    Distribution of the Company's products outside the United States is also subject to regulation, which varies widely from country to country. The time required to obtain needed regulatory clearance by particular foreign governments may be longer or shorter than that required for FDA clearance or approval. In addition, the export by the Company of certain of its products that have not yet been cleared for domestic distribution may be subject to FDA export restrictions. There can be no assurance that the Company will receive on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of its products.

EMPLOYEES


    As of December 31, 1997, the Company had 151 full-time employees, of whom 33 hold Ph.D. degrees, one holds an M.D. degree and 26 hold other advanced degrees. Of the Company's total work force, 43 are in research and development, 45 are in sales/marketing, 17 are in regulatory affairs, 23 are in operations, and 23 are in business development, legal, finance, human resources, and administration. The Company believes that its future success will depend, in part, on its continuing ability to attract, retain, and motivate qualified scientific, technical, and managerial personnel. The Company faces intense competition in this regard from other companies, research and academic institutions, government entities and other organizations. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are good.


FACILITIES

    The Company's executive offices, research and development activities, manufacturing operations and administrative support are located in Downers Grove, Illinois. This 56,551 square foot facility is leased pursuant to a lease that expires on November 30, 2004. Capacity exists at such location to expand production to accommodate future growth.

    The Company also leases 3,300 square feet of space in Stuttgart, Germany under a lease that expires in October 2000. The Company has leased 3,014 square feet near Paris, France under a lease that expires in May 2005. The Company's food testing business leases 10,237 square feet in Hopkinton, Massachusetts under a lease that expires in January 1999.

SCIENTIFIC ADVISORY BOARD

    The following individuals comprise Vysis' Scientific Advisory Board, which plays an active role in guiding Vysis' research and development activities.

    KURT HIRSCHHORN, M.D., is Professor of Pediatrics, Human Genetics and Medicine, Mount Sinai School of Medicine, New York, New York. Dr. Hirschhorn is a founding member of the American College of Medical Genetics; serves on the Editorial Board or Committee of eight scientific journals; and has worked on IN SITU hybridization since the early 1970's.

    ROBERT B. JENKINS, M.D., PH.D., is Associate Professor of Laboratory Medicine, and co-Director of the clinical Cytogenetics and clinical Molecular Genetic Laboratories at the Mayo Clinic, Rochester, Minnesota. Dr. Jenkins is the Associate Director of the Mayo Clinic's Cytogenetics Laboratory and has on-going research programs into the molecular pathology of prostate, breast and ovarian cancers and gliomas. Dr. Jenkins has published 43 scientific articles on the use of FISH to assess cancer pathology.

    FRED R. KRAMER, PH.D., is Chairman, Department of Molecular Genetics, Public Health Research Institute, New York, New York. Dr. Kramer is the co-author of over 30 scientific articles; is the inventor or co-inventor on fundamental patents covering QBR based diagnostic assays, which are exclusively licensed to the Company; and has led active research on QBR assays since 1985.

    DAVID H. LEDBETTER, PH.D., is Professor of Genetics and Director of the Center for Medical Genetics, University of Chicago, Chicago, Illinois. He served as Chief, Diagnostic Development Branch of the National Center for Human Genome Research at the National Institutes of Health from 1993 to May 1996, is a Founding Fellow of the American College of Medical Genetics, is on the Editorial Board of HUMAN MOLECULAR GENETICS and is also the Chairman of the Company's Scientific Advisory Board.

    KENNETH L. MELMON, M.D., is Professor of Medicine and Molecular Pharmacology, Stanford University School of Medicine, Department of Medicine and Clinical Pharmacology, Stanford, California. Dr. Melmon was the Arthur L. Bloomfield Professor of Medicine at Stanford University School of Medicine from 1978-1988; was the Chairman from 1978 to 1984 and Associate Chairman from 1989 to 1993 of the Department of Medicine at Stanford University School of Medicine; is the Associate Dean for

Postgraduate Medical Education; and serves as an Editorial Board member or consultant for six scientific journals.

    DAVID H. PERSING, M.D., PH.D., is Associate Professor, Department of Laboratory Medicine and Pathology and Department of Clinical Microbiology, Mayo Clinic, Rochester, Minnesota. Dr. Persing leads active research into infectious disease diagnosis by nucleic acid detection; is the inventor of two pending U.S. patent applications on detection of particular pathogens by nucleic acid amplification assays; and serves as a regular reviewer for the NEW ENGLAND JOURNAL OF MEDICINE.

    DAN PINKEL, PH.D., is Professor, Department of Laboratory Medicine, UCSF Cancer Center, University of California, San Francisco. Dr. Pinkel is the author or co-author of over 50 publications on the uses of FISH; is the co-inventor of U.S. patents on FISH probes for specific chromosomal locations and CGH; and leads active research on gCGH assays.

    HANS J. TANKE, PH.D., is Chairman, Department of Cytochemistry and Cytometry, Sylvius Laboratory, Leiden University, Leiden, The Netherlands. Dr. Tanke is the author or co-author of over 130 publications in the fields of cytology and molecular biology; is a member of the Editorial Board of CYTOMETRY, ANALYTICAL CELLULAR PATHOLOGY AND BIOIMAGING; is the Chairman of the EC Network "FISH and Image Analysis"; and leads active research programs on detection of IN SITU hybridization results.

    STEPHEN T. WARREN, PH.D., is Investigator, Howard Hughes Medical Institute, the William Patterson Timmie Professor of Human Genetics, and Professor of Biochemistry and of Pediatrics at Emory University School of Medicine, Atlanta, Georgia. Dr. Warren is a Founding Fellow of the American College of Medical Genetics and is board certified in clinical cytogenetics and clinical molecular genetics; is on the Editorial Boards of the AMERICAN JOURNAL OF MEDICAL GENETICS, GENOMICS, MAMMALIAN GENOME, BIOCHEMICAL AND MOLECULAR MEDICINE, and HUMAN MOLECULAR GENETICS; and leads active research into the molecular basis of X chromosome-linked diseases and trinucleotide repeat expansion disorders.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The directors and executive officers of the Company, their ages as of January 1, 1998 and their present positions with the Company are as follows:



NAME                                      AGE      POSITION
------------------------------------      ---      ---------------------------------------------------------------------
John L. Bishop......................          53   President, Chief Executive Officer and Director
George R. Kennedy...................          44   Senior Vice President, Sales and Marketing
Russel K. Enns......................          49   Vice President, Regulatory Affairs
James J. Habschmidt.................          42   Vice President of Finance and Chief Financial Officer
James P. Marcella...................          55   Vice President, Operations
William E. Murray...................          44   General Counsel and Secretary
Steven A. Seelig....................          49   Vice President, Research and Development and Chief Medical Officer
Robert C. Carr......................          57   Chairman of the Board of Directors
William M. Bartlett.................          65   Director
Kenneth L. Melmon...................          63   Director
Walter R. Quanstrom.................          55   Director
Frank J. Sroka......................          49   Director
Richard C. Williams.................          54   Director


    All Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

    MR. JOHN L. BISHOP has served as President and as a Director since November 1993 and became Chief Executive Officer in February 1996. Mr. Bishop has over 25 years experience in developing and operating diagnostics businesses. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a manufacturer of DNA probe diagnostics and therapeutics and, from 1987 until 1991 of Source Scientific Systems, an original equipment manufacturer of automated diagnostic systems. From 1984 until 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc., a developer and manufacturer of DNA probe diagnostics for infectious diseases. From 1968 until 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation.

    MR. GEORGE R. KENNEDY has served as Senior Vice President, Sales and Marketing since September 1997. From April 1996 to September 1997 he served as Vice President, Sales and Marketing. Prior to joining the Company in April 1996, Mr. Kennedy was Director of Sales and Marketing of Difco Laboratories, a microbiology diagnostic products manufacturer, from June 1992 to April 1996. From May 1990 to June 1992, Mr. Kennedy was Director of Marketing for Dianon Systems, Inc., an oncology reference laboratory.

    DR. RUSSEL K. ENNS, PH.D. has served as Vice President, Regulatory Affairs since he joined the Company in December 1995. Prior to joining the Company, Dr. Enns was Vice President of Technical Affairs of MicroProbe Corporation from February 1992 to November 1995. From August 1984 to February 1992, Dr. Enns held several positions with Gen-Probe, Inc., including Director of Product Development and Clinical Development and Director, Technical Affairs.

    MR. JAMES J. HABSCHMIDT became Vice President of Finance and Chief Financial Officer in November 1997. From September 1993 until November 1997, Mr. Habschmidt served as Vice President,

Development & Finance and Chief Financial Officer of Rand McNally & Co., a maker and publisher of maps. From January 1991 to September 1993 he served as Executive Vice President Operations & Finance of Silvestri Corporation, a designer and marketer of home accessories. From 1986 until 1991, Mr. Habschmidt was Vice President, Finance and Administration of Kewaunee Scientific Corporation, a developer and manufacturer of laboratory equipment, furnishings and accessories. From 1982 until 1986 he served in financial management positions at American Hospital Supply Company prior to and after its acquisition by Baxter International, a diagnostic product manufacturer.

    MR. JAMES P. MARCELLA has served as Vice President, Operations since March 1994. Prior to then Mr. Marcella held various managerial positions in manufacturing and operations with the Company since December 1991. From April 1990 to December 1991 he served as Chief Executive Officer of Betagen Corporation, a biotechnology company.

    MR. WILLIAM E. MURRAY, J.D., has served as Vice President and Secretary of the Company since March 1994 and Assistant Secretary of the Company from September 1992 to March 1994, while employed by Amoco. In January 1996, Mr. Murray joined the Company as an executive officer, assuming the additional role of General Counsel. Mr. Murray served from 1983 through 1995 in Amoco's Law department in both attorney and patent attorney positions.

    DR. STEVEN A. SEELIG, M.D., PH.D., has served as Vice President, Research and Development and Chief Medical Officer since February 1996. He has held various research management positions with the Company and its predecessors since May 1989. Dr. Seelig was Associate Professor and Director of pediatric endocrinology and metabolism at the University of Minnesota from 1985 to 1989.

    MR. ROBERT C. CARR was appointed to the Board of Directors of the Company in October 1993 and was elected Chairman of the Company's Board of Directors in February 1997. Mr. Carr has served as President of ATC since October 1993. Mr. Carr joined Amoco in 1990 and has held various positions with Amoco, including Vice President of Chemicals Development and Diversification, Vice President and Treasurer, Vice President of Planning and Administration, and Vice President and Controller. He has served as Vice President Corporate Planning since May 1997.

    MR. WILLIAM M. BARTLETT has been a Director since September 1997. For more than the last five years, Mr. Bartlett has served as a consultant to various companies in the healthcare industry. Mr. Bartlett is a director of Medco Research, Inc., an adenosine technology and cardiovascular development company, and a director and Vice Chairman of Medicor Corporation, a privately held manufacturer of minimally invasive surgical instruments. Mr. Bartlett has a significant amount of experience in the health care industry, having been Chief Executive Officer--Medical Products Group and Corporate Vice President for G.D. Searle & Co., a manufacturer and distributor of hospital equipment and diagnostic equipment from 1978 to 1982. He was also President, Atlantic International Division of American Hospital Supply Company from 1975 to 1978 and of the V. Mueller Surgical Instrument Division from 1971 to 1975.

    DR. KENNETH L. MELMON, M.D., has been a Director since September 1997. Mr. Melmon has been a Scientific Advisory Board member of the Company since August 1994. He is also a director of Epoch, Inc. a biotechnology corporation. Since July 1994 he has been Associate Dean, Postgraduate Medical Education at Stanford University School of Medicine. Dr. Melmon was Associate Chairman, Department of Medicine at the Stanford University School of Medicine from July 1989 to July 1993 and was Chairman, Stanford University Hospital Technology Transfer Program from July 1988 to July 1993. He was Chairman, Department of Medicine at the Stanford University School of Medicine from 1978 to 1984 and has been Professor of Medicine and Molecular Pharmacology since 1978.

    DR. WALTER R. QUANSTROM, PH.D., has been a Director since September 1997. Dr. Quanstrom is presently Vice President of Environment, Health and Safety and has held such position with Amoco since 1987.

    MR. FRANK J. SROKA, J.D., was appointed to the Board of Directors of the Company in September 1993. Mr. Sroka has served as General Attorney for Amoco with responsibility for the legal matters of ATC and its subsidiaries since September 1993. Prior to such position, Mr. Sroka held positions in the Research, Patents & Licensing and Law departments of Amoco since 1970.

    MR. RICHARD C. WILLIAMS has been a Director since September 1997. Mr. Williams has served as President of Connor-Thoele Limited, a consulting and financial advisory firm which serves the healthcare and pharmaceuticals industry since March 1989. Mr. Williams has served as Chairman of the Board of Directors since October 1992 and as a director of Medco Research, Inc. since January 1991, as a director of Centaur, Inc., a private equine diagnostic company, since January 1991 and as a director of Immunomedics, Inc., a biopharmaceutical research company, since March 1993. Prior to these positions Mr. Williams has gained extensive experience in the healthcare industry, most notably as Vice President and Chief Financial Officer of Erbamont, N.V., a pharmaceutical company, and at Abbott Laboratories and American Hospital Supply Company where he held a variety of financial management positions.

    The Board of Directors has established Audit and Compensation Committees. The members of the Audit Committee are Messrs. Bartlett, Sroka and Williams. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure. The members of the Compensation Committee are Messrs. Bartlett, Carr, Melmon, and Williams. The Compensation Committee will make recommendations to the Board of Directors as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company. In addition, the Compensation Committee will grant options to employees under the Company's option plan, and review and approve compensation and benefit plans of the Company.

EXECUTIVE COMPENSATION


    The following table sets forth the amounts paid by the Company during the fiscal year indicated to (i) the Company's Chief Executive Officer (the "CEO") and (ii) the four other most highly compensated executive officers (the "Named Executive Officers") whose compensation exceeded $100,000 for services rendered to the Company.



                                                                                             STOCK        ALL OTHER
NAMES AND PRINCIPAL POSITION                              YEAR       SALARY      BONUS     OPTIONS#    COMPENSATION(1)
------------------------------------------------------  ---------  ----------  ---------  -----------  ----------------
John L. Bishop........................................       1997  $  224,035  $  25,000      --          $    4,750
President and                                                1996     210,000     36,500     131,387          18,946
Chief Executive Officer

George R. Kennedy.....................................       1997     153,877     --           7,300           3,468
Senior Vice President                                        1996     123,258     --          36,497          36,480
Sales and Marketing

Steven A. Seelig......................................       1997     138,910     --          --               2,240
Vice President                                               1996     130,200     --          65,694           4,007
Research and Development and
Chief Medical Officer

James P. Marcella.....................................       1997     129,385     --          --               3,882
Vice President                                               1996     125,000     15,000      32,847           3,822
Operations

Russel K. Enns........................................       1997     116,654     --          10,949          74,219
Vice President                                               1996     110,000     --          21,898             635
Regulatory Affairs


------------------------


(1) Amounts represent the Company's 401(k) contributions made on behalf of each of the named individuals and the reimbursement of 1996 relocation expenses in the amounts of $14,446 for Mr. Bishop and $34,305 for Mr. Kennedy and 1997 relocation expenses in the amount of $74,219 for Dr. Enns.


DIRECTOR COMPENSATION


    Messrs. Bartlett, Melmon and Williams each receive a fee of $2,000 per month and $2,000 per board meeting attended. None of the remaining directors receive any compensation for serving on the Board of Directors.

STOCK OPTION GRANTS IN LAST FISCAL YEAR


    The following table summarizes options to purchase shares of the Company's common stock granted during the fiscal year ended December 31, 1997 to the Company's CEO and the Named Executive Officers. The amounts shown as potential realizable values on the options identified in the table are based on assumed annualized rates of appreciation in the price of the Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on the future performance of the common stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.



                                                                                                 POTENTIAL REALIZED
                                                                                                  VALUE AT ASSUMED
                                         NUMBER OF                                              ANNUAL RATES OF STOCK
                                          SHARES       % OF TOTAL                                PRICE APPRECIATION
                                        UNDERLYING   OPTIONS GRANTED                               FOR OPTION TERM
                                          OPTIONS    TO EMPLOYEES IN   EXERCISE    EXPIRATION   ---------------------
NAME                                      GRANTED      FISCAL YEAR       PRICE        DATE         5%         10%
--------------------------------------  -----------  ---------------  -----------  -----------  ---------  ----------

George R. Kennedy.....................       7,300            4.5%     $    6.85      8/29/07   $  31,448  $   79,695

Russel K. Enns........................      10,949            2.5           6.85      8/29/07      47,168     119,532


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


    The following table sets forth for the Company's CEO and the Named Executive Officers aggregated information concerning each exercise of stock options during the fiscal year ended December 31, 1997, and the fiscal year-end value of unexercised options.



                                                                                       NUMBER OF
                                                                                      UNEXERCISED     VALUE OF UNEXERCISED
                                                                                       OPTIONS AT     IN-THE-MONEY OPTIONS
                                                                                    FISCAL YEAR-END    AT FISCAL YEAR-END
                                                                                          (#)                ($)(1)
                                                                                    ----------------  --------------------
                                                    SHARES ACQUIRED      VALUE        EXERCISABLE/        EXERCISABLE/
NAME                                                ON EXERCISE (#)  REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------------  ---------------  -------------  ----------------  --------------------

John L. Bishop....................................        --              --           71,181/60,206  $    887,627/750,769

Steven A. Seelig..................................        --              --           35,591/30,103       443,820/375,384

James P. Marcella.................................        --              --           17,796/15,051       221,916/187,686

George R. Kennedy.................................        --              --           15,970/27,827       199,146/300,867

Russel K. Enns....................................        --              --           11,864/20,983       147,944/192,460


------------------------


(1) Based on a December 31, 1997 estimate of fair market value of $13.00 per share.


STOCK INCENTIVE PLAN

    The Company has adopted and the stockholder of the Company has approved, the Vysis, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan"). The committee appointed under the Stock Incentive Plan may make awards of stock options (both incentive and nonqualified) and rights to purchase shares of restricted stock to officers, employees, board members and service providers of the Company; provided, however, that incentive stock options ("ISOs") can be awarded only to officers or other key employees of the Company.

    Options may be granted at not less than 100% of the fair market value of the Common Stock of the Company on the date of grant (or 110% of the fair market value if the option is an ISO and the grantee is a 10% shareholder of the Company or its affiliates). Options granted under the Incentive Plan are generally exercisable for a period specified at the time of grant, not to exceed 10 years from the date of grant

(5 years for an ISO granted to a 10% shareholder). ISOs are also subject to other requirements imposed by section 422 of the Internal Revenue Code of 1996.

    Upon a change in control of the Company (as defined in the Stock Incentive
Plan), all unexercised stock options and purchase rights shall become fully exercisable.

    The maximum number of shares of Common Stock reserved for issuance under the Stock Incentive Plan is 985,402 shares, subject to adjustment as provided in the Stock Incentive Plan to reflect certain corporate transactions affecting the number or type of outstanding shares.

CONSULTING AGREEMENTS


    Prior to their appointment to the Board of Directors in September 1997, each of Messrs. Bartlett, Melmon and Williams was a party to an advisory board consulting agreement with the Company pursuant to which each of such individuals provided consulting services to the Company through service on the Company's advisory board. Such advisory board had been maintained since August 1994 for the purpose of rendering informal advice to the Company regarding medical and technology issues as well as business, operational and financial matters. Under such consulting agreements, these individuals were paid in cash the following amounts in 1994, 1995, 1996 and 1997, respectively: Mr. Bartlett, $18,136, $36,717, $87,572 and $53,253; Mr. Melmon, $13,552, $53,891, $82,396 and $45,625;
and Mr. Williams, $19,323, $37,979, $64,236 and $59,575. (In the case of Mr.
Williams, the amounts shown include amounts paid to Conner-Thoele Limited, an advisory firm of which Mr. Williams is president). Such consulting agreements have been terminated.


    In addition, as consideration for rendering services relating to attendance at meetings of the Board of Directors, the Company granted during 1996 to each of Messrs. Bartlett, Melmon and Williams, options to purchase 18,249 shares of Common Stock at an exercise price of $0.53 per share. In February 1997, such individuals were granted additional options to purchase an aggregate of 25,549 shares of Common Stock at an exercise price of $2.74 per share as follows: Mr. Bartlett, 7,300 shares; Mr. Melmon, 10,949 shares; and Mr. Williams, 7,300 shares. Mr. Melmon also was granted options to purchase 1,095 shares of Common Stock in each of 1996 and 1997, with exercise prices of $0.53 and $2.74 per share, respectively, as consideration for rendering consulting services as a member of the Company's Scientific Advisory Board.


COMPENSATION COMMITTEE



    Compensation information with respect to the Company's CEO and the Named Executive Officers for 1996 reflects compensation earned while the Company was an indirect, wholly owned subsidiary of Amoco. During 1996, the Company had no compensation committee. Executive compensation levels during 1996 were established by the Company's Board of Directors. Executive compensation levels for 1997 were also established by the Company's Board of Directors prior to the formation of the compensation committee in October 1997.

          PRINCIPAL STOCKHOLDER AND SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK


    The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, by each of the Company's directors and the Named Executive Officers and by all directors and executive officers of the Company as a group, as of January 1, 1998, and as adjusted for the sale by the Company of the shares in the offering. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act after giving effect to the conversion of all outstanding Preferred Stock into Common Stock. Unless otherwise indicated, ownership includes sole voting and investment power.



                                                                    SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY
                                                                                                   OWNED AFTER THE
                                                                      BEFORE THE OFFERING(1)         OFFERING(1)
                                                                    --------------------------  ---------------------
NAME                                                                   NUMBER        PERCENT      NUMBER     PERCENT
------------------------------------------------------------------  -------------  -----------  ----------  ---------
Amoco Corporation.................................................      5,987,682(2)       99.8%  5,987,682     63.0%
200 East Randolph Drive
Chicago, Illinois 60601

John L. Bishop....................................................         79,395         1.3       79,395          *

Russel K. Enns....................................................         13,233           *       13,233          *

George R. Kennedy.................................................         17,491           *       17,491          *

James P. Marcella.................................................         19,849           *       19,849          *

Steven A. Seelig..................................................         39,698           *       39,698          *

William M. Bartlett...............................................         10,724           *       10,724          *

Robert C. Carr....................................................       --                 *       --              *

Kenneth L. Melmon.................................................         11,545           *       11,545          *

Walter R. Quanstrom...............................................       --                 *       --              *

Frank J. Sroka....................................................       --                 *       --              *

Richard C. Williams...............................................         10,724           *       10,724          *

Directors and Executive Officers as a Group (13 persons)..........        211,481         3.4      211,481        2.2


------------------------

*   Less than 1%


(1) Except in the case of Amoco, shares listed as beneficially owned represent shares subject to options granted by the Company, which are exercisable within 60 days of January 1, 1998.



(2) Includes 1,058,394 outstanding shares of Common Stock and 4,929,288 shares of Common Stock issuable upon conversion of the Company's outstanding Series A and Series B Preferred Stock. All such shares of Common Stock and Preferred Stock are owned of record by ATC, a wholly owned subsidiary of Amoco.

OWNERSHIP OF PARENT STOCK


    The following table sets forth at January 1, 1998, the ownership of common stock, no par value per share, of Amoco Corporation by the Company's directors, the Named Executive Officers, and all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them. The directors and executive officers of Vysis own in the aggregate less than one percent of the common stock of Amoco Corporation.



                                                                                                  TOTAL SHARES
                                                                                                  BENEFICIALLY
NAME                                                                                                OWNED(1)
--------------------------------------------------------------------------------------------  --------------------
John L. Bishop..............................................................................               55
Russel K. Enns..............................................................................               --
George R. Kennedy...........................................................................               --
James P. Marcella...........................................................................               --
Steven A. Seelig............................................................................            3,646
William M. Bartlett.........................................................................               --
Robert C. Carr..............................................................................           59,547
Kenneth L. Melmon...........................................................................               --
Walter R. Quanstrom(2)......................................................................           72,071
Frank J. Sroka(3)...........................................................................           29,652
Richard C. Williams.........................................................................               --
Directors and Executive Officers as a Group (13 persons)(2)(3)..............................          167,423


------------------------


(1) The share amounts include those shares as to which the following persons had a right to acquire beneficial ownership by exercising stock options as of January 1, 1998, or within 60 days after that date: Mr. Seelig, 800 shares; Mr. Carr, 59,500 shares; Mr. Quanstrom, 55,000 shares; Mr. Sroka, 19,800; and all directors and executive officers as a group, 135,100 shares. Also included are shares owned in the Amoco Performance Share Plan and those allocable to the Amoco Stock Fund accounts of participants in the Amoco Employee Savings Plan.


(2) Includes 500 shares as to which Mr. Quanstrom shares voting and dispositive authority.

(3) Includes 2,068 shares as to which Mr. Sroka shares voting and dispositive authority.

                              CERTAIN TRANSACTIONS

    Prior to the consummation of this offering, the Company operated as a subsidiary of Amoco. In connection therewith, the Company engaged in a variety of transactions with Amoco and may continue to do so on a more limited basis in the future.


    The Company has in the past received certain legal services (internal and external), research and development support, and administrative support from Amoco and has paid for such services and support on an actual usage or pro rata basis. The amount of these costs allocated to the Company aggregated $11,569,000, $3,058,000, $304,000 and $182,000 in 1994, 1995, 1996 and 1997,
respectively. Amoco has informed the Company that it does not intend to provide any such services or support after completion of this offering. In addition, the Company received funding requirements and assets from Amoco.



    The costs of these services, funding requirements and asset transfers were accounted for by Amoco as intercompany receivables from Vysis. These receivables were periodically converted into equity of Vysis. This investment by Amoco in the Company aggregated $22,445,000, $15,384,000 and $2,315,000 in 1994, 1995 and
1996. Additionally in 1996, such amounts were also represented by a note payable to Amoco. At December 31, 1996, the balance of the note payable was $5,106,000. This note was subsequently converted into 553,126 shares of Series B Preferred Stock. The sharing of costs and funding has continued during 1997 and 1998, with the aggregate amount of such costs and funding represented by a promissory note that bears interest at 7.5% per annum. As of January 30, 1998, the balance of the note payable was approximately $11.2 million due from the Company to Amoco. Amoco will fund ongoing cash requirements through the completion of this offering resulting in an increase to this note. This note will not be converted into equity but will be retired with a portion of the proceeds of this offering. Amoco has advised the Company that it does not intend to continue such funding after completion of this offering. See "Use of Proceeds."



    The Company and Amoco have entered into a Cooperation Agreement, which sets out the terms on which Amoco and the Company will cooperate after the closing of this offering in handling various matters. These matters include (i) documentation of the assignment to the Company of certain intellectual property rights, (ii) the Gen-Probe litigation, (iii) retention by Amoco of certain liabilities relating to ATC's discontinued operations, and (iv) access to Amoco's and the Company's business records. See "Business--Litigation."



    Prior to the completion of this offering, the Company has been included in the consolidated or combined federal and state income tax returns of Amoco. For periods after the completion of this offering, the Company will no longer be included in Amoco's federal consolidated returns, although it may continue to be included in one or more state or local combined returns. Pursuant to an Amended and Restated Tax Allocation Agreement, for periods during which the Company is included in Amoco's federal consolidated return, the Company generally receives no credit for tax benefits accruing during such periods to other members of the Amoco consolidated group as a result of any deductions or losses incurred by the Company; except that beginning in 1996, debt obligations of the Company owed to Amoco are to be reduced by approximately 35% of the Company's estimated income or loss for income tax purposes, resulting in an aggregate reduction of the Company's debt to Amoco with an offsetting increase to contributed capital of approximately $5.0 million for 1996 and $6.8 million for 1997. Subsequent to the completion of this offering, the Company will no longer be included in the consolidated federal tax return of Amoco.



    Under state tax laws in a number of states, including Illinois (the state in which much of the Company's business is taxed), the Company is required by law to be included in Amoco's unitary state tax returns as long as Amoco owns or controls 50% or more of the voting equity of the Company. Immediately subsequent to this offering, Amoco will own approximately 63% of the voting equity. Under the Amended and Restated Tax Allocation Agreement, for tax periods subsequent to this offering, the Company pays Amoco, or Amoco pays the Company, as the case may be, an amount determined on the basis of a comparison between the actual combined tax liability of Amoco and the liability that would have arisen had the Company been excluded from Amoco's unitary return. For tax periods prior to this offering, the Company's state tax liability is determined by Amoco based upon their internal allocation methodology. The application of this methodology resulted in a charge to the Company of $53,000 for unitary state taxes in 1996. Such charge, if any, for state income taxes from the period January 1, 1997 through the effective date of this offering will also be immaterial. In addition, in such unitary states the Company will not have the future benefit of tax loss carry-forwards that would have arisen but for the legal requirement that the Company be included in Amoco's unitary tax return.


    Immediately prior to the completion of this offering, Vysis and Amoco will enter into a registration rights agreement (the "Registration Agreement") pursuant to which Vysis will grant Amoco registration rights under the Securities Act with respect to the shares of Common Stock owned by Amoco. Under the Registration Agreement, Amoco will have the right commencing 180 days after the date of this Prospectus to demand that the Company register its shares under the Securities Act. However, Amoco has agreed with the Underwriters that it will not sell any shares of Common Stock for a period of one year following the date of this Prospectus without the prior written consent of Furman Selz LLC. See "Underwriting." Under the Registration Agreement, Amoco may only sell securities under one effective demand registration per calender year and the right may only be exercised with respect to specified minimum amounts of shares of Common Stock. The Company may postpone such a demand under certain circumstances. Amoco will have the right to include shares of Common Stock owned by it in any registration proposed by the Company under the Securities Act, subject to certain limitations.

    Three current directors of the Company (Messrs. Bartlett, Melmon and Williams) have provided consulting services to the Company from time to time. See "Management--Consulting Agreements."

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value. Upon completion of this offering there will be 9,501,260 shares of Common Stock outstanding (10,026,260 shares if the Underwriters' over-allotment option is exercised in full), and no shares of Preferred Stock outstanding. The authorized and unissued shares of the Preferred Stock and Common Stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under certain circumstances, as a method of preventing or making more difficult a takeover or change in control of the Company.

COMMON STOCK

    Prior to completion of the offering 1,071,972 shares of Common Stock were issued and outstanding and were held of record by six holders. All such shares are validly issued, fully paid and nonassessable. All shares of Common Stock are entitled to participate in dividends, subject to preference rights of holders of the Preferred Stock, when, as and if declared by the Board of Directors out of funds legally available therefor, are entitled to participate equally in the assets of the Company, after paying or setting aside sufficient assets to fully pay the preferential amounts owed to holders of Preferred Stock, in the event of liquidation, and have no right of conversion, redemption, preemptive or preferential rights to subscribe for any additional shares of any class of capital stock of the Company, whether now or hereafter authorized. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Such voting rights are non-cumulative, so that stockholders holding more than 50% of the outstanding shares entitled to vote are able to elect all members of the Board of Directors. See "Risk Factors--Continued Control by Principal Stockholder."

PREFERRED STOCK

    No shares of Preferred Stock will be outstanding after this offering. The Board of Directors is authorized to issue, by resolution and without any action by stockholders, up to 10,000,000 shares of Preferred Stock and may establish the designations, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences, relative rights and limitations of the shares of each series of Preferred Stock.

SERIES A CONVERTIBLE PREFERRED STOCK.

    Prior to the completion of this offering, 6,200,000 shares of Preferred Stock are issued and outstanding, designated as Series A Preferred Stock.

    CONVERSION INTO COMMON STOCK. Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into shares of Common Stock. The Series A Preferred Stock will automatically convert into an aggregate of 4,525,547 shares of Common Stock upon completion of this offering.

    VOTING RIGHTS. Each share of Series A Preferred Stock is entitled to a number of votes per share equal to the number of shares of Common Stock into which such share is then convertible. Each holder of Series A Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together as a single class.

    DIVIDENDS. Holders of Series A Preferred Stock are entitled to receive, before any dividends are declared and set aside for any class or series of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock, when, as and if declared by the Board of Directors, dividends in cash equal to six percent per annum times the liquidation preference (initially $8.064) per share. Such dividends are cumulative, and unless such cumulative dividends are paid, no sums may be set aside for or applied to the purchase or redemption of, and no dividends may be declared or paid or any other distribution ordered or made upon, any shares of any class or series of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock. Holders of Series A Preferred Stock are also entitled to share in any dividends paid on the Common Stock in an amount equal to the product of the per share amount of such dividend times the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

    LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any assets to the holders of Common Stock or any stock ranking junior in liquidation to the Series A Preferred Stock, the sum of $8.064 per share plus any unpaid dividends with respect to such shares. If the assets of the Company available for distribution are insufficient to pay the holders of Series A Preferred Stock the amounts to which they are entitled, the holders of Series A Preferred Stock share ratably in any such distribution of assets. After payment to the holders of Series A Preferred Stock as described above, the entire remaining assets of the Company legally available for distribution are to be distributed among the holders of the Series A Preferred Stock and the Common Stock in proportion to number of shares of Common Stock into which such Series A Preferred shares are convertible, or the number of shares of Common Stock held by such holders, as the case may be.

SERIES B CONVERTIBLE PREFERRED STOCK.

    Prior to the completion of this offering, 553,126 shares of Preferred Stock are issued and outstanding, designated as Series B Preferred Stock. The Series B Preferred Stock is identical to the Series A Preferred Stock except that the liquidation preference of the Series B Preferred Stock is equal to $9.23 per share. The Series B Preferred Stock will automatically convert into an aggregate of 403,741 shares of Common Stock upon completion of this offering.

DELAWARE ANTI-TAKEOVER LAW

    The Company is a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (the Company has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock.

    Upon completion of this offering, the Company will have 9,501,260 shares of Common Stock outstanding. Of these shares, the 3,500,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act, except any shares purchased by persons deemed to be "affiliates" of the Company which will be subject to certain resale limitations of Rule 144 under the Securities Act. The remaining shares, all but 13,578 of which will be owned by Amoco, will be "restricted securities" within the meaning of Rule 144 and may not be sold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144 or Rule 701 thereunder.

    In general, under Rule 144, as currently in effect, if a period of at least one year has elapsed between the later of the date on which "restricted securities" were acquired from the Company or an "affiliate" of the Company then the holder of such restricted securities is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 95,000 after the offering) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates of the Company may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted shares were acquired from the Company or the date on which they were acquired from an affiliate of the Company, a holder of such restricted shares who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. Amoco is an affiliate of the Company and could begin selling shares of Common Stock of the Company owned by it pursuant to Rule 144 subject to the volume restrictions described above.

    Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.


    The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities of the Company that are substantially similar to the shares of the Common Stock or that are convertible or exchangeable into Common Stock or securities that are substantially similar to the shares of the Common Stock (other than pursuant to the Company's employee stock option plans) without the prior written consent of Furman Selz LLC, except for the shares of Common Stock offered in connection with this offering. The Company has also agreed to require, pursuant to its rights under the Stock Incentive Plan, that each option holder not sell or otherwise transfer or dispose of any shares of Common Stock acquired upon exercise of such holders' options, without the prior written consent of Furman Selz LLC, during the same 180 day period. Amoco has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date one year after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities of the Company that are substantially similar to the shares of Common Stock or that are convertible or exchangeable into Common Stock or securities, which are substantially similar to the shares of Common Stock without the prior written consent of Furman Selz LLC. See "Underwriting."

    The Company will grant Amoco registration rights with respect to shares of Common Stock owned by Amoco. See "Certain Transactions."

    The Company intends to file, shortly after completion of this offering, a registration statement covering all 985,402 shares of Common Stock reserved for issuance under the Stock Incentive Plan. Following the registration of such shares, all shares purchased under such plan will be available for resale to the public market without restriction, except that affiliates of the Company must comply with the provisions of Rule 144 other than the holding period requirement.

                                  UNDERWRITING


    Each of the Underwriters named below (collectively, the "Underwriters"), for which Furman Selz LLC, Deutsche Morgan Grenfell Inc. and EVEREN Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement
dated as of            , 1998 (the "Underwriting Agreement"), to purchase, and
the Company has agreed to sell to each of the Underwriters, the aggregate number of shares of Common Stock set forth opposite its name below:


                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Furman Selz LLC..................................................................
Deutsche Morgan Grenfell Inc.....................................................
EVEREN Securities, Inc...........................................................

                                                                                   ----------
    Total........................................................................   3,500,000

    The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by counsel and various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the above shares if any are purchased. The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $        per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $        per share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the Representatives.

    Prior to the offering made hereby, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations are the Company's results of operations and current financial condition, estimates of the business potential and prospects of the Company, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the offering.

    Certain persons participating in the offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The Company has granted to the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock on the same terms as set forth on the cover page of this Prospectus, solely to cover over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportional to such Underwriter's initial commitment to purchase shares from the Company.


    The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities of the Company that are substantially similar to the shares of the Common Stock or that are convertible or exchangeable into Common Stock or securities that are substantially similar to the shares of the Common Stock (other than pursuant to the Company's employee stock option plans) without the prior written consent of Furman Selz LLC, except for the shares of Common Stock offered in connection with this offering. The Company has also agreed to require, pursuant to its rights under the Stock Incentive Plan, that each option holder not sell or otherwise transfer or dispose of any shares of Common Stock acquired upon exercise of such holders' options without the prior written consent of Furman Selz LLC during the same 180 day period. Amoco has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date one year after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities of the Company that are substantially similar to the shares of Common Stock or that are convertible or exchangeable into Common Stock or securities that are substantially similar to the shares of Common Stock without the prior written consent of Furman Selz LLC.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The principal address of Furman Selz LLC is 230 Park Avenue, New York, New York 10169. The principal address of Deutsche Morgan Grenfell Inc. is 31 West 52nd Street, New York, New York 10019. The principal address of EVEREN Securities, Inc. is 77 West Wacker Drive, 31st Floor, Chicago, Illinois 60601.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters relating to this offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The statements set forth in this Prospectus under the captions "Risk Factors--Uncertain Ability to Practice Technology," "Risk Factors--Litigation," "Business--Ability to Practice Technology," "Business--Litigation" and "Business--Patents and License Rights and Proprietary Information" have been passed upon by McCutchen, Doyle, Brown & Enerson, San Francisco, California, patent counsel to the Company, as experts on such matters, and are included herein based upon that review and approval.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement," which term shall include any and all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov.

    Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Company's Common Stock, the Company will become subject to the informational requirements of the Exchange Act. The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants.

                                                                           ANNEX

                                    GLOSSARY

AMNIOCENTESIS: An invasive procedure used to test for fetal abnormalities in which amniotic fluid (which contains fetal cells) is withdrawn by syringe and needle from the amniotic sac surrounding the fetus.

AMNIOCYTE: A particular type of embryo cell that is contained within amniotic fluid. Cells contained in the amniotic fluid are sloughed off from the fetus and are representative of the genetic make-up of the fetus.

AMPLIFICATION: An increase in amount or intensity. Gene amplification refers to an increase in the number of copies of a gene beyond the normal number. This occurs spontaneously in many forms of cancer. Amplification also refers to the copying of gene sequences, for example, as in PCR or Q-beta replicase amplification, to increase the number of copies of gene sequences available for detection.

ANEUPLOIDY: See Aneusomy.

ANEUSOMY: Having an abnormal number of chromosomes other than the normal pair per cell. Also termed aneuploidy.

ARRAY: A matrix of DNA probes that are attached to a solid surface, where the identity of each probe and its location on the surface is known.

BAC (BACTERIAL ARTIFICIAL CHROMOSOME): Used for molecular cloning of DNA fragments that are approximately 100 to 200 kilobases in length.

BANDING: A technique of staining chromosomes to produce a characteristic pattern of lateral bands across a metaphase chromosome.

BASE: Refers to the part of a nucleotide in a DNA molecule such as Adenine, Thymine, Guanine or Cytosine, which chemically distinguishes them from one another.

BASE PAIR (BP): Base pair refers to a complementary set of nucleotides in DNA. Adenine (A) is always paired to thymine (T), and guanine (G) is always paired to cytosine (C). A thousand base pairs is one kilobase (kb). The base pair is a unit of measurement of the length of double stranded DNA sequence.

CELL: The smallest unit of living structure capable of independent existence, composed of a membrane-enclosed mass of protoplasm and containing a nucleus.

CENTROMERE OR CENTROMERIC REGION: The constricted region usually near the center of a chromosome consisting of highly repeated DNA sequences.

CHEMOTHERAPY: The use of drugs (such as methotrexate and adriamycin) in the treatment or control of diseases.

CHORIONIC VILLI: Fingerlike projections extending from the vascular region of the membrane surrounding the fetus to the uterine lining. The cells in this tissue have the same genetic profile as that of the embryo and therefore can be used to detect genetic defects of the embryo.

CHORIONIC VILLI SAMPLING (CVS): A procedure used to obtain a specimen of chorionic villi for the purposes of prenatal diagnosis at 8 to 10 weeks gestation.

CHROMOSOME: Structure in a cell on which genes are located, consisting of a highly compacted stretch of DNA with associated proteins.

C-MYC: An oncogene found on chromosome 8 at locus 8q24. Translocation or amplification of this oncogene may result in cancer.

COMPARATIVE GENOMIC HYBRIDIZATION (CGH): A method for analyzing DNA for unbalanced genetic alterations. Using CGH one can observe the gains and losses of whole chromosomes or parts of chromosomes.

CONTIG: A set of DNA clones or probes which collectively span, without gaps, a particular gene region.

CRI-DU-CHAT SYNDROME: A non-hereditary congenital disease caused by the loss of DNA on the short arm of chromosome 5.

CYSTOSCOPY: The use of a flexible scope inserted through the urethra to examine the bladder.

CYTOGENETICS: The study of heredity, human chromosomes and their abnormalities.

CYTOLOGY: The study of cells, their formation, structure, function and pathology.

DENATURATION: The separation of double stranded chromosomal DNA into its component single strands.

DIRECT LABELING: The attachment of a fluorophore directly onto a DNA probe.

DNA: An acronym for deoxyribonucleic acid, the chemical basis of heredity. DNA contains all the information necessary for any organism to develop and function. The four chemical building blocks of DNA are Adenine, Thymine, Cytosine and Guanine.

DOWN SYNDROME: A non-hereditary congenital disease caused by an extra copy of chromosome 21 (trisomy 21).

FLUORESCENCE: Visible light of various colors that is emitted by certain fluorescent molecules when irradiated with light of a particular wavelength.

FLUORESCENCE IN SITU HYBRIDIZATION (FISH): A technique utilizing a fluorophore labeled DNA probe to detect a particular chromosome or gene that is visualized by fluorescence microscopy.

FLUOROPHORE: A fluorescent dye that may be attached to another molecule such as a DNA probe which emits fluorescent light to detect the presence or location of the molecule.

GENE: A functional unit of heredity which occupies a specific place or locus on a chromosome.

GENE AMPLIFICATION: Increase in the normal copy number of a gene.

GENE DELETION: Loss of a copy of a gene.

GENE EXPRESSION: The process by which a gene's coded information creates the structures present and operating in the cell. Expressed genes include those that are transcribed into the mRNA and then translated into protein and those that are transcribed into RNA but not translated into protein.

GENE TRANSLOCATION: Movement of a gene from its normal chromosomal location to another location on the same or different chromosome.

GENOME: The entire complement of genetic material of an organism.

GENOMIC DNA: DNA representative of the entire genome.


GENOMIC DISEASE MANAGEMENT: An emerging field that seeks to develop new genetic tests based on correlations between genetic abnormalities and disease.


HER-2/NEU: An oncogene associated with progression of certain cancers, e.g., breast and ovarian.

HYBRIDIZATION (E.G., DNA HYBRIDIZATION): The binding of complementary sequences of DNA or RNA through specific base pairing of A:T and G:C.

IN SITU: In the natural or original position in the cell.

IN SITU HYBRIDIZATION: Hybridization occurring within an intact cell.

IN VITRO: Outside the living body.

INTERPHASE: The period of the cell cycle when the cell is not actively dividing.

IVF (IN VITRO FERTILIZATION): A process in which fertilization occurs between an egg and sperm in an artificial environment outside of the body.

KARYOTYPE: The chromosomal characteristics (number, size and morphology) of an individual cell, usually presented as a systematized display.

KARYOTYPING: The process of generating a karyotype which is documented by the use of a photomicrograph or a digital image generated by a genetic workstation.

METAPHASE: The stage of cell division when chromosomes are aligned at the center of the cell prior to separation. A "metaphase spread" refers to the view of a cell's chromosomes in the metaphase stage on a slide.

MESSENGER RNA (MRNA): An RNA that carries the genetic code for a particular gene from the chromosome in the nucleus into the cytoplasm and acts as a template for the formation of the protein product of the gene.

MYELOID: Cells of the blood.

NUCLEIC ACID: DNA or RNA.

NUCLEIC ACID PROBE: A specifically designed piece of DNA or RNA used to detect a homologous target sequence of chromosomes, genes or gene sequences by nucleic acid hybridization.

NUCLEIC ACID SEQUENCE: Refers to the order of the nucleotides in a segment of DNA or RNA.

NUCLEOTIDE: A subunit of DNA or RNA consisting of a base (adenine, guanine, thymine, or cytosine in DNA), a phosphate molecule and a sugar (deoxyribose) molecule.

NUCLEUS: A cellular organelle enclosed in a definite membrane that is essential to cell function (as reproduction and protein synthesis) and that contains chromosomes.

OLIGONUCLEOTIDE: A synthetically developed short linear sequence of up to approximately 40 to 50 nucleotides.

ONCOGENE: A gene that causes a cell to grow in an uncontrolled manner and is responsible for tumor development. Mutation, over-expression, or amplification of oncogenes in cells may cause the cell to "transform" to a cancerous state.

PAP (PAP TEST): A common test utilizing cells that are scraped from the cervix and vagina. The cells are studied for histological and physiological changes that may be indicative of disease after being treated with Papanicolaou stain.

PCR (POLYMERASE CHAIN REACTION): An enzymatic method of directing replication of a segment containing a specific DNA sequence of interest, to rapidly produce many copies of the sequence.

POINT MUTATION: A single base change of DNA sequence.

Q-BETA REPLICASE (QBR): A RNA polymerase occurring naturally in the bacteriophage QB. Its enzymic function is to make many copies of its RNA substrate and can be used as a sensitive method of rapidly generating an easily detectable signal, serving as a functional alternative amplification technology.

Q-BETA REPLICASE AMPLIFICATION (QBR AMPLIFICATION): Amplification of the probe (as opposed to the target) by Q-beta replicase provides a sensitive method of generating a large detectable signal. QBR amplification achieves a billion-fold increase of the probe in as little as 30 minutes without temperature cycling.

RNA (RIBONUCLEIC ACID): Any of a family of polynucleotides characterized by their component sugar (ribose) and one of their pyrimidines (uracil). There are three classes of RNA: messenger RNA (mRNA), ribosomal RNA (rRNA) and transfer RNA (tRNA).

RECEPTOR: (1) A chemical group or protein molecule in a cell that has an affinity for a specific hormone, chemical, molecule or virus or (2) a cellular entity that acts as an intermediary between a chemical agent and a tissue in which the interaction results in an identifiable physical response by the cells of tissue.

TRISOMY: A chromosomal abnormality where three copies of a chromosome exist within a cell nucleus.

                                  VYSIS, INC.
                            (AN INDIRECT SUBSIDIARY
                             OF AMOCO CORPORATION)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................        F-2
Consolidated Balance Sheet............................................................        F-3
Consolidated Statement of Operations..................................................        F-4
Consolidated Statement of Stockholders' Equity........................................        F-5
Consolidated Statement of Cash Flows..................................................        F-6
Notes to Consolidated Financial Statements............................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Vysis, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Vysis, Inc. (an indirect subsidiary of Amoco Corporation) and its subsidiaries at December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Vysis, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
November 21, 1997

                                  VYSIS, INC.

                            (AN INDIRECT SUBSIDIARY
                             OF AMOCO CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS,
                           EXCEPT PER SHARE AMOUNTS)


                                                                                                     PRO FORMA
                                                                                                   STOCKHOLDERS'
                                                                 DECEMBER 31,      SEPTEMBER 30,      EQUITY
                                                             --------------------  -------------   AT SEPTEMBER
                                                               1995       1996         1997             30,
                                                             ---------  ---------  -------------       1997
                                                                                                     (NOTE 1)
                                                                                                  ---------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash.....................................................  $     247  $      48    $     294
  Accounts receivable, net.................................      1,568      2,801        3,391
  Inventories..............................................      1,336      2,390        2,688
  Other current assets.....................................        206        761          902
                                                             ---------  ---------  -------------
    Total current assets...................................      3,357      6,000        7,275
Property and equipment, net................................     13,205      5,557        4,954
Investments................................................        715        100          100
Goodwill, net..............................................         --        388          276
Other assets...............................................      1,890      3,070        2,488
                                                             ---------  ---------  -------------
    Total assets...........................................  $  19,167  $  15,115    $  15,093
                                                             ---------  ---------  -------------
                                                             ---------  ---------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.................  $   5,632  $   7,109    $   7,104
  Notes payable--Amoco.....................................         --      5,106        7,381
  Deferred revenue.........................................        350        407          552
                                                             ---------  ---------  -------------
    Total current liabilities..............................      5,982     12,622       15,037
                                                             ---------  ---------  -------------
Commitments and contingencies (Notes 6, 10 and 12)

Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 10,000,000
    shares authorized:
    Series A; none issued and outstanding at December 31,
    1995; 6,200,000 shares designated, issued and
    outstanding at December 31, 1996 and September 30,
    1997; none issued and outstanding pro forma............         --          6            6       $      --
    Series B; none issued and outstanding at December 31,
    1995 and 1996; 553,126 designated, issued and
    outstanding at September 30, 1997; none issued and
    outstanding pro forma..................................         --         --            1              --
  Common stock, $0.001 par value; 35,000,000 shares
    authorized; none issued and outstanding at December 31,
    1995; 1,058,394 shares issued and outstanding at
    December 31, 1996, 1,071,972 issued and outstanding at
    September 30, 1997; 6,001,260 shares issued and
    outstanding pro forma..................................         --          1            1               6
  Additional paid-in capital...............................         --     17,555       27,012          27,014
  Capital contribution--Amoco..............................     13,189         --           --              --
  Deferred compensation....................................         --        (90)        (259)           (259)
  Cumulative translation adjustment........................         (4)        16         (248)           (248)
  Accumulated deficit......................................         --    (14,995)     (26,457)        (26,457)
                                                             ---------  ---------  -------------  ---------------
    Total stockholders' equity.............................     13,185      2,493           56       $      56
                                                             ---------  ---------  -------------  ---------------
                                                                                                  ---------------
    Total liabilities and stockholders' equity.............  $  19,167  $  15,115    $  15,093
                                                             ---------  ---------  -------------
                                                             ---------  ---------  -------------


   The accompanying notes are an integral part of these financial statements.

                                  VYSIS, INC.

                            (AN INDIRECT SUBSIDIARY
                             OF AMOCO CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                              NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                       ----------------------------------  -----------------------
                                                          1994        1995        1996                     1997
                                                       ----------  ----------  ----------     1996      ----------
                                                                                           -----------
                                                                                           (UNAUDITED)
Revenues:
  Product sales......................................  $    5,373  $    6,296  $   11,022   $   7,324   $   10,558
  Grant and other revenue............................          30         921       2,216       1,647        1,667
                                                       ----------  ----------  ----------  -----------  ----------
    Total revenue....................................       5,403       7,217      13,238       8,971       12,225
Cost of goods sold...................................       3,486       4,022       5,529       3,742        4,773
                                                       ----------  ----------  ----------  -----------  ----------
Gross profit.........................................       1,917       3,195       7,709       5,229        7,452
                                                       ----------  ----------  ----------  -----------  ----------
Operating expenses:
  Research and development...........................      11,639       8,871       9,456       6,536        7,762
  Selling, general and administrative................       8,937      12,025      16,286      12,500       10,785
                                                       ----------  ----------  ----------  -----------  ----------
    Total operating expenses.........................      20,576      20,896      25,742      19,036       18,547
                                                       ----------  ----------  ----------  -----------  ----------
Loss from operations.................................     (18,659)    (17,701)    (18,033)    (13,807)     (11,095)
                                                       ----------  ----------  ----------  -----------  ----------
Interest income--Amoco...............................      --          --             107         107       --
Interest expense--Amoco..............................      --          --            (255)        (88)        (367)
                                                       ----------  ----------  ----------  -----------  ----------
Net loss.............................................  $  (18,659) $  (17,701) $  (18,181)  $ (13,788)  $  (11,462)
                                                       ----------  ----------  ----------  -----------  ----------
                                                       ----------  ----------  ----------  -----------  ----------
Pro forma net loss per share.........................                          $    (2.98)  $   (2.26)  $    (1.88)
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------
Shares used in computing pro forma
  net loss per share.................................                               6,107       6,107        6,107

   The accompanying notes are an integral part of these financial statements.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                                                NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                         -------------------------------------  ------------------
                                                            1994         1995         1996             1997
                                                         -----------  -----------  -----------  ------------------
Convertible preferred stock:
  Beginning balance....................................  $   --       $   --       $   --          $          6
  Recapitalization.....................................      --           --                 6          --
  Issuance of Series B convertible preferred stock.....      --           --           --                     1
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................      --           --                 6                7
                                                         -----------  -----------  -----------       ----------
Common stock:
  Beginning balance....................................      --           --           --                     1
  Recapitalization.....................................      --           --                 1          --
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................      --           --                 1                1

Additional paid-in capital:
  Beginning balance....................................      --           --           --                17,555
  Recapitalization.....................................      --           --            12,311          --
  Income tax benefit from Amoco........................      --           --             5,031            4,067
  Deferred compensation................................      --           --               213              277
  Conversion of note payable--Amoco....................                                                   5,105
  Exercise of stock options............................                                                       8
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................      --           --            17,555           27,012
                                                         -----------  -----------  -----------       ----------
Capital contribution - Amoco:
  Beginning balance....................................       11,720       15,506       13,189          --
  Net loss (pre-recapitalization)......................      (18,659)     (17,701)      (3,186)         --
  Advances from Amoco..................................       22,445       15,384        2,315          --
  Recapitalization.....................................      --           --           (12,318)         --
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................       15,506       13,189      --               --
                                                         -----------  -----------  -----------       ----------
Deferred compensation:
  Beginning balance....................................      --           --           --                   (90)
  Stock option grants..................................      --           --              (213)            (277)
  Amortization.........................................      --           --               123              108
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................      --           --               (90)            (259)
                                                         -----------  -----------  -----------       ----------
Cumulative translation adjustment:
  Beginning balance....................................      --                 4           (4)              16
  Current period activity..............................            4           (8)          20             (264)
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................            4           (4)          16             (248)
                                                         -----------  -----------  -----------       ----------
Accumulated deficit:
  Beginning balance....................................      --           --           --               (14,995)
  Net loss (post-recapitalization).....................      --           --           (14,995)         (11,462)
                                                         -----------  -----------  -----------       ----------
  Ending balance.......................................      --           --           (14,995)         (26,457)
                                                         -----------  -----------  -----------       ----------
Total stockholders' equity.............................  $    15,510  $    13,185  $     2,493     $         56
                                                         -----------  -----------  -----------       ----------
                                                         -----------  -----------  -----------       ----------

   The accompanying notes are an integral part of these financial statements.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)


                                                                                              NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                       ----------------------------------  -----------------------
                                                          1994        1995        1996                     1997
                                                       ----------  ----------  ----------     1996      ----------
                                                                                           -----------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $  (18,659) $  (17,701) $  (18,181)  $ (13,788)  $  (11,462)
  Reconciliation of net loss to net cash used in
    operating activities:
    Depreciation and amortization....................       2,019       2,065       1,805       1,435        2,360
    Loss (gain) on disposition of assets.............          11         305        (246)        (32)           5
    Donation of marketable securities................      --          --             515         515       --
    Stock compensation...............................      --          --             123         103          108
    Changes in assets and liabilities:
      Accounts receivable............................        (418)       (480)       (943)       (169)        (756)
      Inventories....................................        (273)        204        (804)     (1,243)        (380)
      Other current assets...........................          22         353        (467)        331         (176)
      Accounts payable and accrued liabilities.......       1,066       3,568         770          53         (178)
      Deferred revenue...............................      --             350          57         150          145
                                                       ----------  ----------  ----------  -----------  ----------
    Net cash used in operating activities............     (16,232)    (11,336)    (17,371)    (12,645)     (10,334)
                                                       ----------  ----------  ----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................      (4,234)     (2,873)       (509)       (372)        (249)
  Acquisition of Techgen.............................      --          --            (295)       (295)      --
  Proceeds from sale of property and equipment.......      --          --           6,778       6,778            7
  Proceeds from sale of investment...................      --          --             314      --           --
  Increase in other assets...........................        (521)       (485)     (1,548)     (2,624)        (629)
                                                       ----------  ----------  ----------  -----------  ----------
    Net cash provided by (used in) investing
      activities.....................................      (4,755)     (3,358)      4,740       3,487         (871)
                                                       ----------  ----------  ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions--Amoco, net..................       9,424      11,882       2,315       2,118       --
  Increase in notes payable--Amoco...................      --          --           9,649       6,686       10,939
  Expenses funded by Amoco...........................      11,569       3,058         452         197          509
  Proceeds from exercise of stock options............      --          --          --          --                8
                                                       ----------  ----------  ----------  -----------  ----------
    Net cash provided by financing activities........      20,993      14,940      12,416       9,001       11,456
Effect of exchange rate changes on cash..............           4          (9)         16          12           (5)
                                                       ----------  ----------  ----------  -----------  ----------
Net increase (decrease) in cash......................          10         237        (199)       (145)         246
Cash at beginning of period..........................      --              10         247         247           48
                                                       ----------  ----------  ----------  -----------  ----------
Cash at end of period................................  $       10  $      247  $       48   $     102   $      294
                                                       ----------  ----------  ----------  -----------  ----------
                                                       ----------  ----------  ----------  -----------  ----------


   The accompanying notes are an integral part of these financial statements.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS


    Vysis, Inc. ("Vysis" or the "Company") was incorporated in Delaware in 1991. The Company's principal stockholder is Amoco Technology Company ("ATC"), which is a wholly owned subsidiary of Amoco Corporation ("Amoco"). In 1991, ATC acquired from Genzyme its remaining interest in Gene-Trak Systems, a joint venture focused on infectious disease diagnostics originally formed by Amoco and Integrated Genetics in 1986, and established Gene-Trak, Inc., a Delaware corporation, which at that time was named Gene-Trak Systems Corporation. In March 1994, ATC contributed all of its infectious disease business related assets and the stock of Gene-Trak, Inc. to the Company. Also, in March 1994, ATC contributed to the Company all of its genetic disease business related assets, including the stock of Vysis, Inc. (an Illinois corporation), which at that time was named Imagenetics Incorporated. In January 1995, ATC contributed to the Company all of the assets of its bioinformatics software activities. All assets contributed by Amoco were recorded by the Company at Amoco's net book value at the date of transfer. All references to Amoco shall mean Amoco Corporation, an Indiana corporation, and its wholly owned subsidiary Amoco Technology Company, a Delaware corporation.



    Vysis is a genomic disease management company focused on developing and marketing clinical products to assess the structure and function of the human genome. The Company's DNA probe technologies provide the clinician with an enhanced ability to manage disease by assessing the human genome at all levels, including the ability to determine the presence, absence, number and structure of chromosomes, individual genes, and specific base pair mutations within genes. The Company currently markets its genomic testing products for research and clinical use and markets its food testing products for commercial use.


BASIS OF PRESENTATION

    The accompanying consolidated financial statements include those assets, liabilities, revenues and expenses directly attributable to the Company's operations. The Company's organization, capitalization and outstanding shares prior to the 1996 recapitalization, as described in Note 7, are not indicative of the Company's future structure. Consequently, the accumulated deficit, net loss and equity contributions are reflected as a single line item "Capital Contribution - Amoco" in the accompanying consolidated financial statements prior to February 29, 1996.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Actual results may differ from those estimates.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) INTERIM FINANCIAL INFORMATION

    Interim financial information for the nine month periods ended September 30, 1996 included herein is unaudited; however, in the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year.

INITIAL PUBLIC OFFERING

    In October 1997, the Board of Directors authorized the Company to proceed with an initial public offering of the Company's Common Stock (the "Offering"). In connection with the Offering, all of the Company's Convertible Preferred Stock will automatically convert into 4,929,288 shares of Common Stock. The pro forma effect of this conversion has been reflected on the accompanying pro forma balance sheet assuming it had occurred at September 30, 1997 and is unaudited.

PROFITABILITY UNCERTAIN AND NEED FOR FUTURE CAPITAL

    The Company has funded its operations to date primarily through capital contributions and loans from Amoco and cash flows from operations. Amoco intends to provide financial support to the Company through the earlier of the completion of the Offering or December 31, 1998. In order to continue operating and expand its business, however, the Company will need to raise additional funds. There can be no assurance that any such additional capital will be available to the Company, or if available, that it will be available on terms acceptable to Vysis management. The inability of the Company to obtain additional financing beyond 1998 would have a material adverse impact on the Company's ability to execute its business plan.

REVENUE RECOGNITION

    Product sales revenue is recognized upon shipment of products to customers. No rights to return products exist other than under normal warranty provisions. Grant and license fee revenue is recognized as earned pursuant to the related agreement and is not subject to repayment. Payments received under these agreements prior to the completion of the related work are recorded as deferred revenue. Revenue on equipment maintenance contracts is deferred and recognized ratably over the period of the contract, generally one year.

RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development costs are expensed as incurred and include amounts relating to grant revenues.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method. Inventories are reassessed periodically to determine whether any potential impairment exists.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Provision for potentially obsolete or slow moving inventory is made based on management's analysis of inventory levels and anticipated future sales.

CAPITALIZED SOFTWARE COSTS

    Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software development costs is the greater of the amount computed using (a) the ratio of current revenues to the total of current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided on the straight-line basis over the following expected useful lives:

             Buildings and improvements              10 to 45 years

             Furniture, fixtures and equipment         3 to 7 years

Leasehold improvements are depreciated over the shorter of their useful life or lease term. Significant improvements are capitalized and repairs and maintenance charges are expensed as incurred.

INTANGIBLE ASSETS

    Intangible assets include capitalized license fees, which are carried at cost less accumulated amortization, and goodwill. Amortization expense is calculated on a straight-line basis over the estimated economic useful lives of the assets, ranging from one to seventeen years. The Company periodically reviews the recoverability of these assets based primarily upon estimated future cash flows.

FINANCIAL INSTRUMENTS

    The carrying value of accounts receivable, accounts payable and the note payable to Amoco approximates their fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Such credit risk is generally limited due to the large number of organizations comprising the Company's customer base and their dispersion across different geographic locations. The Company maintains an allowance for potentially doubtful accounts based upon specific circumstances, historical trends and other information.

FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign subsidiaries is the local currency. Translation from the applicable foreign currency to U.S. dollars is performed for assets and liabilities using exchange rates in effect at the balance sheet date and for the statement of operations using the average exchange rates in effect during the period. Gains or losses from such translations are accumulated in a separate component

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the results of operations and have not been significant.

STOCK-BASED COMPENSATION

    Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation." As permitted, the Company continues to recognize stock-based compensation costs under the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25. The pro forma effects of applying the provisions of SFAS No. 123 are shown in Note 8 to the consolidated financial statements.

INCOME TAXES

    Amoco has utilized the tax benefits associated with the Company's net operating losses for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, pursuant to the terms of a tax sharing agreement. The Company did not record any tax benefit associated with its losses for the years ended December 31, 1994 and 1995 (see Note 2).

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share," which establishes new standards for computing and presenting earnings per share information. SFAS No. 128 will be effective for the Company's 1997 annual financial statements. Reported pro forma net loss per share data for 1996 and the nine months ended September 30, 1997 are the same as that computed under the new standard.

    In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in interim and annual financial statements. SFAS No. 131 will be effective for the Company in 1998. The Company is currently evaluating the impact, if any, this statement will have on disclosures in its consolidated financial statements.

PRO FORMA NET LOSS PER SHARE AND PRO FORMA SHAREHOLDERS' EQUITY

    The Company's historical capital structure is not indicative of its prospective structure given the conversion of all shares of Preferred Stock into Common Stock concurrent with the closing of the Company's anticipated initial public offering. Accordingly, historical net loss per common share is not considered meaningful and has not been presented herein. The calculation of shares used in computing pro forma net loss per share includes the effect of the conversion of the Series A and Series B Convertible Preferred Stock into 4,525,547 and 403,741 shares, respectively, of Common Stock. These conversions are assumed to occur concurrent with the closing of the Company's anticipated initial public offering as if they were converted as of January 1, 1996. Common Stock equivalent shares arising from stock options and warrants are excluded from the calculation because their effect is antidilutive, except that Common Stock equivalent shares arising from stock options and warrants (using the treasury stock method and the

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) anticipated initial public offering price) issued during the twelve month period preceding the initial public offering are included in the computation of pro forma net loss per share in accordance with SEC Staff Accounting Bulletin No. 83.

NOTE 2--RELATED PARTY TRANSACTIONS:

    The Company has in the past received certain legal services, research and development support, and administrative support from Amoco and has paid for such services and support on an actual usage or pro rata basis. The amounts of these costs included in the consolidated statement of operations were as follows (in thousands):

                                                                                     NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                   -------------------------------  --------------------
                                                     1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
Research and development.........................  $   8,441  $   2,099  $      --  $      --  $      --
Selling, general and administrative..............      3,128        959        304        216        142
                                                   ---------  ---------  ---------  ---------  ---------
                                                   $  11,569  $   3,058  $     304  $     216  $     142
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    Management of the Company believes these costs are reasonable under the circumstances. These charges may not be indicative of the actual costs that would have been incurred if the Company had operated independently. The Company also received cash advances, to meet its working capital requirements, and other capital assets from Amoco. Through December 31, 1995, all such amounts were recorded as contributed capital and aggregated $22,445,000 and $15,384,000 in 1994 and 1995, respectively. During 1996, such amounts consisted of contributed capital of $2,315,000 and advances of $10,137,000 under a note payable to Amoco. During the nine months ended September 30, 1997 such advances aggregated $11,448,000 under a note payable to Amoco.


    The Company has entered into a tax sharing agreement with Amoco effective January 1, 1996 which provides for a capital contribution to the Company in an amount approximating the tax effect of including the Company's results of operations in Amoco's consolidated federal income tax return. Under this agreement, $5,031,000 and $4,067,000 were recorded as contributed capital and a related reduction of the note payable to Amoco during 1996 and the nine months ended September 30, 1997, respectively. Under the terms of the tax sharing agreement, the Company will continue to receive during the remainder of 1997 and beyond a capital contribution approximating the amounts realized by Amoco, which relate to deductions or losses to be generated by the Company, for as long as the Company is included in Amoco's consolidated federal tax return. Pursuant to the terms of the agreement, state income taxes have not been material.


    The Company participates in Amoco's centralized cash management program. As a result, excess cash receipts are transferred to a centralized cash account maintained by Amoco.

    The note payable to Amoco of $5,106,000 at December 31, 1996 included accrued interest of $148,000. The note bore interest at 7.5% and was converted into 553,126 shares of Series B Preferred Stock in September 1997 (see Note 7). The note payable to Amoco of $7,381,000 at September 30, 1997, includes accrued interest expense of $367,000, bears interest at 7.5% and is due on the earlier of the date the Company completes the Offering or December 31, 1998.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 3--COMPOSITION OF BALANCE SHEET COMPONENTS:

    Accounts receivable consisted of the following (in thousands):

                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                             --------------------  -------------
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Accounts receivable........................................  $   1,788  $   2,957    $   3,573
Less: allowance for doubtful accounts......................       (220)      (156)        (182)
                                                             ---------  ---------       ------
                                                             $   1,568  $   2,801    $   3,391
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Inventories consisted of the following (in thousands):

                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                             --------------------  -------------
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Raw materials and supplies.................................  $     588  $     997    $   1,046
Finished goods.............................................        748      1,393        1,642
                                                             ---------  ---------       ------
                                                             $   1,336  $   2,390    $   2,688
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Property and equipment consisted of the following (in thousands):

                                                               DECEMBER 31,      SEPTEMBER 30,
                                                           --------------------  -------------
                                                             1995       1996         1997
                                                           ---------  ---------  -------------
Land.....................................................  $   1,320  $  --        $  --
Buildings and improvements...............................      6,516      2,382        2,382
Furniture, fixtures and equipment........................     11,005      8,191        8,663
                                                           ---------  ---------       ------
                                                              18,841     10,573       11,045
Less: accumulated depreciation...........................     (5,636)    (5,016)      (6,091)
                                                           ---------  ---------       ------
                                                           $  13,205  $   5,557    $   4,954
                                                           ---------  ---------       ------
                                                           ---------  ---------       ------

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 3--COMPOSITION OF BALANCE SHEET COMPONENTS: (CONTINUED)
    Other assets consisted of the following (in thousands):


                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                             --------------------  -------------
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
License fees (net of accumulated amortization of $144, $509
 and $1,369 in 1995, 1996 and 1997, respectively)..........  $   1,385  $   2,535    $   1,582
Prepaid royalties..........................................        402     --           --
Software development costs (net of accumulated amortization
 of $0, $40 and $112 in 1995, 1996 and 1997,
 respectively).............................................         97        535          906
Other......................................................          6     --           --
                                                             ---------  ---------       ------
                                                                 1,890      3,070        2,488
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------


    Accounts payable and accrued liabilities consisted of the following (in thousands):

                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                             --------------------  -------------
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Trade accounts payable.....................................  $   3,523  $   3,546    $   3,218
Accrued rent...............................................        828      1,141        1,119
Employee related costs.....................................        577        743          585
Other taxes payable........................................        189        423          400
Accrued legal costs........................................         75        504          521
Other......................................................        440        752        1,261
                                                             ---------  ---------       ------
                                                             $   5,632  $   7,109    $   7,104
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

NOTE 4--INVESTMENTS:

CANJI, INC.

    The Company entered into a license agreement with Canji, Inc. ("Canji") in 1994, whereby the Company was granted an exclusive license to use certain patented technology. In exchange for the license, the Company paid $600,000 in cash and surrendered preferred stock of Canji aggregating approximately $900,000. Accumulated amortization related to the license aggregated $132,000 and $221,000 at December 31, 1995 and 1996, respectively, and $287,000 at September 30, 1997. The agreement provides that the Company will pay Canji royalties of up to 5 percent of net sales of the licensed products. Additionally, at December 31, 1995, the Company held preferred stock in Canji, a private company, which was carried at cost and approximated $515,000. In 1996, Canji was acquired by Schering-Plough Corporation and the Company's investment in Canji was exchanged for shares of Schering-Plough. During September 1996, the Company donated its investment in Schering-Plough to a not-for-profit organization affiliated with Amoco.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 4--INVESTMENTS: (CONTINUED)
GENOME SYSTEMS, INC.

    In 1994, the Company acquired 1,400 shares of preferred stock in Genome Systems, Inc. for cash consideration of $200,000. In 1996, Genome Systems, Inc. was acquired by Incyte Pharmaceuticals, Inc. ("Incyte") and the Company's investment was exchanged for restricted common stock of Incyte, a publicly held company. During 1996, a portion of this investment with a cost of $100,000 was sold and a gain of $214,000 was included in the Company's results of operations. The remaining investment balance consists of Incyte restricted common stock and is therefore recorded at cost of $100,000 at December 31, 1996 and September 30, 1997.

NOTE 5--INCOME TAXES:

    During the years ended December 31, 1994, 1995 and 1996, and during the nine months ended September 30, 1997, the Company's results of operations were included in the consolidated income tax returns of Amoco, accordingly, the Company's domestic net operating losses have been utilized by Amoco in its consolidated income tax returns and are not available to offset the Company's future taxable income.

    The approximate income tax effect of each temporary difference giving rise to deferred tax assets and liabilities is as follows (in thousands):

                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                             --------------------  -------------
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Deferred tax assets:
  Patents and purchased software...........................  $     274  $     255    $     362
  Deferred rent............................................        318        457          448
  Foreign net operating loss carryforwards.................        200        374          584
  Accrued vacation.........................................        117        130          122
  Bad debt accrual.........................................         88         62           71
  Other....................................................         40        158          524
                                                             ---------  ---------  -------------

Total deferred tax assets..................................      1,037      1,436        2,111

Valuation allowance........................................       (997)      (790)      (1,582)
                                                             ---------  ---------  -------------

Net deferred tax assets....................................         40        646          529

Deferred tax liabilities:
  Software development costs and license fees..............        (40)      (646)        (529)
                                                             ---------  ---------  -------------

Net deferred tax assets....................................  $  --      $  --        $  --
                                                             ---------  ---------  -------------
                                                             ---------  ---------  -------------

    The Company had foreign net operating loss carryforwards of $1,459,000 at September 30, 1997 of which approximately $546,000 will expire at varying dates through 2001 and the remainder of which may be carried forward indefinitely.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 5--INCOME TAXES: (CONTINUED)
    A full valuation allowance has been provided for all deferred tax assets (net of liabilities) as management does not consider realization of such amounts more likely than not. On an unaudited pro forma separate income tax return basis, assuming the Company was not included in the consolidated income tax returns of Amoco, no tax provision or benefit would have been recorded in the consolidated financial statements due to the ongoing losses of the Company.

NOTE 6--DEVELOPMENT AND LICENSE AGREEMENTS:

    The Company has entered into various license agreements pursuant to which it has been granted exclusive and non-exclusive licenses to certain patented technologies. The agreements require the Company to pay royalties ranging from
0.5 to 8.0 percent on net sales of specified products, with certain agreements requiring minimum royalties due each year. As additional consideration for certain of the licenses, the Company is obligated to fund certain research of the licensors. Future minimum amounts due for such licenses, minimum royalties and research funding are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
-------------------------------------------------------------------------------------
1997 (remaining three months)........................................................  $  --
1998.................................................................................        645
1999.................................................................................      1,835
2000.................................................................................      1,800
2001.................................................................................        600
2002.................................................................................        300
Thereafter...........................................................................     --
                                                                                       ---------
                                                                                       $   5,180
                                                                                       ---------
                                                                                       ---------

NOTE 7--RECAPITALIZATION:

    On February 29, 1996, pursuant to a recapitalization, the Company issued 6,200,000 shares of its Series A Convertible Preferred Stock, par value $0.001 per share, and 1,058,394 shares of its Common Stock, par value $0.001 per share, to Amoco as consideration for the cumulative investment by Amoco in the Company, which was $12,318,000. The investment by Amoco in the Company included assets contributed by Amoco which were recorded at Amoco's net book value at the date of transfer. In connection with the recapitalization, $6,000 and $1,000 was assigned to the par value of the Series A Convertible Preferred Stock and Common Stock, respectively, while the remaining $12,311,000 was credited to additional paid-in capital.

    In September 1997, the Company converted $5,106,000 of the note payable due to Amoco into 553,126 shares of its Series B Convertible Preferred Stock, par value $0.001 per share.

    The holder of Series A and Series B Convertible Preferred Stock is entitled to receive cumulative dividends at an annual rate of 6 percent of the Series A and Series B liquidation value (initially $8.0645

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 7--RECAPITALIZATION: (CONTINUED)
and $9.23 per share, respectively), when and if declared by the Board of Directors. In the event of a liquidation, the holder of the Series A and Series B Convertible Preferred Stock shall receive the sum of $8.0645 and $9.23 per share, respectively, and any declared but unpaid dividends. Additionally, the holder of the Series A and Series B Convertible Preferred Stock is entitled to share in any dividends paid on Common Stock.

    The holder of the Series A and Series B Convertible Preferred Stock is entitled to vote together with the holders of Common Stock, as a single class in all matters. The Series A and Series B holder is entitled to votes equal to the number of common shares into which such holder's shares are convertible. Each share of Series A and Series B Convertible Preferred Stock is convertible, at any time at the option of the holder, into .73 share of Common Stock. Each share of Series A and Series B Convertible Preferred Stock shall automatically convert into .73 share of Common Stock upon closing of an initial public offering of the Company's Common Stock resulting in aggregate net proceeds of not less than $10,000,000. In the event of any one or more third party equity investments, prior to the closing of an initial public offering, the Series A and Series B Convertible Preferred Stock is subject to anti-dilution adjustments. The Company has reserved an adequate number of its Common Stock to provide for the conversion of the Series A and Series B shares.

NOTE 8--EMPLOYEE BENEFIT PLANS:

    In February 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"). A total of 985,402 shares of Common Stock have been authorized for issuance under the 1996 Plan, subject to anti-dilution and other adjustments. In general, under the 1996 Plan, incentive or nonqualified stock options may be granted at a price not less than 100 percent of the estimated fair value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors. Options generally vest over 4 years and expire within 10 years from the date of grant.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 8--EMPLOYEE BENEFIT PLANS: (CONTINUED)
    Option activity under the 1996 Plan is summarized below:

                                                                       WEIGHTED
                                                           NUMBER OF    AVERAGE
                                                            SHARES       PRICE
                                                           ---------  -----------
  Granted................................................    878,994   $    0.58
  Exercised..............................................     --          --
  Surrendered or terminated..............................     21,642   $    0.60
                                                           ---------
  Balance at December 31, 1996...........................    857,352   $    0.58

  Granted................................................    162,007   $    3.59
  Exercised..............................................     13,578   $    0.53
  Surrendered or terminated..............................     47,812   $    0.57
                                                           ---------
  Balance at September 30, 1997..........................    957,969   $    1.08

Options exercisable at September 30, 1997................    355,408   $    0.56
Options available for future grant at September 30,
 1997....................................................     13,855

Weighted-average fair value of options granted during the
 year ended December 31, 1996............................  $    0.34
Weighted-average fair value of options granted during the
 nine months ended September 30, 1997....................  $    2.69
Weighted-average fair value of options granted below
 estimated fair value for the nine months ended September
 30, 1997................................................  $    3.54

    During 1996, the Company issued options to consultants to purchase 44,162 shares of Common Stock at an exercise price of $0.53 per share, exercisable through 2006. The Company recorded deferred compensation of $213,000 in connection with these options, based upon the difference between the estimated fair value of the services received and the exercise price of the options granted. The Company recognized $123,000 as stock compensation expense during the year ended December 31, 1996.

    During the nine months ended September 30, 1997, the Company issued options to employees to purchase 78,249 shares of Common Stock at an exercise price of $2.74 per share, exercisable through 2007. The Company recorded deferred compensation of $277,000 in connection with these options based upon differences between the estimated fair value of the underlying stock and the exercise price of the related options. The Company recognized $108,000 as stock compensation expense during the nine months ended September 30, 1997.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 8--EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The following summarizes information about stock options outstanding at September 30, 1997:

                       OPTIONS OUTSTANDING
                   ----------------------------
                                   WEIGHTED
                                    AVERAGE           OPTIONS EXERCISABLE
                                   REMAINING     ------------------------------
    RANGE OF         NUMBER       CONTRACTUAL    WEIGHTED AVERAGE     NUMBER
 EXERCISE PRICES   OUTSTANDING       LIFE         EXERCISE PRICE    EXERCISABLE
-----------------  -----------  ---------------  -----------------  -----------
      $0.53           758,117            8.5         $    0.53         342,850
      1.34             38,577            8.8              1.34          12,558
      2.74            127,698            9.7              2.74          --
      6.85             33,577            9.9              6.85          --
                   -----------                                      -----------
                      957,969                                          355,408
                   -----------                                      -----------
                   -----------                                      -----------

    The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model. The principal determinants of option pricing are: the estimated fair value of the Company's Common Stock at the date of grant, expected volatility, risk-free interest rate, expected option lives and dividend yields. Weighted average assumptions employed by the Company were as follows:

                                                                                    NINE MONTHS
                                                                    YEAR ENDED         ENDED
                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                       1996            1997
                                                                  ---------------  -------------
Expected volatility.............................................          50.3%           47.5%
Risk free interest rate.........................................           6.2%            6.4%
Expected option life (years)....................................             7               7
Dividend yield..................................................             0               0

    The Company applies Accounting Principles Board Opinion No. 25 in accounting for its fixed stock option plan and, accordingly, has not recognized compensation cost in the accompanying consolidated statement of operations for options granted and exercisable at their estimated fair value on the grant date. Had compensation cost been recognized based on fair value as of the grant dates as defined in SFAS No. 123, the Company's net loss would have increased by approximately $57,000 and $70,000, or $0.01 and $0.01 per share pro forma, for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.

    The Company also maintains the Vysis, Inc. Savings and Investment Plan (the "Savings Plan"), as amended, which allows for participant contributions pursuant to Section 401(k) of the Internal Revenue Code. Substantially all the Company's U.S. employees are eligible to participate in the Savings Plan and may contribute up to 17% of their eligible compensation to the Savings Plan. The Company made contributions to the Savings Plan of $176,000, $210,000, $164,000 and $138,000 in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 9--SEGMENT AND GEOGRAPHIC INFORMATION:

    The Company operates in one business segment. Substantially all revenues result from the sale of genomic testing products and related instrumentation and the receipt of grant and other revenue. All significant intercompany revenues and expenses are eliminated in the presentation of revenues and net loss. Certain geographic information is as follows (in thousands):

                                                                                NINE MONTHS
                                               YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER
                                          ----------------------------------        30,
                                             1994        1995        1996           1997
                                          ----------  ----------  ----------  ----------------
Revenues:
United States...........................  $    4,716  $    5,488  $    8,655    $      7,525
Europe..................................         687       1,729       4,583           4,700
                                          ----------  ----------  ----------        --------
    Total...............................  $    5,403  $    7,217  $   13,238    $     12,225
                                          ----------  ----------  ----------        --------
                                          ----------  ----------  ----------        --------

Net (loss) income:
United States...........................  $  (18,076) $  (17,334) $  (18,094)   $    (11,641)
Europe..................................        (583)       (367)        (87)            179
                                          ----------  ----------  ----------        --------
    Total...............................  $  (18,659) $  (17,701) $  (18,181)   $    (11,462)
                                          ----------  ----------  ----------        --------
                                          ----------  ----------  ----------        --------


                                                     DECEMBER 31,
                                          ----------------------------------   SEPTEMBER 30,
                                             1994        1995        1996           1997
                                          ----------  ----------  ----------  ----------------
Assets:
United States...........................  $   16,853  $   17,155  $   12,166    $     11,704
Europe..................................         721       2,012       2,949           3,389
                                          ----------  ----------  ----------        --------
    Total...............................  $   17,574  $   19,167  $   15,115    $     15,093
                                          ----------  ----------  ----------        --------
                                          ----------  ----------  ----------        --------

    Export sales from U.S. operations amounted to approximately $353,000, $547,000 and $694,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $928,000 for the nine months ended September 30, 1997, and consisted of sales principally to customers in the Far East. There were no sales to individual customers that exceeded 10 percent of total revenues for any period presented.

NOTE 10--LEASE OBLIGATIONS:

    The Company operates in leased facilities and also leases certain manufacturing and other equipment. These leases generally require the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Most of the Company's leases contain renewal clauses.

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 10--LEASE OBLIGATIONS: (CONTINUED)
    Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
-------------------------------------------------------------------------------------
1997 (remaining three months)........................................................  $     175
1998.................................................................................        748
1999.................................................................................        570
2000.................................................................................        521
2001.................................................................................        523
2002.................................................................................        679
Thereafter...........................................................................      1,301
                                                                                       ---------
                                                                                       $   4,517
                                                                                       ---------
                                                                                       ---------

    Rental expense totaled $140,000, $695,000 and $606,000 in 1994, 1995 and
1996, respectively and $462,000 for the nine months ended September 30, 1997.

NOTE 11--ACQUISITION:

    On April 3, 1996, the Company acquired all of the outstanding common stock of TechGen International Sarl ("TechGen") for $295,000. TechGen is a French distributor of chemical, biological, health and hygiene products and equipment. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the cash paid of $295,000 and liabilities assumed of $711,000 were allocated to the tangible assets acquired. The excess of the purchase price over the estimated fair value of net assets acquired of $457,000 has been assigned to goodwill and is being amortized using the straight-line method over a five year period.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and TechGen as if the acquisition had occurred at the beginning of each fiscal year. The pro forma information is based on historical results of operations and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the combined enterprises (in thousands):

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Revenues..............................................................  $    8,549  $   13,285
Net loss..............................................................  $  (17,796) $  (18,230)

NOTE 12--COMMITMENTS AND CONTINGENCIES:

    The Company is an exclusive licensee of certain technology. The Company and the licensor of the technology are plaintiffs in a patent infringement suit filed in September 1995 against one of the Company's competitors. The Company and the licensor share the legal costs of this matter equally. In

                                  VYSIS, INC.
                            (An indirect subsidiary
                             of Amoco Corporation)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 12--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
August 1997, the court ruled in favor of the Company and its licensor in several aspects of this matter. The trial of the remaining issues has been scheduled for April 1998. An unfavorable outcome for the Company is considered neither probable nor remote by management. The Company does not believe that loss of this lawsuit would have a material adverse impact on the results of operations or the Company's financial position as set forth in the accompanying consolidated financial statements.

    The Company and Amoco are defendants in a law suit pending in the U.S. District Court in California alleging infringement of certain patents. The suit has been stayed pending the outcome of another suit brought against the plaintiff challenging the plaintiff's claim to sole ownership to the patents at issue in the first lawsuit. Pursuant to a separate agreement between Amoco and the plaintiff in the latter lawsuit (the "Plaintiff"), the Company reimburses the legal costs incurred by the Plaintiff in that suit. In return, the Company receives contingent rights to acquire an exclusive license with right to sublicense under such rights as the Plaintiff may obtain in the patents. The Company has agreed with the Plaintiff to grant sub-licenses at commercially fair and reasonable terms should it acquire the exclusive license. The trial in the latter case has been scheduled for December 1997. Although the Company believes that it has meritorious defenses in the first suit, there can be no assurance that the Company will ultimately prevail. An unfavorable outcome for the Company is considered neither probable nor remote by management. An estimate of a possible loss or range of a possible loss cannot currently be made. However, an adverse determination against the Company, which may include a finding of willful infringement and the awarding of plaintiff's attorney's fees, could have a material adverse effect on the Company's financial position and results of operations.

    In October 1997, the Company entered into an Asset Puchase Agreement (the "Agreement") to purchase certain patents and other intellectual property. The Agreement calls for Vysis to pay the seller $250,000 in cash and issue 80,291 shares of its Common Stock concurrent with the closing of the transaction, which is expected to occur in January 1998.

NOTE 13--SUPPLEMENTAL CASH FLOW INFORMATION:

    Amoco contributed property and equipment aggregating $532,000, $444,000 and $36,000 to the Company in 1994, 1995 and 1996, respectively, and did not make any such contributions during the nine months ended September 30, 1997 and $920,000 of other assets in 1994. These amounts were reflected by the Company as a capital contribution from Amoco and recorded at Amoco's net book value.

NOTE 14--STOCK SPLIT

    On November 21, 1997 the Company effected a 1 for 1.37 reverse stock split of its Common Stock. All share and per share amounts in the consolidated financial statements and notes thereto have been adjusted retroactively to reflect this stock split.

INSIDE BACK COVER

                                   (GRAPHICS)


    A collage of eight color photographs representing a variety of the Company's products and entitled "Current Products for Genomic Disease Management." The first photograph in the upper left-hand corner is a snapshot of three of the Company's clinical products and has the caption, "CEP-Registered Trademark- 8, CEP 12 and CEP X/Y Kits for the assessment of leukemia and myeloid disorders." The photograph in the upper right-hand corner is an image of a tissue section with cells containing multiple colored spots (signals) and has the caption "Breast tumor section hybridized with LSI-Registered Trademark- HER-2/neu and CEP 17 control probes. Multiple pink fluorescent signals indicate amplification of the HER-2/neu gene (currently in clinical trials).**"



    In the center left of the page is a pair of photographs each showing a cell containing multiple colored spots (signals) and has the caption "TriGen-TM-Assay. Fluorescence images demonstrating hybridization of the CEP X/Y and LSI 21 probes on uncultured amniocytes. The cell on the left is normal for sex chromosome X (green signal) and Y (pink signal). The cell on the right demonstrates three copies of chromosome 21 (pink signal), indicating Down syndrome (not available for sale in the United States)."


    In the center right of the page is a pair of photographs each showing a cell containing multiple colored spots (signals) and has the caption "AnueVysion-TM-. Fluorescence images demonstrating hybridization of CEP 18, X and Y, and LSI 13 and 21 probes on uncultured amniocytes. The cell on the left shows three copies of chromosome 18 (aqua signal) and normal copies of chromosome X (green signal) and Y (pink signal). The cell on the right is normal for chromosomes 13 (green signal) and 21 (pink signal)."


    In the lower left-hand corner of the page is a photograph of a computer screen from one of the Company's software products and has the caption "Quips CGH Software showing color karyotype of metaphase cells (marketed on a Research Use Only basis)." The photograph in the lower right-hand corner is a snapshot of the Company's HYBrite system and is captioned "HYBrite-TM- semi-automatic system for IN SITU hybridization."


    The Company's logo and the words "Managing Disease With Molecular Techniques" are placed at the bottom center of the page.

------------------------


**Diagnostic use is subject to FDA and other applicable regulatory approvals, which have not yet been applied for or received.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     8
The Company...............................................................    18
Use of Proceeds...........................................................    18
Dividend Policy...........................................................    18
Capitalization............................................................    19
Dilution..................................................................    20
Selected Financial Information............................................    21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    23
Business..................................................................    27
Management................................................................    59
Principal Stockholder and Securities Ownership of Management..............    65
Certain Transactions......................................................    67
Description of Capital Stock..............................................    68
Shares Eligible for Future Sale...........................................    71
Underwriting..............................................................    73
Legal Matters.............................................................    74
Experts...................................................................    74
Available Information.....................................................    75
Glossary..................................................................   A-1
Financial Statements......................................................   F-1


    UNTIL        , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                3,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS

                               ------------------

                                  FURMAN SELZ
                            DEUTSCHE MORGAN GRENFELL
                            EVEREN SECURITIES, INC.


                                          , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as set forth below. All expenses listed below are estimates, except for the Commission, NASD and Nasdaq fees.


    Securities and Exchange Commission Registration Fee.........................  $  18,296
    NASD Filing Fee.............................................................      6,538
    Nasdaq Filing Fee...........................................................     41,000
    Blue Sky Fees and Expenses (including attorneys' fees)......................     10,000
    Printing and Engraving Expenses.............................................    415,000
    Legal Fees and Expenses.....................................................    276,000
    Accounting Fees and Expenses................................................    375,000
    Transfer Agent and Registrar Fees and Expenses..............................     11,000
    Miscellaneous...............................................................     47,166
                                                                                  ---------
        Total...................................................................  $1,200,000
                                                                                  ---------
                                                                                  ---------


------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors and officers against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

    The Company's Certificate of incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company intends to obtain directors and officers insurance covering its executive officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On February 29, 1996, in connection with the reorganization of the Company, each share of Common Stock, par value $1.00 per share, of the Company was converted into 14,356.43564 shares of Common Stock, par value $0.001 per share of the Company and 61,386.13861 shares of Series A Preferred Stock, par value $0.001 per share of the Company. All such shares (which totaled 1,450,000 shares of Common Stock and 6,200,000 shares of Series A Preferred Stock) were issued to Amoco Technology Company ("ATC"), the Company's principal stockholder, in reliance upon the exemption contained in Section 3(a)(9) of the Securities Act.

    On March 1, 1996, the Company granted an option to purchase 36,497 shares of Common Stock at $0.53 per share to Colin Grace, a consultant to the Company. Such option was granted in reliance upon Rule 701 under the Securities Act as consideration for bona fide consulting services provided by Mr. Grace.

    On April 30, 1996, the Company granted an option to purchase 1,095 shares of Common Stock at $0.53 per share to each of the following members of its scientific advisory board: Kurt Hirschhorn, M.D., Fred R. Kramer, Ph.D., David
H. Ledbetter, Ph.D., Kenneth L. Melmon, M.D., Dan Pinkel, Ph.D., Hans J. Tanke, Ph.D., and Stephen T. Warren, Ph.D. (collectively, the "SAB Members"). Each option was granted in reliance upon Rule 701 under the Securities Act as consideration for bona fide advisory services provided by each such SAB Member.

    On February 28, 1997, the Company granted an option to purchase 1,095 shares of Common Stock at $2.74 per share to each SAB Member. Each option was granted in reliance upon Rule 701 under the Securities Act as consideration for bona fide advisory services provided by each such SAB Member.

    On September 17, 1997, the Company issued 553,126 shares of Series B Preferred Stock to ATC, the Company's principal stockholder, in reliance upon the exemption contained in Section 4(2) of the Securities Act. The shares of Series B Preferred Stock were issued in settlement of a $5,106,000 intercompany balance between the Company and ATC.

    On September 30, 1997, the Company issued an aggregate of 13,578 shares of Common Stock to five individuals upon exercise of employee stock options held by them, in reliance upon Rule 701 under the Securities Act. The aggregate exercise price of such options was $7,255.

    On October 15, 1997, the Company agreed to issue an aggregate of 80,291 shares of Common Stock to Aprogenex, Inc., a corporation engaged in the development of diagnostic test systems, as partial consideration for certain patents and other intellectual property rights of such corporation. The shares are to be issued in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    All of the share amounts in this Item 15 have been adjusted to reflect the Company's 1-for-1.37 reverse stock split effected November 21, 1997.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibit Index


 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement.

  3.1.1*    Certificate of Incorporation of Vysis, Inc. (formerly Framingham Development Company) filed April 18,
            1991.

  3.1.2*    Certificate of Amendment of Certificate of Incorporation filed March 30, 1994.

  3.1.3*    Certificate of Merger filed February 1, 1996.

  3.1.4*    Certificate of Amendment of Certificate of Incorporation filed February 29, 1996.

  3.1.5*    Certificate of Correction of Certificate of Amendment filed July 22, 1996.

  3.1.6*    Certificate of Amendment of Certificate of Incorporation filed September 16, 1997.

  3.1.7*    Certificate of Designations of Series B Preferred Stock, filed September 17, 1997.

  3.1.8*    Certificate of Amendment of Certificate of Incorporation filed November 21, 1997.

  3.2*      Bylaws of Vysis, Inc.

  4.1*      Form of Common Stock Certificate.

  5.1*      Opinion of Mayer, Brown & Platt.

 10.1*      Vysis, Inc. 1996 Stock Incentive Plan.

 10.2*      Industrial Building Lease between American National Bank and Trust Company of Chicago and Vysis, Inc.
            dated November 29, 1994.

 10.3*      License Agreement for Chromosome Analysis Technology with Chromosome-Specific Probes between ATC and
            The Regents of The University of California dated August 15, 1989, as amended October 6, 1989; July 1,
            1991; April 15, 1992; June 1, 1994; June 6, 1994; June 28, 1994; July 1, 1994; September 1, 1994.

 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
 10.4*      Exclusive License Agreement between The Regents of The University of California and Imagenetics for
            Inventions made in the field of Molecular Cytogenetics dated July 1, 1994.

 10.5*      Option Agreement between The Regents of The University of California and Imagenetics for Inventions
            made in the field of Molecular Cytogenetics dated July 1, 1994.

 10.6*      Exclusive Option Agreement between Vysis and the University of California for the Glass Chromosome.

 10.7*      Exclusive License Agreement between the Regents of the University of California and Vysis, Inc. for
            Molecular Cytogenetics Software dated June 1, 1995.

 10.8*      Exclusive License Agreement between the Regents of The University of California and ATC dated July 30,
            1992, as amended, December 7, 1994.

 10.9*      License Agreement between The Trustees of Columbia University, The Salk Institute for Biological
            Studies and Gene-Trak Systems dated October 7, 1988, as amended June 15, 1996.

 10.10*     Research and License Agreement between Gene-Trak Inc. and Public Health Research Institute dated July
            14, 1994 and Letter re: Research and License Agreement dated July 18, 1994.

 10.11*     Exclusive Distributor Agreement between Vysis, Inc. and Fujisawa Pharmaceutical Co., Ltd. dated July
            31, 1995.

+10.12      Sublicense Agreement between Ciba Corning Diagnostics Corp. and Vysis, Inc. dated May 24, 1996.

 10.13*     Software Development and Marketing Agreement between Digital Scientific Limited and Vysis, Inc. dated
            January 1, 1996.

 10.14      Cooperation Agreement between the Company and Amoco Technology Company.

 10.15*     Form of Registration Rights Agreement between the Company and Amoco Technology Company.

 10.16      Amended and Restated Tax Allocation Agreement between the Company and Amoco Technology Company.

 11.1*      Statement Re Computation of Pro Forma Net Loss Per Share.

 21.1       Subsidiaries of Vysis, Inc.

 23.1       Consent of Price Waterhouse LLP

 23.2*      Consent of Mayer, Brown & Platt (appears in Exhibit 5.1).

 23.3       Consent of McCutchen, Doyle, Brown & Enerson

 24.1*      Power of Attorney.

 27.1*      Financial Data Schedule.


------------------------

*   previously filed


+   confidential treatment requested

    (b) Financial Statement Schedules

    The following financial statement schedules of the Company are filed as part of this Registration Statement and should be read in conjunction with the Consolidated Financial Statements of the Company:

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

    Schedules other than those listed above have been omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois on January 30, 1998.


                                VYSIS, INC.

                                By:  /s/ JOHN L. BISHOP
                                     -----------------------------------------
                                     Name: John L. Bishop
                                     TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


          SIGNATURES                 TITLE (CAPACITY)              DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
      /s/ JOHN L. BISHOP          Officer and Director
------------------------------    (Principal Executive       January 30, 1998
        John L. Bishop            Officer and Director)

                                Vice President of Finance
   /s/ JAMES J. HABSCHMIDT        and Chief Financial
------------------------------    Officer                    January 30, 1998
     James J. Habschmidt          (Principal Financial and
                                  Accounting Officer)

              *
------------------------------  Director                     January 30, 1998
     William M. Bartlett

              *
------------------------------  Director                     January 30, 1998
        Robert C. Carr

------------------------------  Director                      January  , 1998
      Kenneth L. Melmon

              *
------------------------------  Director                     January 30, 1998
     Walter R. Quanstrom

          SIGNATURES                 TITLE (CAPACITY)              DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     January 30, 1998
        Frank J. Sroka

              *
------------------------------  Director                     January 30, 1998
     Richard C. Williams


*By:     /s/ JOHN L. BISHOP
      -------------------------
           John L. Bishop
          ATTORNEY-IN-FACT

                                  VYSIS, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (In thousands)

                                                                     BALANCE AT                                   BALANCE AT
                          DESCRIPTION OF                              BEGINNING                                     END OF
                      ALLOWANCE AND RESERVES                          OF PERIOD      ADDITIONS     DEDUCTIONS       PERIOD
------------------------------------------------------------------  -------------  -------------  -------------  -------------
1994
Allowance for doubtful accounts...................................    $     115      $      50      $       5      $     160

1995
Allowance for doubtful accounts...................................    $     160      $      60      $      --      $     220

1996
Allowance for doubtful accounts...................................    $     220      $      --      $      64      $     156

Nine months ended September 30, 1997
Allowance for doubtful accounts...................................    $     156      $      67      $      41      $     182

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement.

  3.1.1*     Certificate of Incorporation of Vysis, Inc. (formerly Framingham Development Company) filed April 18,
             1991.

  3.1.2*     Certificate of Amendment of Certificate of Incorporation filed March 30, 1994.

  3.1.3*     Certificate of Merger filed February 1, 1996.

  3.1.4*     Certificate of Amendment of Certificate of Incorporation filed February 29, 1996.

  3.1.5*     Certificate of Correction of Certificate of Amendment filed July 22, 1996.

  3.1.6*     Certificate of Amendment of Certificate of Incorporation filed September 16, 1997.

  3.1.7*     Certificate of Designations of Series B Preferred Stock, filed September 17, 1997.

  3.1.8*     Certificate of Amendment of Certificate of Incorporation filed November 21, 1997.

  3.2*       Bylaws of Vysis, Inc.

  4.1*       Form of Common Stock Certificate.

  5.1*       Opinion of Mayer, Brown & Platt.

 10.1*       Vysis, Inc. 1996 Stock Incentive Plan.

 10.2*       Industrial Building Lease between American National Bank and Trust Company of Chicago and Vysis, Inc.
             dated November 29, 1994.

 10.3*       License Agreement for Chromosome Analysis Technology with Chromosome-Specific Probes between ATC and
             The Regents of The University of California dated August 15, 1989, as amended October 6, 1989; July
             1, 1991; April 15, 1992; June 1, 1994; June 6, 1994; June 28, 1994; July 1, 1994; September 1, 1994.

 10.4*       Exclusive License Agreement between The Regents of The University of California and Imagenetics for
             Inventions made in the field of Molecular Cytogenetics dated July 1, 1994.

 10.5*       Option Agreement between The Regents of The University of California and Imagenetics for Inventions
             made in the field of Molecular Cytogenetics dated July 1, 1994.

 10.6*       Exclusive Option Agreement between Vysis and the University of California for the Glass Chromosome.

 10.7*       Exclusive License Agreement between the Regents of the University of California and Vysis, Inc. for
             Molecular Cytogenetics Software dated June 1, 1995.

 10.8*       Exclusive License Agreement between the Regents of The University of California and ATC dated July
             30, 1992, as amended, December 7, 1994.

 10.9*       License Agreement between The Trustees of Columbia University, The Salk Institute for Biological
             Studies and Gene-Trak Systems dated October 7, 1988, as amended June 15, 1996.

 10.10*      Research and License Agreement between Gene-Trak Inc. and Public Health Research Institute dated July
             14, 1994 and Letter re: Research and License Agreement July 18, 1994.

 10.11*      Exclusive Distributor Agreement between Vysis, Inc. and Fujisawa Pharmaceutical Co., Ltd. dated July
             31, 1995.

+10.12       Sublicense Agreement between Ciba Corning Diagnostics Corp. and Vysis, Inc. dated May 24, 1996.

 10.13*      Software Development and Marketing Agreement between Digital Scientific Limited and Vysis, Inc. dated
             January 1, 1996.

 10.14       Cooperation Agreement between the Company and Amoco Technology Company.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
 10.15*      Form of Registration Rights Agreement between the Company and Amoco Technology Company.

 10.16       Amended and Restated Tax Allocation Agreement between the Company and Amoco Technology Company.

 11.1*       Statement Re Computation of Per Share Net Loss.

 21.1        Subsidiaries of Vysis, Inc.

 23.1        Consent of Price Waterhouse LLP

 23.2*       Consent of Mayer, Brown & Platt (appears in Exhibit 5.1).

 23.3        Consent of McCutchen, Doyle, Brown & Enerson

 24.1*       Power of Attorney.

 27.1*       Financial Data Schedule.


------------------------

*   previously filed


+   confidential treatment requested